As filed with the Securities and Exchange Commission on July 24, 2006
Registration No. 333- 133697

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AROTECH CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	95-4302784 (I.R.S. Employer Identification Number)
Arotech Corporation 1229 Oak Valley Drive Ann Arbor, Michigan 48108 Tel: (800) 281-0356 Fax: (734) 761-5368	Thomas J. Paup 1229 Oak Valley Drive Ann Arbor, Michigan 48108 Tel: (734) 761-5836 Fax: (734) 761-5368
(Address, including ZIP code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Tel: (973) 597-2500 Fax: (973) 597-2400	AND	Yaakov Har-Oz, Adv. Arotech Corporation Western Industrial Zone Beit Shemesh 99000, Israel Tel: +(972-2) 990-6623 Fax: +(972-2) 990-6688

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(5)	Proposed maximum offering price per unit(2)(5)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(6)
Common stock, par value $0.01 per share (3)	4,062,500	$14.000	$56,875,000	$6,085.63
Common stock, par value $0.01 per share (4)	298,221	$8.316	2,480,006	265.37
	4,360,721		$59,283,006	$6,351.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2) In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, using the higher of (i) the average of the high and low sales price reported by The Nasdaq Global Market System for our common stock during the five business days prior to the date of this filing, and (ii) the conversion or exercise price of such notes and warrants, respectively.
(3)  Represents an additional 325% of the number of shares of our common stock originally issuable upon conversion of $17.5 million in notes that may be converted at a conversion price of $14.00 per share.
(4)  Represents the number of shares of our common stock issuable upon exercise of currently outstanding warrants that may be exercised at any time until March 31, 2008.
(5)  After giving effect to a one-for-fourteen reverse stock split effected on June 21, 2006.
(6)  Of this amount, $2,969.56 has previously been paid and $3,381.44 is being paid concurrently with the filing of this Amendment No. 1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated July 24, 2006

Corporation

4,360,721 Shares
Common Stock

This prospectus relates to the offer and sale of up to 4,360,721 shares of the common stock of Arotech Corporation from time to time by the selling stockholders listed in this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “ARTX.” The last reported sale price for our common stock on July 21, 2006 as quoted on the Nasdaq Global Market was $3.21 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 10 for various risks that you should consider before you purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ,                             2006

Unless the context otherwise requires, references to us refer to Arotech Corporation and its subsidiaries.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

On June 21, 2006, we effected a one-for-fourteen reverse stock split. All share numbers, share prices and conversion amounts appearing in this prospectus have been adjusted to reflect this reverse stock split.

SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, “we,” “us,” “our” and similar terms refer to Arotech Corporation and its subsidiaries and not to the Selling Stockholders.

Arotech™ is a trademark, and Electric Fuel® is a registered trademark, that belongs to us. All company and product names mentioned may be trademarks or registered trademarks of their respective holders.

About Us

We are a defense and security products and services company, incorporated in Delaware in 1990, engaged in three business areas: high-level armoring for military and nonmilitary air and ground vehicles; interactive simulation for military, law enforcement and municipal markets; and batteries and charging systems for the military. We operate primarily through our various subsidiaries, which we have organized into three divisions. Our divisions and subsidiaries (all 100% owned by us, unless otherwise noted) are as follows:

•
We develop, manufacture and market advanced high-tech multimedia and interactive digital solutions for use-of-force training and driving training of military, law enforcement, security and other personnel through our Simulation and Training Division:

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We provide simulators, systems engineering and software products to the United States military, government and private industry through our subsidiary FAAC Incorporated, located in Ann Arbor, Michigan (“FAAC”); and

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We provide specialized “use of force” training for police, security personnel and the military through our subsidiary IES Interactive Training, Inc., currently being relocated from Littleton, Colorado to Ann Arbor, Michigan (“IES”).

•	We utilize sophisticated lightweight materials and advanced engineering processes to manufacture aviation armor and to armor vehicles through our Armor Division:

•
We manufacturer ballistic and fragmentation armor kits for rotary and fixed wing aircraft and marine armor through our subsidiary Armour of America, currently being relocated from Los Angeles, California, to Auburn, Alabama (“AoA”); and

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We use state-of-the-art lightweight armoring materials, special ballistic glass and advanced engineering processes to fully armor military and civilian SUV’s, buses and vans, through our subsidiaries MDT Protective Industries, Ltd., located in Lod, Israel (“MDT”), of which we own 75.5%, and MDT Armor Corporation, located in Auburn, Alabama (“MDT Armor”), of which we own 88%.

•
We manufacture and sell lithium and Zinc-Air batteries for defense and security products and other military applications and we pioneer advancements in Zinc-Air technology for electric vehicles through our Battery and Power Systems Division:

•
We develop and sell rechargeable and primary lithium batteries and smart chargers to the military and to private defense industry in the Middle East, Europe and Asia through our subsidiary Epsilor Electronic Industries, Ltd., located in Dimona, Israel (in Israel’s Negev desert area) (“Epsilor”);

•
We manufacture and sell Zinc-Air batteries and battery electronics for the military, focusing on applications that demand high energy and light weight, through our subsidiary Electric Fuel Battery Corporation, located in Auburn, Alabama (“EFB”); and

•
We produce water-activated lifejacket lights for commercial aviation and marine applications, and we conduct our Electric Vehicle effort, through our subsidiary Electric Fuel (E.F.L.) Ltd., located in Beit Shemesh, Israel (“EFL”).

Simulation and Training Division

We develop, manufacture and market advanced high-tech multimedia and interactive digital solutions for use-of-force training and driving training of military, law enforcement, security and other personnel through our Simulation and Training Division, the largest of our three divisions. During 2005, 2004 and 2003 revenues from our Simulation and Training Division were approximately $26.8 million, $21.5 million and $8.0 million, respectively (on a pro forma basis, assuming we had owned all components of our Simulation and Training Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $26.8 million, $21.5 million and $17.9 million, respectively).

VEHICLE DRIVING SIMULATORS AND INCIDENT COMMAND TRAINING

We conduct our vehicle simulator business in two primary areas: Vehicle Driving Simulations, which focuses on the development and delivery of complete driving simulations for a wide range of vehicle types - such as trucks, automobiles, buses, fire trucks, police cars, ambulances, airport ground vehicles, and military vehicles - for municipal, governmental and foreign customers; and Military Operations, which conducts tactical air and land combat analysis and develops analytical models, simulations, and “turnkey” training systems for the U.S. military. In 2005, Vehicle Simulations accounted for approximately 85% of our vehicle simulation revenues, and Military Operations accounted for approximately 15% of our vehicle simulation revenues.

In the area of Military Operations, we are a premier developer of validated, high fidelity analytical models and simulations of tactical air and land warfare for all branches of the Department of Defense and its related industrial contractors. Our simulations are found in systems ranging from instrumented air combat and maneuver ranges (such as Top Gun) to full task training devices such as the F-18 Weapon Tactics Trainer. We are also the leading supplier of wheeled vehicle simulators to the U.S. Armed Forces for mission-critical vehicle training.

We supply on-board software to support weapon launch decisions for the F-15, F-18, and Joint Strike Fighter (JSF) fighter aircraft. Pilots benefit by having highly accurate presentations of their weapon’s capabilities, including susceptibility to target defensive reactions. We designed and developed an instructor operator station, mission operator station and real-time, database driven electronic combat environment for the special operational forces aircrew training system. The special operational forces aircrew training system provides a full range of aircrew training, including initial qualification, mission qualification, continuation, and upgrade training, as well as combat mission rehearsal.

USE-OF-FORCE TRAINING

We are a leading provider of interactive, multimedia, fully digital training simulators for law enforcement, security, military and similar applications. With a customer base of over 700 customers in over twenty countries around the world, we are a leader in the supply of simulation training products to military, law enforcement and corporate client communities. We believe, based on our general knowledge of the size of the interactive use-of-force market, our specific knowledge of the extent of our sales, and discussions we have held with customers at trade shows, etc., that we provide more than 25% of the worldwide market for government and military judgment training simulators. We conduct our interactive training activities through our subsidiary IES Interactive Training, Inc. (“IES”), a Delaware corporation based in Littleton, Colorado, the offices of which we are in the process of relocating to Ann Arbor, Michigan.

We offer consumers the following interactive training products and services:

•	Range 3000 – providing use-of-force simulation for military and law enforcement. We believe that the Range 3000 is the most technologically advanced judgment training simulator in the world.

•	A2Z Classroom Trainer – a state-of-the-art computer based training (CBT) system that allows students to interact with realistic interactive scenarios projected life-size in the classroom.

•
Range FDU (Firearms Diagnostic Unit) - a unique combination of training and interactive technologies that give instructors a first-person perspective of what trainees are seeing and doing when firing a weapon.

•	Milo (Multiple Interactive Learning/training Objectives) - a simulator designed with “plug in” modules to customize the training system to meet end user needs.

•	Summit Training International - providing relevant, cost-effective professional training services and interactive courseware for law enforcement, corrections and corporate clients.

•
IES Studio Productions - providing cutting edge multimedia video services for law enforcement, military and security agencies, utilizing the newest equipment to create the training services required by the most demanding authorities.

Most of the customers for our IES products are law enforcement agencies, both in the United States (federal, state and local) and worldwide. Purchasers of IES products have included (in the United States) the FBI, the Secret Service, the Bureau of Alcohol, Tobacco and Firearms, the Customs Service, the Federal Protective Service, the Border Patrol, the Bureau of Engraving and Printing, the Coast Guard, the Federal Law Enforcement Training Centers, the Department of Health and Human Services, the California Department of Corrections, NASA, police departments in Texas (Houston), Michigan (Detroit), Washington, D.C., California (Fresno and the California Highway Patrol), Massachusetts (Brookline), Virginia (Newport News and the State Police Academy), Arizona (various counties), universities and nuclear power plants, as well as international users such as the Israeli Defense Forces, the German National Police, the Royal Thailand Army, the Hong Kong Police, the Russian Security Police, users in Mexico and the United Kingdom, and over 700 other training departments worldwide.

Armor Division

We manufacture aviation and other armor and we armor vehicles through our Armor Division. During 2005, 2004 and 2003 revenues from our Armor Division were approximately $12.3 million, $18.0 million and $3.4 million, respectively (on a pro forma basis, assuming we had owned all components of our Armor Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $12.3 million, $29.2 million and $10.9 million, respectively).

AIRCRAFT ARMORING

Through our subsidiary Armour of America, presently located in Gardena, California and being relocated to Auburn, Alabama, we manufacturer ballistic and fragmentation armor kits for rotary and fixed wing aircraft, marine armor, personnel armor, military vehicles, architectural applications, including both the LEGUARD Tactical Leg Armor and the Armourfloat Ballistic Floatation Device, which is a unique armored floatation vest that is certified by the U.S. Coast Guard.

We produce two kinds of armor, soft armor and hard armor, to support customer armor requirements. Soft armor, which is capable of protecting against all handguns and 9mm sub guns, is used in our ballistic and fragmentation vest, military vehicle, marine, architectural and special application armor lines. Hard armor, which is capable of protecting against rifle fire up to 50cal/12.7mm API, is used in our ballistic chest plate, aircraft, military vehicle, marine and architectural armor lines. Within these two basic kinds of armor, we offer the product lines listed below.

Fixed and Rotary Wing Aircraft Armor Systems

We design and manufacture ballistic armor systems for a wide variety of fixed and rotary wing aircraft. These systems are in the form of kits, with individual contoured panels which cover the entire aircraft’s floor, walls, seats, bulkheads, walls, oxygen containers, avionics and doors. All of our ballistic armor kits include a complete installation hardware kit containing all items required for installation. The supplied hardware is designed for each individual application in accordance with the installation hardware certification, which has been provided by Lockheed-Martin. Additionally, the fixed and rotary wing aircraft kits have been certified, by an independent test facility that is approved by the FAA, to meet flammability requirements of FAA/FAR 25.853, 12 Second Vertical Test and MIL-STD-810 Environmental Testing.

Military Vehicles Armor Kits

For the military vehicle market, we provide ballistic armor kits to protect against fragmentation and rifle fire, 2½- and 5-ton trucks, HEMTT wreckers and various construction vehicles. These kits offer varying levels of protection for doors, floors, fuel tanks, air bottles, cargo beds, troop seat backs, critical components and glass. To date, we have protected vehicles deployed in Iraq, Afghanistan, and Kuwait. All of the provided kits are designed for easy field level installation and include required hardware and instructions.

Marine Armor Kits

For the marine market, we manufacture armor kits for the gun mounts on naval ships and riverine patrol boats. During Operation Desert Storm, we designed and manufactured .50 cal AP ballistic panels and deck mount brackets for the U.S. Navy. Since then, we have designed and manufactured armor to fit both the .50 cal and 25mm gun mounts on frigates, destroyers, cruisers and aircraft carriers. The result of this effort is that we have delivered armor systems to individual ships in the class and currently are pursuing armoring additional classes of ships throughout the Navy Command.

Ballistic Vests and Plates and Body Armor

We manufacture a complete line of personal body armor, including concealable, external and special application armor. The concealable armor vest offers complete front, side and back protection using soft, lightweight, high strength proprietary woven ballistic fabrics.

Our external vest line includes assault, tactical, riot, stab and T-panel designs. Each of these designs can be modified to meet the individual wearer of customer’s requirements. Special application vests include the Armourfloat, which to our knowledge is currently the only ballistic/floatation vest approved by the U.S. Coast Guard; the Zip Out armor jacket, which offers covert protection in both a lightweight jacket or vest design; and our helicopter vest, which incorporates a unique protection/comfort design.

We offer a complete line of personal body armor including concealable ballistic vests, military vests and external tactical vests as well as a line of products specially designed for U.S. Navy Seal Teams and various law enforcement agencies in the United States and overseas. Our hard ballistic armor, designed to stop military rifle fire up to and including .50 caliber and European 12.7 mm Armor Piercing Incendiary (API) rounds, is used primarily on fixed and rotary wing aircraft, military ships and military vehicles, as well as in architectural applications.

We have designed and manufactured special operations personal armor including ballistic hand held shields and the LEGUARD Tactical Leg Armor, which offers complete front protection for the lower thigh, knee, shin and instep.

Other Armor for Specialty Applications

In addition to aircraft, marine, vehicle and vest armor, we also manufacture ballistic and fragmentation blankets and curtains for numerous specialty applications. These applications include operator protection around test equipment; rupture protection of pressure vessels, mechanical failure of production machinery and high pressure piping. Additionally, we have supplied armor for office use in protection of occupants from blast and glass fragments of windows and isolation of security rooms from surrounding environments.

VEHICLE ARMORING

We specialize in using state-of-the-art lightweight ceramic materials, special ballistic glass and advanced engineering processes to fully armor vans and SUVs through our majority-owned subsidiaries, MDT Protective Industries Ltd., located in Lod, Israel, and MDT Armor Corporation, located in Auburn, Alabama. We are a leading supplier to the Israeli military, Israeli special forces and special services. Our products have been proven in intensive battlefield situations and under actual terrorist attack conditions, and are designed to meet the demanding requirements of governmental and private sector customers worldwide.

We have acquired many years of battlefield experience in Israel. Our vehicles have provided proven life-saving protection for their passengers in incidents of rock throwing, handgun and assault rifle attack at point-blank range, roadside bombings and suicide bombings. In fact, to our knowledge an MDT-armored vehicle has never experienced bullet penetration into a vehicle cabin under attack. We also use our technology to protect vehicles against vandalism.

In 2003, we established MDT Armor’s operations in a new facility in Auburn, Alabama. Soon thereafter, the United States General Services Administration (GSA) awarded us a five-year contract for vehicle armoring, establishing a pricing schedule for armoring of GM Suburban and Toyota Land Cruiser SUVs and of GM Savana/Express passenger vans. With this contract, these armored vehicles became available for purchase directly by all federal agencies beginning December 1, 2003, and we received our first U.S. orders for vehicle armoring products during 2004.

Most of our vehicle armoring business has historically come from Israel, although we have armored vehicles under contracts from companies in Yugoslavia, Mexico, Colombia, South Africa, Nigeria and Singapore. Our principal customer at present is the Israeli Ministry of Defense. Other customers include Israeli and American government ministries and agencies, private companies, medical services and private clients. In the United States, we armor vehicles for U.S. operations in Iraq.

Battery and Power Systems Division

We manufacture and sell lithium and Zinc-Air batteries for defense and security products and other military applications and we pioneer advancements in Zinc-Air technology for electric vehicles through our Battery and Power Systems Division. During 2005, 2004 and 2003 revenues from our Battery and Power Systems Division were approximately $9.9 million, $10.5 million and $5.9 million, respectively (on a pro forma basis, assuming we had owned all components of our Battery and Power Systems Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $9.9 million, $10.5 million and $10.8 million, respectively).

LITHIUM BATTERIES AND CHARGING SYSTEMS FOR THE MILITARY

We sell lithium batteries and charging systems to the military through our subsidiary Epsilor Electronic Industries, Ltd., an Israeli corporation established in 1985 that we purchased early in 2004.

We specialize in the design and manufacture of primary and rechargeable batteries, related electronic circuits and associated chargers for military applications. We have experience in working with government agencies, the military and large corporations. Our technical team has significant expertise in the fields of electrochemistry, electronics, software and battery design, production, packaging and testing.

ZINC-AIR FUEL CELLS, BATTERIES AND CHARGERS FOR THE MILITARY

We base our strategy in the field of Zinc-Air military batteries on the development and commercialization of our Zinc-Air fuel cell technology, as applied in the batteries we produce for the U.S. Army’s Communications and Electronics Command (CECOM) through our subsidiary Electric Fuel Battery Corporation. We will continue to seek new applications for our technology in defense projects, wherever synergistic technology and business benefits may exist. We intend to continue to develop our battery products for defense agencies, and plan to sell our products either directly to such agencies or through prime contractors. We will also look to extend our reach to military markets outside the United States.

Since 1998 we have received and performed a series of contracts from CECOM to develop and evaluate advanced primary Zinc-Air fuel cell packs. Pursuant to these contracts, we developed and began selling in 2002 a 12/24 volt, 800 watt-hour battery pack for battlefield power, which is based on our Zinc-Air fuel cell technology, weighs only six pounds and has approximately twice the energy capacity per pound of the U.S. Army’s standard lithium-sulfur dioxide battery packs - the BA-8180/U battery.

In the second half of 2002, our five-year program with CECOM to develop a Zinc-Air battery for battlefield power culminated in the assignment of a National Stock Number and a $2.5 million delivery order for the newly designated BA-8180/U battery. Subsequent to this initial $2.5 million delivery order, we received additional follow-on orders from the Army.

Our batteries have been used in both Afghanistan (Operation Enduring Freedom) and in Iraq (Operation Iraqi Freedom). In June of 2004, our BA-8180 Zinc-Air battery was recognized by the U.S Army Research, Development and Engineering Command as one of the top ten inventions of 2003.

A fourth generation of Zinc-Air products is being developed for applications where volume is critical, and/or where the power to energy ratio needs to be significantly higher than that of the BA-8180/U. These “Gen4” Zinc-Air products consist of an air cathode folded around a zinc electrode. Gen4 was originally developed for the Marine Corps Dragon Eye UAV, which requires up to 200 W from a battery that fits into its sleek fuselage and which weighs less than one kilogram. Along the way, it was recognized that the Gen4 design could be applied to other battery missions requiring high power as well as energy density, such as Land Warrior and Objective Force Warrior soldier systems, where up to 500 Wh of energy are required of a 24 hour battery that must be worn conformably, at minimal weight. For these systems the battery currently limits functionality, and Gen4 zinc-air may be the enabling technology. During 2004 and 2005, we were awarded $1.65 million of congressional funds and CECOM funding for the first two phases of a three-phase BAA (Broad Agency Announcement, which is a simplified form of government solicitation for basic research and development) to develop this technology.

Our Zinc-Air batteries, rechargeable batteries and battery chargers for the military are manufactured through our Electric Fuel Battery Corporation subsidiary. In 2003, our EFB facilities were granted ISO 9001 “Top Quality Standard” certification.

ELECTRIC VEHICLE

We believe that electric buses represent a particularly important market for electric vehicles in the United States. An all-electric, full-size bus powered by the Electric Fuel system can provide to transit authorities a full day’s operating range for both heavy duty city and suburban routes in all weather conditions. We conduct our electric vehicle activities through our subsidiary Electric Fuel Ltd.

LIFEJACKET LIGHTS

In 1996, we began to produce and market lifejacket lights built with our patented magnesium-cuprous chloride batteries, which are activated by immersion in water (water-activated batteries), for the aviation and marine safety and emergency markets. Additionally, in 2004 we added two new models to our line of lifejacket light, based on lithium batteries. At present we have a product line consisting of seven lifejacket light models, five for use with marine life jackets and two for use with aviation life vests, all of which work in both freshwater and seawater. Each of our lifejacket lights is certified for use by relevant governmental agencies under various U.S. and international regulations. We manufacture, assemble and package all our lifejacket lights through EFL in our factory in Beit Shemesh, Israel.

Facilities and Website

Our principal executive offices have recently been relocated to 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and our toll-free telephone number at our executive offices is (800) 281-0356. Our corporate website is www.arotech.com. Our periodic reports, as well as recent filings relating to transactions in our securities by our executive officers and directors, that have been filed with the Securities and Exchange Commission in EDGAR format are made available through hyperlinks located on the investor relations page of our website, at http://www.arotech.com/compro/investor.html, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Reference to our websites does not constitute incorporation of any of the information thereon or linked thereto into this prospectus.

Risk Factors

We incurred significant operating losses for the years ended December 31, 2005, 2004 and 2003, and there can be no assurance that we will be able to achieve or maintain profitability on a consistent basis, or at all. An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors beginning on page 10 of this prospectus for various risks that you should consider before you purchase any shares of our common stock, including risks related to: product and technology development; the uncertainty of the market for our products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of our common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of our stock decreases; and the ineffectiveness of our internal control over financial reporting and disclosure controls and procedures.

This Offering
Shares offered by the selling stockholders	4,360,721, including 4,062,500 shares of common stock issuable upon conversion of the Company’s Senior Secured Convertible Notes and 298,221 shares of common stock issuable upon exercise of warrants.

Use of proceeds
All net proceeds from the sale of the shares of common stock will go to the stockholder who offers and sells them. We will not receive any proceeds from this offering. However, we would receive proceeds of $2,480,006 if all of the warrants issued to the selling stockholders and outstanding as of the date of this prospectus are exercised for cash. Any such funds would be used for general corporate purposes.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 10.

Nasdaq trading symbol	ARTX

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus in addition to our financial statements before investing in our common stock. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Business-Related Risks

We have had a history of losses and may incur future losses.

We were incorporated in 1990 and began our operations in 1991. We have funded our operations principally from funds raised in each of the initial public offering of our common stock in February 1994; through subsequent public and private offerings of our common stock and equity and debt securities convertible or exercisable into shares of our common stock; research contracts and supply contracts; funds received under research and development grants from the Government of Israel; and sales of products that we and our subsidiaries manufacture. We have incurred significant net losses since our inception. Additionally, as of March 31, 2006, we had an accumulated deficit of approximately $147.2 million. In an effort to reduce operating expenses and maximize available resources, we intend to consolidate certain of our subsidiaries, shift personnel and reassign responsibilities. We have also substantially reduced certain senior employee salaries during 2005, cut directors’ fees, and taken a variety of other measures to limit spending and will continue to assess our internal processes to seek additional cost-structure improvements. Although we believe that such steps will help to reduce our operating expenses and maximize our available resources, there can be no assurance that we will ever be able to achieve or maintain profitability consistently or that our business will continue to exist.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

Our bank and certificated indebtedness (short and long term) aggregated approximately $21.5 million principal amount as of March 31, 2006 (not including trade payables, other account payables and accrued severance pay), of which $10.8 million is due in 2006 (not including $1.9 million short-term bank credit). In addition, we may incur additional indebtedness in the future. Accordingly, we are subject to the risks associated with significant indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay principal and interest and, as a result, we may have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•
we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•
if we default under any of our existing debt instruments, including paying the outstanding principal when due, and if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

The occurrence of any of these events could materially adversely affect our results of operations and financial condition and adversely affect our stock price.

The agreements governing the terms of our debentures and notes contain numerous affirmative and negative covenants that limit the discretion of our management with respect to certain business matters and place restrictions on us, including obligations on our part to preserve and maintain our assets and restrictions on our ability to incur or guarantee debt, to merge with or sell our assets to another company, and to make significant capital expenditures without the consent of the debenture holders. Our ability to comply with these and other provisions of such agreements may be affected by changes in economic or business conditions or other events beyond our control.

Failure to comply with the terms of our indebtedness could result in a default that could have material adverse consequences for us.

A failure to comply with the obligations contained in the agreements governing our indebtedness could result in an event of default under such agreements which could result in an acceleration of the debentures and notes and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the debentures, notes or other indebtedness were to be accelerated, there can be no assurance that our future cash flow or assets would be sufficient to repay in full such indebtedness.

We may not generate sufficient cash flow to service all of our debt obligations.

Our ability to make payments on and to refinance our indebtedness and to fund our operations depends on our ability to generate cash in the future. Our future operating performance is subject to market conditions and business factors that are beyond our control. Consequently, we cannot assure you that we will generate sufficient cash flow to pay the principal and interest on our debt. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations. In addition, in the event that we are required to dispose of material assets or restructure or refinance our debt to meet our debt obligations, we cannot assure you as to the terms of any such transaction or how quickly such transaction could be completed. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the agreements governing our other indebtedness; and

•	other factors, including the condition of the financial markets and our industry.

We need significant amounts of capital to operate and grow our business and to pay our debt.

We require substantial funds to operate our business, including to market our products and develop and market new products and to pay our outstanding debt as it comes due. To the extent that we are unable to fully fund our operations, including repaying our outstanding debt, through profitable sales of our products and services, we will need to seek additional funding, including through the issuance of equity or debt securities. In addition, based on our internal forecasts, the assumptions described under “Liquidity and Capital Resources” in our Management’s Discussion and Analysis of Financial Condition and Results of Operations, and subject to the other risk factors described herein, we believe that our present cash position and anticipated cash flows from operations, lines of credit and anticipated additions to paid-in capital should be sufficient to satisfy our current estimated cash requirements through the next twelve months. However, in the event our internal forecasts and other assumptions regarding our liquidity prove to be incorrect, we may need to seek additional funding. There can be no assurance that we will obtain any such additional financing in a timely manner, on acceptable terms, or at all. Moreover, the issuance by us of additional debt or equity is severely restricted by the terms of our existing indebtedness. If additional funds are raised by issuing equity securities or convertible debt securities, stockholders may incur further dilution. If we incur additional indebtedness, we may be subject to affirmative and negative covenants that may restrict our ability to operate or finance our business. If additional funding is not secured, we will have to modify, reduce, defer or eliminate parts of our present and anticipated future commitments and/or programs.

The payment by us of our secured convertible notes in stock or the conversion of such notes by the holders could result in substantial numbers of additional shares being issued, with the number of such shares increasing if and to the extent our market price declines, diluting the ownership percentage of our existing stockholders.

In September 2005, we issued $17.5 million in secured convertible notes due March 31, 2008. The Notes are convertible at the option of the holders at a fixed conversion price of $14.00. We will repay the principal amount of the notes over the next two and one-half years, with the principal amount being amortized in twelve payments payable at our option in cash and/or stock, by requiring the holders to convert a portion of their Notes into shares of our common stock, provided certain conditions are met. The failure to meet such conditions could make us unable to pay our notes, causing us to default. If the price of our common stock is above $14.00, the holders of our notes will presumably convert their notes to stock when payments are due, or before, resulting in the issuance of additional shares of our common stock.

One-twelfth of the principal amount of the Notes is payable on each of January 31, 2006, March 31, 2006, May 31, 2006, July 31, 2006, September 30, 2006, November 30, 2006, May 31, 2007, July 31, 2007, September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008. We paid the January 31, 2006 and March 31, 2006 payments in stock by requiring the holders to convert a portion of their Notes. Additionally, with the agreement of the holders of our Notes, we prepaid the payments of September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008, as well as a small portion of the payment due July 31, 2007, in stock by requiring the holders to convert a portion of their Notes. In the event we continue to elect to make payments of principal on our convertible notes in stock by requiring the holders to convert a portion of their Notes, either because our cash position at the time makes it necessary or we otherwise deem it advisable, the price used to determine the number of shares to be issued on conversion will be calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the payment date. Accordingly, the lower the market price of our common stock at the time at which we make payments of principal in stock, the greater the number of shares we will be obliged to issue and the greater the dilution to our existing stockholders.

In either case, the issuance of the additional shares of our common stock could adversely affect the market price of our common stock.

We can require the holder of our Notes to convert a portion of their Notes into shares of our common stock at the time principal payments are due only if such shares are registered for resale and certain other conditions are met. If our stock price were to decline, we might not have a sufficient number of shares of our stock registered for resale in order to continue requiring the holders to convert a portion of their Notes. As a result, we would need to file an additional registration statement with the SEC to register for resale more shares of our common stock in order to continue requiring conversion of our Notes upon principal payment becoming due. Any delay in the registration process, including through routine SEC review of our registration statement or other filings with the SEC, could result in our having to pay scheduled principal repayments on our Notes in cash, which would negatively impact our cash position and, if we do not have sufficient cash to make such payments in cash, could cause us to default on our Notes.

We have pledged a substantial portion of our assets to secure our borrowings.

Our debentures and notes are secured by a substantial portion of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditors to satisfy our obligations to the secured creditors, which could materially adversely affect our results of operations and financial condition and adversely affect our stock price.

Any inability to continue to make use from time to time of our subsidiaries’ current working capital lines of credit could have an adverse effect on our ability to do business.

From time to time our working capital needs are partially dependent on our subsidiaries’ lines of credit, which are themselves dependent upon our subsidiaries’ inventory and receivables. In the event that we are unable to continue to make use of our subsidiaries’ lines of credit for working capital on economically feasible terms, including because of any diminution in our subsidiaries’ inventory and receivables, our business, operating results and financial condition could be adversely affected.

We may not be successful in operating new businesses.

Prior to the acquisitions of IES and MDT in 2002 and the acquisitions of FAAC and Epsilor in January 2004 and AoA in August 2004, our primary business was the marketing and sale of products based on primary and refuelable Zinc-Air fuel cell technology and advancements in battery technology for defense and security products and other military applications, electric vehicles and consumer electronics. As a result of our acquisitions, a substantial component of our business is the marketing and sale of high-tech multimedia and interactive training solutions and sophisticated lightweight materials and advanced engineering processes used to armor vehicles. These are relatively new businesses for us and our management group has limited experience operating these types of businesses. Although we have retained our acquired companies’ management personnel, we cannot assure that such personnel will continue to work for us or that we will be successful in managing these new businesses. If we are unable to successfully operate these new businesses, our business, financial condition and results of operations could be materially impaired.

Our earnings will decline if we write off additional goodwill and other intangible assets.

As of December 31, 2004, we had recorded goodwill of $39.7 million. On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires goodwill to be tested for impairment on adoption of the Statement, at least annually thereafter, and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill is tested for impairment by comparing the fair value of our reportable units with their carrying value. Fair value is determined using discounted cash flows. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for the reportable units. We performed the required annual impairment test of goodwill, based on our projections and using expected future discounted operating cash flows. As of December 31, 2005, we identified in AoA an impairment of goodwill in the amount of $11.8 million. As of March 31, 2006, we identified in AoA an additional impairment of goodwill in the amount of $204,000.

Our and our subsidiaries’ long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2004, we identified an impairment of other intangible assets identified with the IES acquisition and, as a result, we recorded an impairment loss in the amount of $320,000. As of December 31, 2005, we identified an impairment of other intangible assets identified with the AoA acquisition and, as a result, we recorded an impairment loss in the amount of $499,000.

We will continue to assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results.

Failure to comply with the earnout provisions of our acquisition agreements could have material adverse consequences for us.

A failure to comply with the obligations contained in our acquisition agreements to make the earnout payments required under such agreements as ultimately determined in arbitration or litigation could result in actions for damages, a possible right of rescission on the part of the sellers, and the acceleration of debt under instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If we are unable to raise capital in order to pay the earnout provisions of our acquisition agreements, there can be no assurance that our future cash flow or assets would be sufficient to pay such obligations.

In this connection, we note that we have received a demand for arbitration in respect of the amount that we owe the former shareholders of FAAC Incorporated in respect of their earnout for 2005. Pursuant to the purchase agreement and a side letter, we are obligated to pay the former shareholders of FAAC an amount equal to “the net income realized by FAAC Incorporated from the Stryker Driver Simulator Program with the U.S. Army.” Subsequently, the U.S. Army added additional programs, all of which it classified generally as the “Common Driver Training Program” (CDT). The former shareholders of FAAC have claimed that the 2005 earnout is due on the entire CDT program, which would equal to an additional amount of $3.5 million. We have taken the position that the 2005 earnout is due only on the Stryker part of the CDT program, relying on the specific language of the side letter, and that we therefore owe an additional amount of only $604,000. If this issue is ultimately decided in favor of the former shareholders of FAAC, the need to pay additional earnout sums to them could have a material adverse effect on our cash flows and financial condition.

We may consider acquisitions in the future to grow our business, and such activity could subject us to various risks.

We may consider acquiring companies that will complement our existing operations or provide us with an entry into markets we do not currently serve. Growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurance that suitable acquisition candidates will be available, that we will be able to acquire or manage profitably such additional companies or that future acquisitions will produce returns that justify our investments in such companies. In addition, we may compete for acquisition and expansion opportunities with companies that have significantly greater resources than we do. Furthermore, acquisitions could disrupt our ongoing business, distract the attention of our senior officers, increase our expenses, make it difficult to maintain our operational standards, controls and procedures and subject us to contingent and latent risks that are different, in nature and magnitude, than the risks we currently face.

We may finance future acquisitions with cash from operations or additional debt or equity financings. There can be no assurance that we will be able to generate internal cash or obtain financing from external sources or that, if available, such financing will be on terms acceptable to us. The issuance of additional common stock to finance acquisitions may result in substantial dilution to our stockholders. Any debt financing may significantly increase our leverage and may involve restrictive covenants which limit our operations.

We may not successfully integrate our prior acquisitions.

In light of our acquisitions of IES, MDT, FAAC, Epsilor and AoA, our success will depend in part on our ability to manage the combined operations of these companies and to integrate the operations and personnel of these companies along with our other subsidiaries and divisions into a single organizational structure, and to replace those subsidiary managers who have left or may in the future leave our employ. There can be no assurance that we will be able to effectively integrate the operations of our subsidiaries and divisions and our acquired businesses into a single organizational structure. Integration of these operations could also place additional pressures on our management as well as on our key technical resources. The failure to successfully manage this integration could have an adverse material effect on us.

If we are successful in acquiring additional businesses, we may experience a period of rapid growth that could place significant additional demands on, and require us to expand, our management, resources and management information systems. Our failure to manage any such rapid growth effectively could have a material adverse effect on our financial condition, results of operations and cash flows.

If we are unable to manage our growth, our operating results will be impaired.

As a result of our acquisitions, we are currently experiencing a period of significant growth and development activity which has placed a significant strain on our personnel and resources. Our activity has resulted in increased levels of responsibility for both existing and new management personnel. Many of our management personnel have had limited or no experience in managing growing companies. We have sought to manage our current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, our failure to manage growth effectively could adversely affect our results of operations.

A significant portion of our business is dependent on government contracts and reduction or reallocation of defense or law enforcement spending could reduce our revenues.

Many of the customers of IES, FAAC and AoA to date have been in the public sector of the U.S., including the federal, state and local governments, and in the public sectors of a number of other countries, and most of MDT’s customers have been in the public sector in Israel, in particular the Ministry of Defense. Additionally, all of EFB’s sales to date of battery products for the military and defense sectors have been in the public sector in the United States. A significant decrease in the overall level or allocation of defense or law enforcement spending in the U.S. or other countries could reduce our revenues and have a material adverse effect on our future results of operations and financial condition.

Sales to public sector customers are subject to a multiplicity of detailed regulatory requirements and public policies as well as to changes in training and purchasing priorities. Contracts with public sector customers may be conditioned upon the continuing availability of public funds, which in turn depends upon lengthy and complex budgetary procedures, and may be subject to certain pricing constraints. Moreover, U.S. government contracts and those of many international government customers may generally be terminated for a variety of factors when it is in the best interests of the government and contractors may be suspended or debarred for misconduct at the discretion of the government. There can be no assurance that these factors or others unique to government contracts or the loss or suspension of necessary regulatory licenses will not reduce our revenues and have a material adverse effect on our future results of operations and financial condition.

Our U.S. government contracts may be terminated at any time and may contain other unfavorable provisions.

The U.S. government typically can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have a material adverse effect on our ability to re-compete for future contracts and orders. Our U.S. government contracts contain provisions that allow the U.S. government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our products, services and associated materials.

Government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. If we are audited, we will not be reimbursed for any costs found to be improperly allocated to a specific contract, while we would be required to refund any improper costs for which we had already been reimbursed. Therefore, an audit could result in a substantial adjustment to our revenues. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with United States government agencies. We could suffer serious reputational harm if allegations of impropriety were made against us. A governmental determination of impropriety or illegality, or an allegation of impropriety, could have a material adverse effect on our business, financial condition or results of operations.

We may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely impact our revenues, operating expenses and profitability.

Our defense and commercial businesses must comply with and are affected by various government regulations that impact our operating costs, profit margins and our internal organization and operation of our businesses. Among the most significant regulations are the following:

•	the U.S. Federal Acquisition Regulations, which regulate the formation, administration and performance of government contracts;

•	the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations; and

•	the U.S. Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts.

These regulations affect how we and our customers do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

Our operating margins may decline under our fixed-price contracts if we fail to estimate accurately the time and resources necessary to satisfy our obligations.

Some of our contracts are fixed-price contracts under which we bear the risk of any cost overruns. Our profits are adversely affected if our costs under these contracts exceed the assumptions that we used in bidding for the contract. Often, we are required to fix the price for a contract before we finalize the project specifications, which increases the risk that we will mis-price these contracts. The complexity of many of our engagements makes accurately estimating our time and resources more difficult. In the event we fail to estimate our time and resources accurately, our expenses will increase and our profitability, if any, under such contracts will decrease.

If we are unable to retain our contracts with the U.S. government and subcontracts under U.S. government prime contracts in the competitive rebidding process, our revenues may suffer.

Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. We cannot guarantee that we, or if we are a subcontractor that the prime contractor, will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of our significant contracts or nonrenewal of several of our significant contracts, could result in significant revenue shortfalls.

The loss of, or a significant reduction in, U.S. military business would have a material adverse effect on us.

U.S. military contracts account for a significant portion of our business. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military’s budget, spending allocations and the timing of such spending could adversely affect our ability to receive future contracts. None of our contracts with the U.S. military has a minimum purchase commitment, and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. We manufacture for the U.S. aircraft and land vehicle armor systems, protective equipment for military personnel and other technologies used to protect soldiers in a variety of life-threatening or catastrophic situations, and batteries for communications devices. The loss of, or a significant reduction in, U.S. military business for our aircraft and land vehicle armor systems, other protective equipment, or batteries could have a material adverse effect on our business, financial condition, results of operations and liquidity.

A reduction of U.S. force levels in Iraq may affect our results of operations.

Since the invasion of Iraq by the U.S. and other forces in March 2003, we have received orders from the U.S. military for armoring of vehicles and military batteries. These orders are the result, in substantial part, of the particular combat situations encountered by the U.S. military in Iraq. We cannot be certain to what degree the U.S. military would continue placing orders for our products if the U.S. military were to reduce its force levels or withdraw completely from Iraq. A significant reduction in orders from the U.S. military could have a material adverse effect on our business, financial condition, results of operations and liquidity.

There are limited sources for some of our raw materials, which may significantly curtail our manufacturing operations.

The raw materials that we use in manufacturing our armor products include Kevlar®, a patented product of E.I. du Pont de Nemours Co., Inc. We purchase Kevlar in the form of woven cloth from various independent weaving companies. In the event Du Pont and/or these independent weaving companies were to cease, for any reason, to produce or sell Kevlar to us, we might be unable to replace it with a material of like weight and strength, or at all. Thus, if our supply of Kevlar were materially reduced or cut off or if there were a material increase in the price of Kevlar, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition and results of operations could be materially adversely affected.

Some of the components of our products pose potential safety risks which could create potential liability exposure for us.

Some of the components of our products contain elements that are known to pose potential safety risks. In addition to these risks, there can be no assurance that accidents in our facilities will not occur. Any accident, whether occasioned by the use of all or any part of our products or technology or by our manufacturing operations, could adversely affect commercial acceptance of our products and could result in significant production delays or claims for damages resulting from injuries. Any of these occurrences would materially adversely affect our operations and financial condition. In the event that our products, including the products manufactured by MDT and AoA, fail to perform as specified, users of these products may assert claims for substantial amounts. These claims could have a materially adverse effect on our financial condition and results of operations. There is no assurance that the amount of the general product liability insurance that we maintain will be sufficient to cover potential claims or that the present amount of insurance can be maintained at the present level of cost, or at all.

Our fields of business are highly competitive.

The competition to develop defense and security products and electric vehicle battery systems, and to obtain funding for the development of these products, is, and is expected to remain, intense.

Our defense and security products compete with other manufacturers of specialized training systems, including Firearms Training Systems, Inc., a producer of interactive simulation systems designed to provide training in the handling and use of small and supporting arms. In addition, we compete with manufacturers and developers of armor for cars and vans, including O’Gara-Hess & Eisenhardt, a division of Armor Holdings, Inc.

Our battery technology competes with other battery technologies, as well as other Zinc-Air technologies. The competition in this area of our business consists of development stage companies, major international companies and consortia of such companies, including battery manufacturers, automobile manufacturers, energy production and transportation companies, consumer goods companies and defense contractors.

Various battery technologies are being considered for use in electric vehicles and defense and safety products by other manufacturers and developers, including the following: lead-acid, nickel-cadmium, nickel-iron, nickel-zinc, nickel-metal hydride, sodium-sulfur, sodium-nickel chloride, zinc-bromine, lithium-ion, lithium-polymer, lithium-iron sulfide, primary lithium, rechargeable alkaline and Zinc-Air.

Many of our competitors have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours. If we are unable to compete successfully in each of our operating areas, especially in the defense and security products area of our business, our business and results of operations could be materially adversely affected.

Our business is dependent on proprietary rights that may be difficult to protect and could affect our ability to compete effectively.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements.

Litigation, or participation in administrative proceedings, may be necessary to protect our proprietary rights. This type of litigation can be costly and time consuming and could divert company resources and management attention to defend our rights, and this could harm us even if we were to be successful in the litigation. In the absence of patent protection, and despite our reliance upon our proprietary confidential information, our competitors may be able to use innovations similar to those used by us to design and manufacture products directly competitive with our products. In addition, no assurance can be given that others will not obtain patents that we will need to license or design around. To the extent any of our products are covered by third-party patents, we could need to acquire a license under such patents to develop and market our products.

Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so. In addition, competition is intense, and there can be no assurance that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. In the event of patent litigation, we cannot assure you that a court would determine that we were the first creator of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for those inventions. If existing or future third-party patents containing broad claims were upheld by the courts or if we were found to infringe third-party patents, we may not be able to obtain the required licenses from the holders of such patents on acceptable terms, if at all. Failure to obtain these licenses could cause delays in the introduction of our products or necessitate costly attempts to design around such patents, or could foreclose the development, manufacture or sale of our products. We could also incur substantial costs in defending ourselves in patent infringement suits brought by others and in prosecuting patent infringement suits against infringers.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through non-disclosure and confidentiality agreements with our customers, employees, consultants, and entities with which we maintain strategic relationships. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

We are dependent on key personnel and our business would suffer if we fail to retain them.

We are highly dependent on the president of our FAAC subsidiary and the general managers of our MDT and Epsilor subsidiaries, and the loss of the services of one or more of these persons could adversely affect us. We are especially dependent on the services of our Chairman and Chief Executive Officer, Robert S. Ehrlich, and our President and Chief Operating Officer, Steven Esses. The loss of either Mr. Ehrlich or Mr. Esses could have a material adverse effect on us. We are party to an employment agreement with Mr. Ehrlich, which agreement expires at the end of 2007, and an employment agreement with Mr. Esses, which agreement expires at the end of 2006. We do not have key-man life insurance on either Mr. Ehrlich or Mr. Esses.

Payment of severance or retirement benefits earlier than anticipated could strain our cash flow.

Our Chairman and Chief Executive Officer, Robert S. Ehrlich, and our President and Chief Operating Officer, Steven Esses, both have employment agreements that provide for substantial severance payments and retirement benefits. We are required to fund a certain portion of these payments according to a predetermined schedule. Should Mr. Ehrlich or Mr. Esses leave our employ under circumstances entitling them to severance or retirement benefits, or become disabled or die, before we have funded these payments, the need to pay these severance or retirement benefits ahead of their anticipated schedule could put a strain on our cash flow and have a material adverse effect on our financial condition.

There are risks involved with the international nature of our business.

A significant portion of our sales are made to customers located outside the U.S., primarily in Europe and Asia. In 2005, 2004 and 2003, without taking account of revenues derived from discontinued operations, 21%, 19% and 42%, respectively, of our revenues, were derived from sales to customers located outside the U.S. We expect that our international customers will continue to account for a substantial portion of our revenues in the near future. Sales to international customers may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, foreign taxes, longer payment cycles and changes in import/export regulations and tariff rates. In addition, various forms of protectionist trade legislation have been and in the future may be proposed in the U.S. and certain other countries. Any resulting changes in current tariff structures or other trade and monetary policies could adversely affect our sales to international customers.

Our management has determined that we have material weaknesses in our internal controls. If we fail to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include an internal control report of management in our Annual Report on Form 10-K. Our management acknowledges its responsibility for internal controls over financial reporting and seeks to continually improve those controls. In addition, in order to achieve compliance with Section 404 within the prescribed period, we have been engaged in a process to document and evaluate our internal controls over financial reporting. In this regard, management has dedicated internal resources, engaged outside consultants and adopted a work plan to (i) assess and document the adequacy of internal control over financial reporting, (ii) take steps to improve control processes where appropriate, (iii) validate through testing that controls are functioning as documented and (iv) implement a continuous reporting and improvement process for internal control over financial reporting. We believe our process for documenting, evaluating and monitoring our internal control over financial reporting is consistent with the objectives of Section 404 of Sarbanes-Oxley.

We have, with our auditors’ concurrence, identified a material weakness under standards established by the Public Company Accounting Oversight Board (PCAOB) related to our FAAC subsidiary. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. Our auditors have reported to us that at December 31, 2005, we had a material weakness for inadequate controls related to our FAAC subsidiary, in that we did not maintain effective controls over the monitoring, review and approval of revenue recognition calculations at FAAC.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we have taken or will take to remediate any material weaknesses or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our rapid growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in material misstatements in our financial statements, harm our operating results, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Investors should not purchase our common stock with the expectation of receiving cash dividends.

We currently intend to retain any future earnings for funding growth and, as a result, do not expect to pay any cash dividends in the foreseeable future.

Market-Related Risks

The price of our common stock is volatile.

The market price of our common stock has been volatile in the past and may change rapidly in the future. The following factors, among others, may cause significant volatility in our stock price:

•	announcements by us, our competitors or our customers;

•	the introduction of new or enhanced products and services by us or our competitors;

•	changes in the perceived ability to commercialize our technology compared to that of our competitors;

•	rumors relating to our competitors or us;

•	actual or anticipated fluctuations in our operating results;

•	the issuance of our securities, including warrants, in connection with financings and acquisitions; and

•	general market or economic conditions.

If our shares were to be delisted, our stock price might decline further and we might be unable to raise additional capital.

One of the continued listing standards for our stock on the Nasdaq Stock Market (both the Nasdaq Global Market (formerly known as the Nasdaq National Market), on which our stock is currently listed, and the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market)) is the maintenance of a $1.00 bid price. Our stock price was below $1.00 between August 15, 2005 and June 20, 2006; however, on June 21, 2006, we effected a one-for-fourteen reverse stock split, which brought the bid price of our common stock back over $1.00. If our bid price were to go and remain below $1.00 for 30 consecutive business days, Nasdaq could notify us of our failure to meet the continued listing standards, after which we would have 180 calendar days to correct such failure or be delisted from the Nasdaq Global Market. In addition, we may be unable to satisfy the other continued listing requirements.

Although we would have the opportunity to appeal any potential delisting, there can be no assurances that this appeal would be resolved favorably. As a result, there can be no assurance that our common stock will remain listed on the Nasdaq Global Market. If our common stock were to be delisted from the Nasdaq Global Market, we might apply to be listed on the Nasdaq Capital Market if we then met the initial listing standards of the Nasdaq Capital Market (other than the $1.00 minimum bid standard). If we were to move to the Nasdaq Capital Market, current Nasdaq regulations would give us the opportunity to obtain an additional 180-day grace period if we meet certain net income, stockholders’ equity or market capitalization criteria; if at the end of that period we had not yet achieved compliance with the minimum bid price rule, we would be subject to delisting from the Nasdaq Capital Market. Although we would have the opportunity to appeal any potential delisting, there can be no assurances that this appeal would be resolved favorably. As a result, there can be no assurance that our common stock will remain listed on the Nasdaq Stock Market.

While our stock would continue to trade on the over-the-counter bulletin board following any delisting from the Nasdaq, any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. Trading volume of over-the-counter bulletin board stocks has been historically lower and more volatile than stocks traded on an exchange or the Nasdaq Stock Market. As a result, holders of our securities could find it more difficult to sell their securities. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public equity markets.

In addition, if we fail to maintain Nasdaq listing for our securities, and no other exclusion from the definition of a “penny stock” under the Securities Exchange Act of 1934, as amended, is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of our securities held in the customer’s account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer’s confirmation. If brokers become subject to the “penny stock” rules when engaging in transactions in our securities, they would become less willing to engage in transactions, thereby making it more difficult for our stockholders to dispose of their shares.

Additionally, delisting from the Nasdaq Stock Market would constitute an event of default under our debentures due in September 2006, which could result in acceleration of debt under other instruments evidencing other indebtedness that may contain cross-acceleration or cross-default provisions, even if the delisting were not an event of default under those other instruments.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that those sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. As of June 26, 2006, we had 8,468,957 shares of common stock issued and outstanding. Of these shares, most are freely transferable without restriction under the Securities Act of 1933 or pursuant to effective resale registration statements, and a substantial portion of the remaining shares may be sold subject to the volume restrictions, manner-of-sale provisions and other conditions of Rule 144 under the Securities Act of 1933.

Exercise of our warrants, options and convertible debt could adversely affect our stock price and will be dilutive.

As of June 26, 2006, there were outstanding warrants to purchase a total of 1,068,924 shares of our common stock at a weighted average exercise price of $14.27 per share, options to purchase a total of 616,511 shares of our common stock at a weighted average exercise price of $11.00 per share, of which 589,490 were vested, at a weighted average exercise price of $10.68 per share, and outstanding debentures and notes convertible into a total of 827,909 shares of our common stock at a weighted average conversion price of $15.68 per share. Holders of our options, warrants and convertible debt will probably exercise or convert them only at a time when the price of our common stock is higher than their respective exercise or conversion prices. Accordingly, we may be required to issue shares of our common stock at a price substantially lower than the market price of our stock. This could adversely affect our stock price. In addition, if and when these shares are issued, the percentage of our common stock that existing stockholders own will be diluted.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

Provisions of our amended and restated certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

•	divide our board of directors into three classes serving staggered three-year terms;

•	only permit removal of directors by stockholders “for cause,” and require the affirmative vote of at least 85% of the outstanding common stock to so remove; and

•	allow us to issue preferred stock without any vote or further action by the stockholders.

The classification system of electing directors and the removal provision may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. The amendment of any of these provisions would require approval by holders of at least 85% of the outstanding common stock.

Israel-Related Risks

A significant portion of our operations takes place in Israel, and we could be adversely affected by the economic, political and military conditions in that region.

The offices and facilities of three of our subsidiaries, EFL, MDT and Epsilor, are located in Israel (in Beit Shemesh, Lod and Dimona, respectively, all of which are within Israel’s pre-1967 borders). Most of our senior management is located at EFL’s facilities. Although we expect that most of our sales will be made to customers outside Israel, we are nonetheless directly affected by economic, political and military conditions in that country. Accordingly, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.

Historically, Arab states have boycotted any direct trade with Israel and to varying degrees have imposed a secondary boycott on any company carrying on trade with or doing business in Israel. Although in October 1994, the states comprising the Gulf Cooperation Council (Saudi Arabia, the United Arab Emirates, Kuwait, Dubai, Bahrain and Oman) announced that they would no longer adhere to the secondary boycott against Israel, and Israel has entered into certain agreements with Egypt, Jordan, the Palestine Liberation Organization and the Palestinian Authority, Israel has not entered into any peace arrangement with Syria or Lebanon. Moreover, since September 2000, there has been a significant deterioration in Israel’s relationship with the Palestinian Authority, and a significant increase in terror and violence. Israel recently withdrew unilaterally from the Gaza Strip and certain areas in northern Samaria. It is unclear what the long-term effects of such disengagement plan will be. Efforts to resolve the problem have failed to result in an agreeable solution. The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council has created additional unrest and uncertainty. Recently, there has been a sharp increase in hostilities along Israel’s northern border with Lebanon and to a lesser extent in the Gaza Strip. There can be no assurance that such hostilities will not intensify. Continued hostilities between the Palestinian community and Israel and any failure to settle the conflict may have a material adverse effect on our business and us. Moreover, the current political and security situation in the region has already had an adverse effect on the economy of Israel, which in turn may have an adverse effect on us.

Service of process and enforcement of civil liabilities on us and our officers may be difficult to obtain.

We are organized under the laws of the State of Delaware and will be subject to service of process in the United States. However, approximately 22% of our assets are located outside the United States. In addition, two of our directors and most of our executive officers are residents of Israel and a portion of the assets of such directors and executive officers are located outside the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. As a result, it may not be possible for investors to enforce or effect service of process upon these directors and executive officers or to judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our assets, as well as the assets of these directors and executive officers. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Israel.

Exchange rate fluctuations between the U.S. dollar and the Israeli NIS may negatively affect our earnings.

Although a substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars, a portion of our costs, including personnel and facilities-related expenses, is incurred in New Israeli Shekels (NIS). Inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the dollar. In 2005, the inflation adjusted NIS depreciated against the dollar.

Some of our agreements are governed by Israeli law.

Israeli law governs some of our agreements, such as our lease agreements on our subsidiaries’ premises in Israel, and the agreements pursuant to which we purchased IES, MDT and Epsilor. While Israeli law differs in certain respects from American law, we do not believe that these differences materially adversely affect our rights or remedies under these agreements.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. These statements are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which include statements under the caption “Risk Factors” and elsewhere in this prospectus, refer to product and technology development; the uncertainty of the market for our products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; our ability to remain listed on the Nasdaq Stock Market in accordance with the Nasdaq’s $1.00 minimum bid price and other continued listing standards; dilution resulting from issuances of our common stock upon conversion or payment of our outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of our stock decreases. The forward-looking statements also include our expectations concerning factors affecting the markets for our products.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in this prospectus and in the documents incorporated by reference in this prospectus.

All such forward-looking statements are current only as of the date on which such statements were made. We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THE OFFERING

We are registering the resale of our common stock by the selling stockholders. The selling stockholders and the specific number of shares that they may resell through this prospectus are listed on page 26. The shares offered for resale by this prospectus consist of the following:

•	4,062,500 shares of common stock that may be acquired upon the conversion of currently outstanding convertible notes; and

•	298,221 shares of common stock that may be acquired upon the exercise of currently outstanding warrants.

The above securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

Shares Underlying Convertible Notes

On September 29, 2005, we entered into a Securities Purchase Agreement with the selling stockholders pursuant to which we raised an aggregate of $17,500,000 before issuance and related costs, and issued senior secured convertible notes in the aggregate principal amount of $17,500,000 and warrants to purchase up to 375,000 shares of our common stock at an exercise price of $15.40 per share.

The notes are convertible at any time at the option of the investors into shares of our common stock at a conversion price of $14.00 per share. The last installment of principal is due on March 31, 2008. The notes bear interest at a rate of the applicable six-month LIBOR rate plus 6% per annum, subject to periodic adjustment, provided that the interest rate shall not be less than 10% per annum or greater than 12.5% per annum other than upon an event of default as provided in the notes. The first interest payment on the notes was due on December 31, 2005, and thereafter accrued interest is payable quarterly in arrears. We purchased a $2,625,000 letter of credit to secure our interest payments and certain other obligations under the notes using a portion of the net proceeds from the offering.

The notes have a term of two and one-half years, and one-twelfth of the principal amount is payable on each of January 31, 2006, March 31, 2006, May 31, 2006, July 31, 2006, September 30, 2006, November 30, 2006, May 31, 2007, July 31, 2007, September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008. We are current with these payments and in compliance with the conditions described below, having paid the January 31, 2006 and March 31, 2006 payments, and having prepaid the payments of September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008, as well as a small portion of the payment due July 31, 2007. We have the option to pay principal in cash or, subject to the satisfaction of the conditions described below, in shares of our common stock by requiring the holders to convert a portion of their notes, or a combination thereof. In the event we elect to require the holders to convert a portion of their notes upon a principal payment, the shares of our common stock to be issued upon conversion must have been registered for resale and the price used to determine the number of shares to be issued will be based on 92% of the arithmetic average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the payment date. In order to have a sufficient number of registered shares of common stock to facilitate payments of principal installments in shares of our common stock, in December 2005 we registered 130% of the number of shares issuable upon conversion of the notes. However, because the price of our stock has been lower than we had anticipated when we filed the 2005 registration statement, and because of the prepayment of the payments due September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008, as well as a small portion of the payment due July 31, 2007, we no longer have shares available for issuance under the 2005 registration statement and will not be able to require conversion into shares of our common stock in respect of future payments unless we register for resale additional shares of our common stock. Accordingly, we deem it prudent to register an additional 325% of the number of shares originally issuable upon conversion of the notes based upon a conversion price of $14.00 per share in this registration statement.

The conditions referred to above require that, during the period beginning 15 trading days before the date we are required to provide notice of our election to require conversion of a portion of their notes until the date of the applicable principal payment, interest payment or mandatory conversion, (1) this registration statement must be effective or all shares of our common stock must be eligible for sale without restriction and without the need for registration, (2) our common stock must be designated for quotation on an “Eligible Market” (which term includes the Nasdaq Global Market, the Nasdaq Capital Market and the OTC Bulletin Board) and shall not have been suspended from trading nor shall suspension have been threatened or pending (other than in connection with failure to satisfy Nasdaq’s $1.00 minimum bid price listing standard), (3) we must have delivered shares to the holders on a timely basis in connection with any conversion of the notes or any exercise of the warrants, (4) we must be able to issue the applicable shares in full without exceeding the volume limitations set forth in the notes and the warrants, (5) we must have timely made any payments that became due and payable under the notes, (6) there must not have been a public announcement of a pending or intended fundamental transaction which has not been abandoned, (7) there must not have occurred an event of default or an event that could constitute an event of default under the notes, (8) we must not have knowledge of any fact that would cause the shares not to be eligible for resale, and (9) we must not be in breach of any provision, covenant, representation or warranty of any agreement executed in connection with the transaction to the extent that such breach would have a material adverse effect.

Under the terms of the Securities Purchase Agreement, we have granted the investors (i) a second position security interest in the stock of MDT Armor Corporation, IES Interactive Training, Inc. and M.D.T. Protective Industries, Ltd. (junior to the security interest of the holders of our 8% secured convertible debentures due September 30, 2006) and in the assets of FAAC Incorporated (junior to the security interest of a bank that extends to FAAC Corporation a $5 million line of credit) and in any stock that we acquire in future Acquisitions (as defined in the Securities Purchase Agreement) and (ii) a first position security interest in the assets of all of our other active United States subsidiaries, all pursuant to the terms of separate security agreements. Our active United States subsidiaries are also acting as guarantors of our obligations under the notes.

Shares Underlying Warrants

In February and March 2006, we amended certain of our existing warrants to lower the exercise price in exchange for immediate exercise and the granting of a lower number of new warrants (298,221 warrants, which was 40% of the number of warrants that were exercised) to purchase shares of our common stock at a price of $8.316 per share. We are registering the shares underlying these warrants for resale.

USE OF PROCEEDS

All net proceeds from the sale of the shares of common stock will go to the stockholder who offers and sells them. We will not receive any proceeds from this offering. However, we would receive proceeds of $2,480,006 if all of the warrants being registered by this prospectus that are issued to the selling stockholders and outstanding as of the date of this prospectus are exercised for cash. Any such funds would be used for general corporate purposes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes or exercise of the warrants. For additional information regarding the issuance of those convertible notes and warrants, see “About the Offering,” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the (i) convertible notes issued pursuant to the Securities Purchase Agreement and the warrants being registered hereby, (ii) warrants issued pursuant to the Securities Purchase Agreement that have been previously registered, (iii) shares of common stock issued pursuant to the Securities Purchase Agreements dated July 15, 2004 and warrants issued in connection therewith, and (iv) convertible debentures and warrants issued pursuant to the Securities Purchase Agreement dated September 30, 2003, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The first column lists the selling stockholder. The second column lists the number of shares of common stock outstanding and beneficially owned by each selling stockholder as of June 26, 2006, without taking account of shares that the stockholder has the right to acquire within 60 days. The third column lists all shares of common stock beneficially owned by the selling stockholder, including all shares being registered hereby, assuming conversion of all convertible notes (at an assumed rate of conversion based solely on the number of conversion shares being registered hereby) and exercise of all warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The fourth column lists the shares of common stock being offered by this prospectus by the selling stockholders, and the fifth column lists the percentage of our common stock represented by the fourth column..

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of up to an additional 325% of the number of shares of common stock originally issuable upon conversion of the convertible notes. Because the number of shares issuable by us if we elect to make principal payments by requiring conversion of a portion of the notes into shares of our common stock will be based on the market price of our stock at the time of such election, the number of shares that will actually be issued may be more or fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes and the replacement warrants, a selling stockholder may not convert, and we may not be able to require the conversion of, the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted or upon exercise of the warrants which have not been exercised. The number of shares in the second column and the percentage in the fourth column do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock beneficially owned by that holder. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying debentures held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Outstanding Shares Beneficially Owned Prior	Number of Shares Beneficially Owned Prior to Offering, Including Shares Potentially Issuable on Exercise of Warrants and Conversion of Convertible	Maximum Number of Shares to be Sold Pursuant to	Shares Beneficially Owned After Offering, Including Shares Potentially Issuable on Exercise of Warrants and Conversion of Convertible Debt (2)
Name of Selling Stockholder	to Offering	Debt(1)	this Prospectus	Number	Percent
Smithfield Fiduciary LLC(3)	188,587	2,459,970(4)	1,996,505	463,465	5.3%
Omicron Master Trust(3)	326,365	1,266,783(5)	853,718	413,065	4.8%
Portside Growth and Opportunity Fund(3)	0	719,538(6)	621,631	97,907	1.1%
Iroquois Master Fund Ltd.(3)	38,554	545,697(7)	464,285	81,412	*
Cranshire Capital L.P.(3)	132,280	555,122(8)	383,309	171,813	2.0%
Mainfield Enterprises Inc.(3)	0	94,925(9)	41,273	53,652	*

*	Less than 1%.

(1)
Includes all shares being registered hereby, and assumes (i) conversion of all convertible notes at an assumed rate of conversion based solely on the number of conversion shares being registered hereby, and (ii) exercise of all warrants held by the selling stockholders, without regard to any limitations on conversions or exercise. Also assumes that the selling stockholders acquire no additional shares of common stock before completion of this offering. For purposes of determining beneficial ownership of our common stock, owners of options, warrants and other convertible securities exercisable or convertible within sixty days are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable or convertible.

(2)
Assumes that all of the shares offered by the selling stockholders under this prospectus are sold. Percentage ownership is computed in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has exercised such derivative securities for shares of common stock, and is based on 8,468,957 shares issued and outstanding as of June 26, 2006.

(3)
The terms of the notes and warrants whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the convertible notes and exercise of the warrants to the extent that conversion of the convertible notes and exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock.

(4)
Consists of (i) 1,857,143 shares of common stock, which is approximately 325% of the 571,429 shares originally issuable upon conversion of convertible notes issued in September 2005 (based on the original principal amount outstanding), being registered hereby, of which 275,410 shares are issuable based on the $14.00 conversion price of the remaining convertible notes, (ii) 139,362 shares of common stock issuable upon exercise of the warrants being registered hereby, (iii) 171,429 shares of common stock issuable upon exercise of the warrants issued in connection with the convertible notes, (iv) 103,449 shares of common stock issuable upon conversion of certain convertible debentures, and (v) 188,587 shares of common stock. Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and consequently has voting control and investment discretion over the securities held by Smithfield. Messrs. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by Smithfield.

(5)
Consists of (i) 812,500 shares of common stock, which is 325% of the 250,000 shares originally issuable upon conversion of convertible notes issued in September 2005 based on the original principal amount outstanding, being registered hereby, of which 120,492 shares are issuable based on the $14.00 conversion price of the remaining convertible notes, (ii) 41,218 shares of common stock issuable upon exercise of the warrants being registered hereby, (iii) 75,000 shares of common stock issuable upon exercise of the warrants issued in connection with the convertible notes, (iv) 11,700 shares of common stock issuable upon conversion of certain convertible debentures, and (v) 326,365 shares of common stock. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the securities owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the securities owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such securities. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the securities owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the securities owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the securities owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the securities being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(6)
Consists of (i) 580,358 shares of common stock, which is approximately 325% of the 178,572 shares originally issuable upon conversion of convertible notes issued in September 2005 based on the original principal amount outstanding, being registered hereby, of which 86,066 shares are issuable based on the $14.00 conversion price of the remaining convertible notes, (ii) 41,273 shares of common stock issuable upon exercise of the warrants being registered hereby, (iii) 53,572 shares of common stock issuable upon exercise of the warrants issued in connection with the convertible notes, and (iv) 44,335 shares of common stock issuable upon conversion of certain convertible debentures. Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the securities held by Portside.

(7)
Consists of (i) 464,285 shares of common stock, which is approximately 325% of the 142,857 shares originally issuable upon conversion of convertible notes issued in September 2005 based on the original principal amount outstanding, being registered hereby, of which 68,853 shares are issuable based on the $14.00 conversion price of the remaining convertible notes, (ii) 42,858 shares of common stock issuable upon exercise of the warrants issued in connection with the convertible notes, and (iii) 38,554 shares of common stock. Joshua Silverman has voting control and investment discretion over the securities held by this selling stockholder. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Master Fund Ltd.

(8)
Consists of (i) 348,214 shares of common stock, which is approximately 325% of the 107,143 shares originally issuable upon conversion of convertible notes issued in September 2005 based on the original principal amount outstanding, being registered hereby, of which 51,640 shares are issuable based on the $14.00 conversion price of the remaining convertible notes, (ii) 35,095 shares of common stock issuable upon exercise of the warrants being registered hereby, (iii) 32,143 shares of common stock issuable upon exercise of the warrants issued in connection with the convertible notes, (iv) 7,390 shares of common stock issuable upon conversion of certain convertible debentures, and (v) 132,280 shares of common stock. Mitchell P. Kopin, President of Downsview Capital Inc., the General Partner of Cranshire Capital L.P., has the right to vote and/or dispose of the shares held by this selling stockholder. Mr. Kopin and Downsview Capital, Inc. both disclaim beneficial ownership of these securities.

(9)
Consists of (i) 41,273 shares of common stock issuable upon exercise of the warrants being registered hereby, and (ii) 53,652 shares of common stock issuable upon conversion of certain convertible debentures.  Pursuant to an investment management agreement, Avi Vigder has voting and dispositive control over the Shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of said shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $20,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently traded on the Nasdaq Stock Market under the symbol “ARTX.”

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 250,000,000 shares of common stock par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of June 26, 2006, 8,468,957 shares of common stock were issued and outstanding, 39,666 shares of common stock were held as treasury shares, and no shares of preferred stock were issued and outstanding.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our amended and restated certificate of incorporation, as amended, and bylaws for additional information.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required under Delaware law or the rules of the Nasdaq Global Market, the rights of stockholders may not be modified otherwise than by a vote of a majority or more of the shares outstanding. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions stated in our amended and restated certificate of incorporation and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock. At present, we have no plans to issue preferred stock.

Certain Charter Provisions

Provisions of our amended and restated certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

•	divide our board of directors into three classes serving staggered three-year terms;

•	only permit removal of directors by stockholders “for cause,” and require the affirmative vote of at least 85% of the outstanding common stock to so remove; and

•	allow us to issue preferred stock without any vote or further action by the stockholders.

The classification system of electing directors and the removal provision may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. The amendment of any of these provisions would require approval by holders of at least 85% of the outstanding common stock.

DESCRIPTION OF COMMON STOCK WARRANTS

Each warrant, the underlying shares of common stock of which are being registered pursuant to this registration statement, entitles the holder to purchase, at an exercise price of $8.316 per share, one share of our common stock. Subject to the provision contained in the warrant restricting exercise of the warrant and described under “Selling Stockholders,” the warrant is exercisable by the holder at any time and will expire on March 31, 2008.

The warrants are generally exercisable by the holder, in whole or in part, by surrender to us of the warrant, together with a completed exercise agreement, and payment by the holder of the aggregate exercise price in cash, or, in limited circumstances, by effecting a cashless exercise. Upon any exercise of the warrant, we will forward to the holder, as soon as practicable, but not exceeding three business days after proper exercise, a certificate representing the number of shares of common stock purchased upon such exercise. If less than all of the shares represented by the warrant are purchased, we will also deliver to the holder a new warrant representing the right to purchase the remaining shares. The shares of common stock purchased by the holder upon exercise of the warrant will be deemed to have been issued as of the close of business on the date the warrant is surrendered to us as described above.

The exercise price payable and number of shares purchasable upon exercise of a warrant will generally be adjusted to prevent the dilution of the holder’s beneficial interest in the common stock in the event we:

•	declare or pay a dividend in shares of common stock or make a distribution of shares of common stock to holders of our outstanding common stock;

•	subdivide or combine our common stock; or

•	issue shares of our capital stock in any reclassification of our common stock.

Except as described above, a holder of a warrant will not have any of the rights of a holder of common stock before the common stock is purchased upon exercise of the warrant. Therefore, before a warrant is exercised, the holder of the warrant will not be entitled to receive any dividend payments or exercise any voting or other rights associated with the shares of common stock which may be purchased when the warrant is exercised.

The foregoing description of the warrants is qualified in its entirety by reference to the form of warrant that has been filed as an exhibit to the registration statement of which this prospectus is a part, and which is hereby incorporated herein by reference.

LEGAL MATTERS

Lowenstein Sandler PC, Roseland, New Jersey will pass upon the validity of the shares of common stock offered by this prospectus for us.

EXPERTS

Our consolidated financial statements (and schedule) incorporated by reference into this prospectus, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference into this prospectus, have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in its reports thereon, included herein. Such financial statements and management’s assessment have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Armour of America, Incorporated and IES Interactive Training, Inc. referred to in certain of the documents incorporated by reference into this prospectus have been audited by Stark Winter Schenkein & Co., LLP, independent registered public accounting firm, to the extent and for the periods noted herein, in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

BUSINESS

General

We are a defense and security products and services company, engaged in three business areas: high-level armoring for military and nonmilitary air and ground vehicles; interactive simulation for military, law enforcement and municipal markets; and batteries and charging systems for the military. Until September 17, 2003, we were known as Electric Fuel Corporation. We operate primarily through our various subsidiaries, which we have organized into three divisions. Our divisions and subsidiaries (all 100% owned by us, unless otherwise noted) are as follows:

•
We develop, manufacture and market advanced high-tech multimedia and interactive digital solutions for use-of-force training and driving training of military, law enforcement, security and other personnel through our Simulation and Training Division:

•
We provide simulators, systems engineering and software products to the United States military, government and private industry through our subsidiary FAAC Incorporated, located in Ann Arbor, Michigan (“FAAC”); and

•
We provide specialized “use of force” training for police, security personnel and the military through our subsidiary IES Interactive Training, Inc., currently being relocated from Littleton, Colorado to Ann Arbor, Michigan (“IES”).

•	We utilize sophisticated lightweight materials and advanced engineering processes to manufacture aviation armor and to armor vehicles through our Armor Division:

•
We manufacturer ballistic and fragmentation armor kits for rotary and fixed wing aircraft and marine armor through our subsidiary Armour of America, currently being relocated from Los Angeles, California, to Auburn, Alabama (“AoA”); and

•
We use state-of-the-art lightweight armoring materials, special ballistic glass and advanced engineering processes to fully armor military and civilian SUV’s, buses and vans, through our subsidiaries MDT Protective Industries, Ltd., located in Lod, Israel (“MDT”), of which we own 75.5%, and MDT Armor Corporation, located in Auburn, Alabama (“MDT Armor”), of which we own 88%.

•
We manufacture and sell lithium and Zinc-Air batteries for defense and security products and other military applications and we pioneer advancements in Zinc-Air technology for electric vehicles through our Battery and Power Systems Division:

•
We develop and sell rechargeable and primary lithium batteries and smart chargers to the military and to private defense industry in the Middle East, Europe and Asia through our subsidiary Epsilor Electronic Industries, Ltd., located in Dimona, Israel (in Israel’s Negev desert area) (“Epsilor”);

•
We manufacture and sell Zinc-Air batteries and battery electronics for the military, focusing on applications that demand high energy and light weight, through our subsidiary Electric Fuel Battery Corporation, located in Auburn, Alabama (“EFB”); and

•
We produce water-activated lifejacket lights for commercial aviation and marine applications, and we conduct our Electric Vehicle effort, through our subsidiary Electric Fuel (E.F.L.) Ltd., located in Beit Shemesh, Israel (“EFL”).

Background

We were incorporated in Delaware in 1990 under the name “Electric Fuel Corporation,” and we changed our name to “Arotech Corporation” on September 17, 2003. Unless the context requires otherwise, all references to us refer collectively to Arotech Corporation and Arotech’s wholly-owned Israeli subsidiaries, EFL and Epsilor; Arotech’s majority-owned subsidiaries, MDT (in Israel) and MDT Armor (in the U.S.); and Arotech’s wholly-owned United States subsidiaries, EFB, IES, FAAC and AoA.

For financial information concerning the business segments in which we operate, see Note 16 of the Notes to the Consolidated Financial Statements. For financial information about geographic areas in which we engage in business, see Note 16.c of the Notes to the Consolidated Financial Statements.

Facilities

Our principal executive offices have recently been relocated to 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and our toll-free telephone number at our executive offices is (800) 281-0356. Our corporate website is www.arotech.com. Our periodic reports, as well as recent filings relating to transactions in our securities by our executive officers and directors, that have been filed with the Securities and Exchange Commission in EDGAR format are made available through hyperlinks located on the investor relations page of our website, at http://www.arotech.com/compro/investor.html, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Reference to our websites does not constitute incorporation of any of the information thereon or linked thereto into this annual prospectus.

The offices and facilities of three of our principal subsidiaries, EFL, MDT and Epsilor, are located in Israel (in Beit Shemesh, Lod and Dimona, respectively, all of which are within Israel’s pre-1967 borders). Most of the members of our senior management work extensively out of EFL’s facilities. IES’s offices and facilities are located in Littleton, Colorado, FAAC’s home offices and facilities are located in Ann Arbor, Michigan, AoA’s offices and facilities are located in Gardena, California, and the offices and facilities of EFB and MDT Armor are located in Auburn, Alabama. In order to achieve greater efficiency and cost-savings, we began the process, early in 2006, of moving AoA’s offices from Gardena, California to MTD Armor’s offices in Auburn, Alabama, and IES’s offices from Littleton, Colorado to FAAC’s offices in Ann Arbor, Michigan.

Simulation and Training Division

We develop, manufacture and market advanced high-tech multimedia and interactive digital solutions for use-of-force training and driving training of military, law enforcement, security and other personnel through our Simulation and Training Division, the largest of our three divisions. During 2005, 2004 and 2003 revenues from our Simulation and Training Division were approximately $26.8 million, $21.5 million and $8.0 million, respectively (on a pro forma basis, assuming we had owned all components of our Simulation and Training Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $26.8 million, $21.5 million and $17.9 million, respectively).

Vehicle Driving Simulators and Incident Command Training

We provide simulators, systems engineering and software products such as our Incident Command Training product to the United States military, government and private industry through our wholly-owned subsidiary, FAAC Corporation, based in Ann Arbor, Michigan. Our fully interactive driver-training systems feature state-of-the-art vehicle simulator technology enabling training in situation awareness, risk analysis and decision making, emergency reaction and avoidance procedures, and conscientious equipment operation. We have an installed base of over 270 simulators that have successfully trained hundreds of thousands of drivers. Our customer base includes all branches of the U.S. Department of Defense, state and local governments, and municipal entities.

INTRODUCTION

We conduct our vehicle simulator business in two primary areas: Vehicle Driving Simulations, which focuses on the development and delivery of complete driving simulations for a wide range of vehicle types - such as trucks, automobiles, buses, fire trucks, police cars, ambulances, airport ground vehicles, and military vehicles - for municipal, governmental and foreign customers; and Military Operations, which conducts tactical air and land combat analysis and develops analytical models, simulations, and “turnkey” training systems for the U.S. military. In 2005, Vehicle Simulations accounted for approximately 85% of our vehicle simulation revenues, and Military Operations accounted for approximately 15% of our vehicle simulation revenues.

In the area of Military Operations, we are a premier developer of validated, high fidelity analytical models and simulations of tactical air and land warfare for all branches of the Department of Defense and its related industrial contractors. Our simulations are found in systems ranging from instrumented air combat and maneuver ranges (such as Top Gun) to full task training devices such as the F-18 Weapon Tactics Trainer. We are also the leading supplier of wheeled vehicle simulators to the U.S. Armed Forces for mission-critical vehicle training.

We supply on-board software to support weapon launch decisions for the F-15, F-18, and Joint Strike Fighter (JSF) fighter aircraft. Pilots benefit by having highly accurate presentations of their weapon’s capabilities, including susceptibility to target defensive reactions. We designed and developed an instructor operator station, mission operator station and real-time, database driven electronic combat environment for the special operational forces aircrew training system. The special operational forces aircrew training system provides a full range of aircrew training, including initial qualification, mission qualification, continuation, and upgrade training, as well as combat mission rehearsal.

Simulators are cost-effective solutions, enabling users to reduce overall aircraft and ground vehicle usage, vehicle maintenance costs, fuel costs, repairs, and spares expenditures. For example, our Medium Tactical Vehicle Replacement (MTVR) simulators have reduced total driver training time by 35%. Many customers have reduced actual “behind-the-wheel” time by up to 50% while still maintaining or improving safety. Additionally, for customers with multiple simulators, the corresponding increase in the student to instructor ratio has reduced instructor cost per student.

The implementation of our vehicle driving simulators has led to measurable benefits. North American Van Lines, one of our earliest vehicle simulator customers, has shown a 22% reduction in preventable accidents since it began using our simulators. The German Army, one of our earliest Military Vehicle customers, showed better driver testing scores in 14 of 18 driver skills compared to classroom and live driver training results. Additionally, the New York City Transit Authority documented a 43% reduction in preventable accidents over its first six months of use and has reduced its driver hiring and training “washout” by 50%.

Simulators can produce more drastic situations than can traditional training, which inherently produces drivers that are more skilled in diverse driving conditions. For example, while many first-time drivers will learn to drive during the summer months, they are not trained to drive in wintry conditions. Simulators can produce these and other situations, such as a tire blowout or having to react to a driver cutting off the trainee, effectively preparing the driver for adverse conditions.

We believe that we have held a 100% market share in U.S. military wheeled vehicle operator driver training simulators since 1999 and hold a market share in excess of 50% in U.S. municipal wheeled vehicle simulators.

PRODUCT LINES

Below is a description of our vehicle simulator products and product lines.

Vehicle Driving Simulations

Military Vehicles

Military Vehicles comprise the majority of our vehicle simulation business. Military vehicle simulators are highly realistic vehicle simulators that include variable reactive traffic and road conditions, the capacity to customize driving conditions to be geography-specific, and training in hazardous and emergency conditions. We have several large contracts and task orders in the Military Vehicles business, including (i) a multi-year IDIQ task-order contract for the development of vehicle simulators and related training services for the U.S. armed services; (ii) a series of scheduled General Services Administration purchases of simulators; (iii) Congressional plus-up funding for three simulators to the National Guard in three states; and (iv) a contract to develop a series of Common Driver Trainers for the U.S. Army, the first task order of which is for nine Stryker simulators and a second award for 26 Interim Tactical Wheeled Vehicle Simulators.

Our military vehicle simulators provide complete training capabilities, based on in-tegrated, effective simulation solutions, to military vehicle operators in the U.S. Armed Forces. Our flagship military vehicle simulation product is our Military Operator Driver Simulator, initially developed for the USMC and subsequently reconfigured and delivered to support the U.S. Army and U.S. Naval Construction Battalion. The MIL ODS concept is centered on a pod of up to six Student Training Stations (STS) and a single controlling Instructor Operator Station (IOS). The STS realistically simulates the form, fit, and feel of the vehicle being modeled. The high-fidelity version of the STS consists of a modified production cab unit mounted on a full six-degree-of-freedom motion platform. Other versions with industry exclusive seat-motion and generic reconfigurable cabs are available. The STS provides a field of view of over 180-degrees into a realistically depicted virtual world, simulating a variety of on-road and off-road conditions. The IOS is the main simulation control point supporting the instructor’s role in simulator training. The IOS initializes and configures the attached STS, conducts training scenarios, assesses student performance, and maintains scenarios and approved curriculum.

Our software solution provides a complete operator training curriculum based upon integrated simulation training. Military vehicle simulators enable students to learn proper operational techniques under all terrain, weather, road, and traffic conditions. Instructors can use simulators as the primary instructional device, quantitatively evaluating student performance under controlled, repeatable scenarios. This monitoring, combined with the ability to create hazardous and potentially dangerous situations without risk to man or material, results in well-trained students at significantly less cost than through the use of traditional training techniques. In addition to standard on-road driver training, our military vehicle simulators can provide training in such tasks as:

•	Off-road driving on severe slopes, including muddy or swampy terrain;

•	Driving in night vision goggle and blackout conditions;

•	Convoy training; and

•	The use of the Central Tire Inflation System in response to changing terrain.

In addition to simulation systems, we offer on-site operator and maintenance staff, train-the-trainer courses, curriculum development, scenario development, system maintenance, software upgrades, and warranty packages to our U.S. Armed Forces customers.

Municipal Vehicles

The Municipal Vehicles business is comprised of technology similar to that of the Military Vehicles product line and also is customized to reflect the specific vehicle being simulated. We serve four primary customer bases in the Municipal Vehicles business: transit, commercial, airport, and other municipal customers.

Transit

Transit customers represent an attractive customer base as they generally have access to their own funds, which often exempts them from the lengthy and complex process of requesting funds from a governing body. We have provided bus simulators to many of the leading U.S. transit authorities, including the New York City Transit Authority, Washington, D.C. Metro, Los Angeles MTA, Dallas Area Rapid Transit, and the Chicago Transit Authority. Our first European bus simulator was installed in London this year, and we were competitively awarded a major rail simulator program with New York City Transit.

Public Safety

We target municipal customers in police departments, hospitals, fire departments, and departments of transportation for sales of our municipal product. Our customers include the Mexico Department of Education, California Department of Transportation, and the Fire Department of New York. We are developing an industry advisory group focusing on the municipal market to identify and address customer needs. Additionally, we have developed a simulator module to extend the simulation once police, fire, or emergency medical service personnel reach the incident location. We believe that this represents another of our bases of differentiation over our competition.

One of our newest products is our Incident Command Training (ICT) system. Our custom ICT systems includes a comprehensive suite of simulation tools to promote both strategic and tactical training for firefighters facing incidents that require a well defined command and control structure. The ICT system, the first of which has been installed at the new Los Angeles Fire Fighter Training Academy, includes a broad range of incidents typically faced by firefighters as well as incidents involving weapons of mass destruction (WMD) and other acts of terrorism. The ICT system will provide immersive training for single agency incidents involving the fire service alone, as well as interagency incidents requiring a unified command structure including fire, police, emergency medical services, utilities, and other emergency response agencies.

Corporate

We target corporate fleets and “for-hire” haulers as customers of the corporate simulator product. These customers use simulators to train personnel effectively as well as to avoid the brand damage that could be associated with poor driver performance. To date, we have provided simulators to customers such as Challenger Transportation, Schlumberger Oil Services, Kramer Entertainment, and North American Van Lines.

Military Operations

We provide air combat range software, missile launch envelope decision support software, the SimBuilder™ simulation software product, and Weapon System Trainer software through the Military Operations business line.

Air Combat Range Software

We serve the U.S. Air Force Air Combat Training System and U.S. Navy Tactical Aircrew Training System with our air combat training range software. Air combat training ranges allow pilots to train and evaluate new tactics in a controlled airborne environment. Air “battles” are extremely realistic, with our software determining the outcome of weapon engagements based on launch conditions and the target aircraft defensive reactions.

Missile Launch Envelope Software

Onboard weapon decision-making software enables pilots to assimilate the complex information presented to them. In 2005, we added the F-16 to the F-15, F-18 and Joint Strike Fighter (JSF) fighter to strengthen the list of aircraft fielding FAAC MLE software. We provide our missile launch envelope software to the U.S. Navy and Air Force through our subcontracting relationships with Boeing and Raytheon.

Weapon System Trainer Software

We have successfully transitioned software from U.S. Navy Tactical Aircrew Training Systems to over 15 Weapon Systems Trainers built by prime contractors such as L-3, Boeing, Northrop Grumman, and Lockheed Martin.

SimBuilder™

The SimBuilder™ simulation software product is designed to provide weapons simulation models for use in training environments for launched weapons. This software enables foreign end-users to use weapons simulation models similar to the U.S. military without classified U.S. weapons data. Militaries of Australia, the United Arab Emirates, Canada, Taiwan, and Singapore currently use SimBuilders™.

MARKETING

Our sales and marketing effort focuses on developing new business opportunities as well as generating follow-on sales of simulators and upgrades. Through FAAC, we currently employ four dedicated sales representatives who focus on Municipal Vehicles, Military Operations, and Military Vehicles opportunities. Furthermore, two additional employees spend a significant portion of their time in sales. Various members of FAAC’s senior management serve as effective sales representatives in the generation of municipal, military, and corporate business. We also retain the services of several independent consultants who act as marketing agents on our behalf. These representatives are largely commission-based agents who focus on particular products and/or regions (such as airport customers, Texas, California, and Eglin Air Force Base). Finally, we have four customers that have agreements wherein the companies support our marketing efforts and market our products themselves in exchange for commissions and/or free upgrade services.

Our sales representatives are salaried employees with minimal commission-based revenue. Independent consultants generally do not receive a base salary and receive 5% to 10% commissions on the amount of business that they generate each year. The majority of our sales representatives have engineering backgrounds that they leverage to anticipate the technical needs of our customer base and targeted markets. Additionally, the program manager and service department assist us in gaining repeat business.

Developing a pipeline of follow-on work is one of the tasks for all program managers. We have a long history of repeat and follow-on work with programs such as F-15 and F-18 ZAP (over 20 contracts with Boeing), the U.S. Navy Tactical Aircrew Training System (a series of 6 sequential contracts over the last 25 years), and F-18 Weapon Tactics Trainer (series of 20 contracts with the simulator manufacturer).

CUSTOMERS

We have long-term relationships, many of over ten years’ duration, with the U.S. Air Force, U.S. Navy, U.S. Army, U.S. Marine Corps, and most major Department of Defense training and simulation prime contractors and related subcontractors. The quality of our customer relationships is illustrated by the multiple program contract awards we have earned from many of our customers.

COMPETITION

Our technical excellence, superior product reliability, and high customer satisfaction have enabled us to develop market leadership and an attractive competitive position. Several potential competitors in the military segment are large, diversified defense and aerospace conglomerates who do not focus on our specific niches. As such, we are able to provide service on certain large military contracts through strategic agreements with these organizations or can compete directly with these organizations based on our strength in developing higher quality software solutions. In municipal market applications, we compete against smaller, less sophisticated software companies. Many of our competitors have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

We differentiate ourselves from our competition on several bases:

•
Leading Technology− We believe that we offer better-developed, more dynamic software than our competitors. Additionally, we incorporate leading graphics and motion-cueing technologies in our systems to provide customers with the most realistic simulation experience on the market.

•	Long History in the Simulation Software Business− As a market leader in the simulation software business for more than thirty years, FAAC’s professionals understand customer requirements and operating environments. Thus, we build our software to meet and exceed demanding customers’ expectations.

•	Low-Cost Research and Development Capabilities for New Products− Our customers benefit from government and commercial funding of research and development and the low cost of subsequent adaptation. As such, internally funded new product development costs have been less than $100,000 per year since 1999.

•	Service Reputation− We are known for providing strong customer service, a characteristic that drives new business within our chosen markets.

•	Standardized Development Processes− We generally deliver our pro-ducts to market quickly and at high quality due to our standardized development processes.

Below is a description of our competition organized by product lines.

Vehicle Simulations

Military Vehicles

FAAC has been the sole provider of wheeled vehicle simulation solutions to the U.S. military since 1999. Our devotion to developing realistic, comprehensive products for a wide range of vehicle types positions us as a preferred simulation provider within this market niche. Our strategy of identifying a training need, isolating government funds, and then developing a customized training solution has led to considerable successes. This approach, which differs from the “build first and market later” strategy employed by a number of our competitors, effectively identifies market opportunities and provides a better product to the military customer. Diversified defense companies and municipal simulation providers have attempted to enter the military wheeled vehicle market but have been unsuccessful thus far. Although we believe that market penetration by these companies is ultimately inevitable, the established FAAC brand, understanding of customer requirements, and engineering expertise provide us with a competitive advantage in this market segment. Our primary competitors for military vehicle simulation solutions include Lockheed Martin Corporation’s Information & Technology Services Group, L-3 Communications Holdings, Raydon Corporation, and the Cubic Defense Applications division of Cubic Corporation.

Municipal Vehicles

A handful of simulation product and service companies currently compete with our targeted municipal driving simulator markets. However, our marketing and development of selected municipal market segments has positioned us as a leading provider of municipal simulation solutions. Competition within each market segment varies, but the following companies generally participate in selected driving simulator market opportunities: L-3 Communications Holdings, Doron Precision Systems, Lockheed-Martin Corporation’s LMIS Division, Global SIM, and USADriveSafe, Inc.

Military Operations

Currently no significant competitors participate in the market for our tactical environment software, and there are essentially no independent competitors that exist in the market for our decision support software. Competition for software to support tactical environment requirements in aircraft weapon systems trainers comes from the manufacturers of the simulators themselves and from a handful of companies who produce tactical environment software. Our primary competitors for training range software, decision support software, and weapons system trainer software solutions include Lockheed Martin Corporation, L-3 Communications Holdings, Raytheon Company, Science Applications International Corporation, Dynetics, Inc., and Georgia Tech Research Institute.

Use-of-Force Training

We are a leading provider of interactive, multimedia, fully digital training simulators for law enforcement, security, military and similar applications. With a customer base of over 700 customers in over twenty countries around the world, we are a leader in the supply of simulation training products to military, law enforcement and corporate client communities. We believe, based on our general knowledge of the size of the interactive use-of-force market, our specific knowledge of the extent of our sales, and discussions we have held with customers at trade shows, etc., that we provide more than 25% of the worldwide market for government and military judgment training simulators. We conduct our interactive training activities through our subsidiary IES Interactive Training, Inc. (“IES”), a Delaware corporation based in Littleton, Colorado, the offices of which we are in the process of relocating to Ann Arbor, Michigan.

INTRODUCTION

We offer consumers the following interactive training products and services:

•	Range 3000– providing use-of-force simulation for military and law enforcement. We believe that the Range 3000 is the most technologically advanced judgment training simulator in the world.

•	A2Z Classroom Trainer– a state-of-the-art computer based training (CBT) system that allows students to interact with realistic interactive scenarios projected life-size in the classroom.

•	Range FDU (Firearms Diagnostic Unit)– a unique combination of training and interactive technologies that give instructors a first-person perspective of what trainees are seeing and doing when firing a weapon.

•	Milo (Multiple Interactive Learning/training Objectives)– a simulator designed with “plug in” modules to customize the training system to meet end user needs.

•	Summit Training International– providing relevant, cost-effective professional training services and interactive courseware for law enforcement, corrections and corporate clients.

•	IES Studio Productions– providing cutting edge multimedia video services for law enforcement, military and security agencies, utilizing the newest equipment to create the training services required by the most demanding authorities.

Our products feature state of the art all digital video formats, ultra-advanced laser-based lane detection for optimal accuracy and performance, customer-based authoring of training scenarios, and 95% COTS (commercial off-the-shelf)-based system.

PRODUCTS

Below is a description of each of the core products and services in the IES line.

Range 3000 “Use of Force” Simulator

We believe that the Range 3000, which was launched in late 2002, combines the most powerful operational hardware and software available, and delivers performance superior to competing products presently on the market.

The Range 3000 simulator allows training with respect to the full “Use of Force” continuum. Training can be done on an individual basis, or as many as four members of a team can participate simultaneously and be scored and recorded individually. Topics of training include (but are not limited to):

•	Officer’s Presence and Demeanor– Picture-on-picture digital recordings of the trainee’s actions allows visual review of the trainee’s reaction, body language and weapons handling during the course of the scenario, which then can be played back for debriefing of the trainee’s actions.

•	Verbalization– Correct phrases, timing, manner and sequence of an officer’s dialogue is integrated within the platform of the system, allowing the situation to escalate or de-escalate through the officer’s own words in the context of the scenario and in conjunction with the trainer.

•	Less-Than-Lethal Training– Training in the use of non-lethal devices such as TASER, OC (pepper spray), batons and other devices can be used with the video training scenarios with appropriate reactions of each. We produce an interactive system especially for TASER products called the TASER™ Judgmental Trainer, which delivers advance simulated training for law enforcement and government agencies deploying TASER non-lethal devices.

•	Soft Hand Tactics– Low level physical control tactics with the use of additional equipment such as take-down dummies can be used.

•	Firearms Training and Basic Marksmanship - Either utilizing laser based training weapons or in conjunction with a live-fire screen, the use of “Live Ammunition” training can be employed on the system.

The interactive training scenarios are projected either through single or multiple screens and projectors, allowing us to immerse a trainee in true-to-life training scenarios and incorporating one or all the above training issues in the “Use of Force” continuum.

A2Z Classroom Trainer

The A2Z is a state-of-the-art Computer Based Training (CBT) system that allows students to interact with realistic interactive scenarios projected life-size in the classroom.

Using individual hand-held keypads, the students can answer true/false or multiple choice questions. Based on the student’s performance, the scenario will branch and unfold to a virtually unlimited variety of different possible outcomes of the student’s actions. The system logs and automatically scores each and every trainee’s response and answer. At the end of the scenario, the system displays a session results summary from which the trainer can debrief the class.

The advanced A2Z Courseware Authoring Tools allow the trainer easily to create complete customized interactive courses and scenarios.

The Authoring Tools harness advances in digital video and multimedia, allowing the trainer to capture video and graphics from any source. The A2Z allows the trainer to combine his or her insight, experience and skills to recreate a realistic learning environment. The A2Z Training System is based on the well-known PC-Pentium technology and Windows XPTM operated. The menu and mouse operation make the A2Z user-friendly.

The individual keypads are connected “wirelessly.” The system is completely portable and may be setup within a matter of minutes.

Key advantages:

•	Provides repeatable training to a standard based on established policy

•	Quick dissemination and reinforcement of correct behavior and policies

•	Helps reduce liability

•	More efficient than “traditional and redundant” role-playing methods

•	Realistic scenarios instead of outdated “play-acting”

•	Interactive training of up to 250 students simultaneously with wireless keypads

•	Easy Self-Authoring of interactive training content

•	PC-Pentium platform facilitates low cost of ownership

•	Easy to use Windows XP-based software

•	Easy to deploy in any classroom

Range FDU

The Range FDU (firearm diagnostics unit) is a unique combination of training and interactive technologies that gives instructors a first-person perspective of what trainees are seeing and doing when firing a weapon.

With the Range FDU, firearms instructors can see the trainees’ actual sight alignment to the target as well as measure trigger pressure against proper trigger pressure graphs, making corrective instruction simple and effective. In addition, the Range FDU records a trainee’s recoil control, grip and stance - allowing the instructor to playback the information in slow motion or real time to better analyze the trainee’s actions and more accurately diagnose any deficiencies.

The Range FDU also has the ability to record the firearm instruction session to either DVD or VHS, allowing both the trainee and the instructor to review it at a later time. Trainees now have a diagnostic tool that they can learn from, even after their training has been completed. In addition, instructors can build a library for each trainee to record progress.

The Range FDU provides the following benefits:

• Fall of shot feedback

• Trigger pressure analysis

• Recoil control, grip and stance assessment

• Sight alignment

• Sight picture analysis and target reacquisition

Milo

Milo (Multiple Interactive Learning/training Objectives) is a simulator designed with “plug in” modules to customize the trainings system to meet end user needs, and is designed to expand the market for sales of our IES products to include organizations involved in all aspects of public safety, and not just law enforcement.

Professional Conferences and Courseware

We provide relevant, cost-effective professional training seminars, consulting services, and interactive courseware for law enforcement, corrections, and corporate clients through Summit Training International (STI), a wholly-owned subsidiary of IES. The emphasis and goal of our conferences and courseware is to create a “total training” environment designed to address the cutting edge issues faced today. We provide conferences throughout the United States, and develop courseware dealing with these important topics. The incorporation of IES Interactive Systems in our conferences creates an intense learning environment and adds to the realism of the trainee’s experience.

Conferences

We have provided conferences throughout the United States, on such topics as:

• Recruiting and Retention of Law Enforcement and Corrections Personnel

• Ethics and Integrity

• Issues of Hate Crimes

• Traffic Stops and Use of Force

• Community and Corporate Partnerships for Public Safety

• Creating a Safe School Environment

In addition to these national and regional conferences, we design and produce training to address specific department issues. We have a distinguished cadre of instructors that allows adaptation of programs to make them specifically focused for a more intense learning experience. The A2Z Classroom Trainer is incorporated into the “live” presentation creating a stimulating interactive training experience.

Courseware

We develop courseware for use exclusively with IES’s interactive systems. Courses are designed to addresses specific department issues, and can be customized to fit each agency’s needs. These courses are available in boxed sets that provide the customer with a turn-key training session. The A2Z Classroom Trainer and the Range 3000 XP-4 are used to deliver the curriculum and create a virtual world that the trainees respond and react to. Strategic relationships with high profile companies such as H&K Firearms, and TASER International, provide customers with training that deals with cutting edge issues facing law enforcement today. The incorporation of our courseware library along with simulation systems allows training to remain consistent and effective, giving customers more value for their training dollar.

IES Studio Productions

Through IES Studio Productions, a division of IES, we provide multimedia video services for law enforcement, military and security agencies, and others and create interactive courseware and interactive scenarios for the Range 3000, Video Training Scenarios and all types of video production services. With the latest in media equipment, we provide all media and marketing services to IES Interactive Training in-house.

MARKETING

We market our IES products and services to domestic and international law enforcement, military and other federal agencies and to various companies that serve them, through attendance and presentations at conferences, exhibits at trade shows, seminars at law enforcement academies and government agencies, through its web pages on the Internet, and to its compiled database of prospect and customer names. Our IES salespeople are also its marketing team. We believe that this is effective for several reasons: (1) customers appreciate talking directly with salespeople who can answer a wide range of technical questions about methods and features, (2) our salespeople benefit from direct customer contact through gaining an appreciation for the environment and problems of the customer, and (3) the relationships we build through peer-to-peer contact are useful in the military, police and federal agency market.

We also uses our IES web pages on our Internet site for such activities as providing product information and software updates.

We market augmentative and alternative law enforcement products through a network of employee representatives and independent resellers. These products include but are not limited to products manufactured by:

• Bristlecone Products

• Fox Valley Technical College

• TASER International, Inc.

• Force Science Research Center

• H&K Training Centers

At the present time, we have two full-time and two part-time sales representatives based in Denver, two domestic independent distributors, and ten independent resellers / representatives overseas. We also have inside sales/support persons who answer telephone inquiries on IES’s 800 line and Internet, and who can also provide technical support.

We typically participate in over thirty industry conferences annually, held throughout the United States and in other countries, that are attended by our potential customers and their respective purchasing and budgeting decision makers. A significant percentage of our sales of IES products, both software and hardware, are sold through leads developed at these shows.

We and others in the industry demonstrate products at these conferences and present technical papers that describe the application of their technologies and the effectiveness of their products. We also advertise in selected publications of interest to potential customers.

CUSTOMERS

Most of the customers for our IES products are law enforcement agencies, both in the United States (federal, state and local) and worldwide. Purchasers of IES products have included (in the United States) the FBI, the Secret Service, the Bureau of Alcohol, Tobacco and Firearms, the Customs Service, the Federal Protective Service, the Border Patrol, the Bureau of Engraving and Printing, the Coast Guard, the Federal Law Enforcement Training Centers, the Department of Health and Human Services, the California Department of Corrections, NASA, police departments in Texas (Houston), Michigan (Detroit), Washington, D.C., California (Fresno and the California Highway Patrol), Massachusetts (Brookline), Virginia (Newport News and the State Police Academy), Arizona (various counties), universities and nuclear power plants, as well as international users such as the Israeli Defense Forces, the German National Police, the Royal Thailand Army, the Hong Kong Police, the Russian Security Police, users in Mexico and the United Kingdom, and over 700 other training departments worldwide.

The mix of customers has historically been approximately 40% city and state agencies, 30% federal agencies, and 30% international.

COMPETITION

We compete against a number of established companies that provide similar products and services, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours. There are also companies whose products do not compete directly, but are sometimes closely related. Firearms Training Systems, Inc., Advanced Interactive Systems, Inc., and LaserShot Inc. are IES’s main competitors.

We believe the key factors in our competing successfully in this field will be our ability to develop simulation software and related products and services to effectively train law enforcement and military to today’s standards, our ability to develop and maintain a proprietary technologically advanced hardware, and our ability to develop and maintain relationships with departments and government agencies.

Armor Division

We manufacture aviation and other armor and we armor vehicles through our Armor Division. During 2005, 2004 and 2003 revenues from our Armor Division were approximately $12.3 million, $18.0 million and $3.4 million, respectively (on a pro forma basis, assuming we had owned all components of our Armor Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $12.3 million, $29.2 million and $10.9 million, respectively).

Aircraft Armoring

INTRODUCTION

Through our subsidiary Armour of America, presently located in Gardena, California and being relocated to Auburn, Alabama, we manufacturer ballistic and fragmentation armor kits for rotary and fixed wing aircraft, marine armor, personnel armor, military vehicles, architectural applications, including both the LEGUARD Tactical Leg Armor and the Armourfloat Ballistic Floatation Device, which is a unique armored floatation vest that is certified by the U.S. Coast Guard.

For over thirty years, AoA has delivered ballistic armor equipment to users worldwide. Initially, AoA designed and manufactured “soft” ballistic armor only, such as covert and overt ballistic vests, military assault vests, tactical vests and specially designed vests for military and law enforcement users both in the U.S. and abroad. By 1982, AoA had started to design and manufacture “hard” ballistic armor to stop military rifle fire up to and including .50 caliber Armor Piercing Incendiary (API) and European 12.7 mm API rounds. This “hard” ballistic armor is used as chest protection for the full line of personal vests, as well as on fixed wing aircraft (airplanes) and rotary wing aircraft (helicopters), military ships, military vehicles and architectural applications.

Our proprietary designs have been developed to meet a wide variety of customer and industry needs.
THE ARMORING PROCESS

Each hard armor kit starts out with detailed templates generated at the aircraft or vehicle, with close fitting around pedals, consoles and other obstructions. These templates are converted into wood patterns that are exact three-dimensional reproductions of the armor to be manufactured, including as to the thickness. These patterns are fitted back into the user’s aircraft or vehicle and approved. At this point, fiberglass over wood production molds are produced for each part, which will guarantee that each production panel will be exactly the same and fit perfectly within the kit. In addition, each kit has a complete set of installation hardware that includes everything required to install the armor kit to the aircraft or vehicle. This total kit package allows the armor to be installed at any location with a minimum of tools required.

Soft armor is manufactured in the same manner as hard armor. Detailed cut and sew patterns are developed from the requirements driven by the customer. These requirements are normally dealing with collar height, placement of pockets and location of plate pockets. Once these patterns are completed, two processes start simultaneously. The first involves spreading multiple plies of ballistic material on a special cutting table. The material is then dusted with pattern powder to mark the packs for cutting. After each pack is cut to size, it is routed to the sew shop for stitching. At the same time, nylon covers are being cut and sewn using sew patterns made from the cut patterns. Upon completion of both the ballistic pack and the cover, the pack is inserted into the cover and sewn closed.
PRODUCT LINES

We produce two kinds of armor, soft armor and hard armor, to support customer armor requirements. Soft armor, which is capable of protecting against all handguns and 9mm sub guns, is used in our ballistic and fragmentation vest, military vehicle, marine, architectural and special application armor lines. Hard armor, which is capable of protecting against rifle fire up to 50cal/12.7mm API, is used in our ballistic chest plate, aircraft, military vehicle, marine and architectural armor lines. Within these two basic kinds of armor, we offer the product lines listed below.

Fixed and Rotary Wing Aircraft Armor Systems

We design and manufacture ballistic armor systems for a wide variety of fixed and rotary wing aircraft. These systems are in the form of kits, with individual contoured panels which cover the entire aircraft’s floor, walls, seats, bulkheads, walls, oxygen containers, avionics and doors. All of our ballistic armor kits include a complete installation hardware kit containing all items required for installation. The supplied hardware is designed for each individual application in accordance with the installation hardware certification, which has been provided by Lockheed-Martin. Additionally, the fixed and rotary wing aircraft kits have been certified, by an independent test facility that is approved by the FAA, to meet flammability requirements of FAA/FAR 25.853, 12 Second Vertical Test and MIL-STD-810 Environmental Testing.

These kits have been sold to both the original airframe manufacturers and end users worldwide. Armor kits for rotary wing aircraft including Bell Helicopter’s B206, B212, B407, B412, B427, and UH-1H; Boeing’s CH-46 and CH-47; MD Helicopter’s MD 500, MD 600, and MD 900; Agusta Helicopter’s A109; Eurocopter’s EC-120, EC-135, BK117, and BO-105; Aerospatiale’s AS 330, AS 332, and AS 355; Sikorsky’s UH-60 and S-61; MIL MI-8 and MI-17; Robinson’s R-22 and R-44; and Kaman’s K-MAX.

Fixed wing aircraft kits include Lockheed’s C-130H, C-130J , and P-3; Boeing’s C-17; Alenia’s G-222 and C-27J; Ayers’ T-65; Rockwell’s OV-10; CASA CN 235 and CN 295; and special configurations of the Citation, Beechcraft and Cessna models.

Military Vehicles Armor Kits

For the military vehicle market, we provide ballistic armor kits to protect against fragmentation and rifle fire, 2½- and 5-ton trucks, HEMTT wreckers and various construction vehicles. These kits offer varying levels of protection for doors, floors, fuel tanks, air bottles, cargo beds, troop seat backs, critical components and glass. To date, we have protected vehicles deployed in Iraq, Afghanistan, and Kuwait. All of the provided kits are designed for easy field level installation and include required hardware and instructions.

Marine Armor Kits

For the marine market, we manufacture armor kits for the gun mounts on naval ships and riverine patrol boats. During Operation Desert Storm, we designed and manufactured .50 cal AP ballistic panels and deck mount brackets for the U.S. Navy. Since then, we have designed and manufactured armor to fit both the .50 cal and 25mm gun mounts on frigates, destroyers, cruisers and aircraft carriers. The result of this effort is that we have delivered armor systems to individual ships in the class and currently are pursuing armoring additional classes of ships throughout the Navy Command.

Additionally, we have designed program-specific armor for riverine and small boats throughout the world. While the majority of these armoring programs were limited to a small number of boats, the areas of coverage included complete coverage of the exterior walls of the wheel house, forward and aft gun placements, fire boxes, fuel tanks and engines. Unlike designing armor kits for aircraft, this type of armoring requires unique installation methods to allow for interference caused by surface mounted hardware and the impact of “green water” impacting the armor during rough weather.

Ballistic Vests and Plates and Body Armor

We manufacture a complete line of personal body armor, including concealable, external and special application armor. The concealable armor vest offers complete front, side and back protection using soft, lightweight, high strength proprietary woven ballistic fabrics.

Our external vest line includes assault, tactical, riot, stab and T-panel designs. Each of these designs can be modified to meet the individual wearer of customer’s requirements. Special application vests include the Armourfloat, which to our knowledge is currently the only ballistic/floatation vest approved by the U.S. Coast Guard; the Zip Out armor jacket, which offers covert protection in both a lightweight jacket or vest design; and our helicopter vest, which incorporates a unique protection/comfort design.

We offer a complete line of personal body armor including concealable ballistic vests, military vests and external tactical vests as well as a line of products specially designed for U.S. Navy Seal Teams and various law enforcement agencies in the United States and overseas. Our hard ballistic armor, designed to stop military rifle fire up to and including .50 caliber and European 12.7 mm Armor Piercing Incendiary (API) rounds, is used primarily on fixed and rotary wing aircraft, military ships and military vehicles, as well as in architectural applications.

We have designed and manufactured special operations personal armor including ballistic hand held shields and the LEGUARD Tactical Leg Armor, which offers complete front protection for the lower thigh, knee, shin and instep.

Other Armor for Specialty Applications

In addition to aircraft, marine, vehicle and vest armor, we also manufacture ballistic and fragmentation blankets and curtains for numerous specialty applications. These applications include operator protection around test equipment; rupture protection of pressure vessels, mechanical failure of production machinery and high pressure piping. Additionally, we have supplied armor for office use in protection of occupants from blast and glass fragments of windows and isolation of security rooms from surrounding environments.

SALES, MARKETINGAND CUSTOMERS

We maintain broad relationships throughout the aerospace and defense communities, including U.S. federal, state and local government and law enforcement agencies, along with many foreign government end users and procurement agencies.

We market our products directly to both the original airframe manufacturer, such as Alenia, Agusta, Bell-Textron, Boeing, EADS (Eurocopter), Lockheed-Martin and MD Helicopter, as well as, aircraft completion operations and end users worldwide. We maintain a strong presence in Europe, Southeast Asia, Asia, Central America and South America, utilizing key representatives located in each country.

Because of our constant contact with both engineering and marketing at the various airframe manufacturers, we have access to their new and existing model aircraft so that we can always update and/or design new ballistic armor kits to protect the flight deck, cabin, bulkhead and engine areas as required.

At the request of an airframe manufacturer or end user, we send a technical representative to meet the customer at the aircraft to review the layout of areas to be armored, develop templates if required and to determine any unique characteristics that the customer or end user desires incorporated into the armor. After the templates are converted to full size armor mock-up panels, they are taken back to the aircraft for review and approval by either the OEM or the user prior to production. This approach has proven to be the most effective in obtaining both OEM certification of each of our systems and in ensuring that our ballistic armor systems meet or exceed the end users’ operational and ballistic demands.

Our commercial customers have included Bell Helicopter, MD Helicopter, Robinson Helicopter, Sikorsky Helicopter, Schweitzer Helicopter, Agusta, and Lockheed-Martin in the United States, as well as Eurocopter (Germany), Alenia Aerospazio (Italy), EADS (Spain), and Bell (Canada).

Our U.S. military customers have included NAVSEA, NAVAIR, Army, Coast Guard, Marines, State Department, Border Patrol, and various SEAL and Small Boat Units.

Our foreign military customers have included the air forces of New Zealand, Australia, Thailand, Malaysia, Spain, Belgium, Sweden, Norway, Italy, Sri Lanka, Indonesia, Brazil, Argentina, and Turkey; the navies of Singapore, Thailand, Malaysia, Ecuador, Mexico, Colombia, Spain, Australia, and Japan; the armies of Thailand, Malaysia, Sri Lanka, Colombia, Mexico, Ecuador, Venezuela and Peru.
MANUFACTURING

Our manufacturing facilities are in the process of being relocated from Gardena, California to Auburn, Alabama, and are divided into hard and soft armor production areas. Dedicated cells are established for machining, pressing, cutting, molding, lay-up, assembly and creation of the hard armor panels. The soft armor production area has cells for cutting, sewing and packaging. All of our hard armor is manufactured using AoA-designed production molds, which ensure proper fit of each panel into the total ballistic armor kit.

AoA’s entire administrative and manufacturing operations are directed and controlled by procedures conforming to ISO 9001-2000. AoA was certified as ISO 9001-2000 in December 2003.

COMPETITION

Aircraft armor competition includes LAST Armor (a division of Foster-Miller, Inc.), Simula Inc. (a subsidiary of Armor Holdings, Inc.), and Protective Materials Company (a division of The Protective Group, Inc.). Military vehicle armor competition includes: O’Gara-Hess & Eisenhardt (a subsidiary of Armor Holdings, Inc.), ArmorWorks Harl Facility, Protective Materials Company, and Ceradyne, Inc. Ballistic vests competition includes: Point Blank Body Armor, Inc. (a subsidiary of DHB Industries, Inc.), Second Chance Body Armor, Inc., Protective Materials Company, American Body Armor (a subsidiary of Armor Holdings, Inc.), Protech Armor Systems (a subsidiary of Armor Holdings, Inc.) and Safariland, Ltd. (a subsidiary of Armor Holdings, Inc.). Marine armor competition includes Protective Materials Company. Many of our competitors have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

Vehicle Armoring
INTRODUCTION

We specialize in using state-of-the-art lightweight ceramic materials, special ballistic glass and advanced engineering processes to fully armor vans and SUVs through our majority-owned subsidiaries, MDT Protective Industries Ltd., located in Lod, Israel, and MDT Armor Corporation, located in Auburn, Alabama. We are a leading supplier to the Israeli military, Israeli special forces and special services. Our products have been proven in intensive battlefield situations and under actual terrorist attack conditions, and are designed to meet the demanding requirements of governmental and private sector customers worldwide.

We have acquired many years of battlefield experience in Israel. Our vehicles have provided proven life-saving protection for their passengers in incidents of rock throwing, handgun and assault rifle attack at point-blank range, roadside bombings and suicide bombings. In fact, to our knowledge an MDT-armored vehicle has never experienced bullet penetration into a vehicle cabin under attack. We also use our technology to protect vehicles against vandalism.

In 2003, we established MDT Armor’s operations in a new facility in Auburn, Alabama. Soon thereafter, the United States General Services Administration (GSA) awarded us a five-year contract for vehicle armoring, establishing a pricing schedule for armoring of GM Suburban and Toyota Land Cruiser SUVs and of GM Savana/Express passenger vans. With this contract, these armored vehicles became available for purchase directly by all federal agencies beginning December 1, 2003, and we received our first U.S. orders for vehicle armoring products during 2004.
THE ARMORING PROCESS

Armoring a vehicle involves much more than just adding “armor plates.” It includes professional and secure installation of a variety of armor components - inside doors, behind dashboards, and all other areas of passenger and engine compartments. We use overlapping sections to ensure protection from all angles, and install armored glass in the windshield and windows. We have developed certain unique features, such as new window operation mechanisms that can raise windows rapidly despite their increased weight, gun ports, run-flat tires, and more. We developed the majority of the materials that we use in-house or in conjunction with Israeli companies specializing in protective materials.

In order to armor a vehicle, we first disassemble the vehicle and remove the interior paneling, passenger seats, doors, windows, etc. We then fortify the entire body of the vehicle, including the walls, pillars, floors, roof and other critical components, and reinforce the door hinges. We achieve firewall protection from frontal assault with carefully designed overlapping armor. Options, such as air-conditioning, seating modifications and run-flat tires, are also available. We fix the armoring into the shell of the vehicle, ensuring that the installation and finishing is according to the standards set for that particular model. We then reassemble the vehicle as close to its original appearance as possible.

Once we have ensured full vehicle protection, we place a premium on retaining the original vehicle’s look and feel to the extent possible, including enabling full serviceability of the vehicle, thereby rendering the armoring process “invisible.” We work with our customers to understand their requirements, and together with the customer develop an optimized armoring solution. A flexible design-to-cost process helps evaluate tradeoffs between heavy and light materials and various levels of protection.

By working within the vehicle manufacturer’s specifications, we maintain stability, handling, center-of-gravity and overall integrity. Our methods minimize impact on payload, and do not obstruct the driver’s or passengers’ views. In many cases all the original warranties provided by the manufacturer are still in effect.
ARMORING MATERIALS

We offer a variety of armoring materials, optimized to the customer’s requirements. We use ballistic steel, composite materials (including Kevlar®, Dyneema® and composite armor steel) as well as special ceramics, together with special armored glass. We use advanced engineering techniques and “light” composite materials, and avoid, to the extent possible, using traditional “heavy” materials such as armored steel because of the added weight, which impairs the driving performance and handling of the vehicle. We also sell certain kinds of vehicles pre-armored.

All materials that we use meet not only international ballistic standards, but also the far more stringent requirements set down by the Israeli military, the Israeli Ministries of Defense and Transport, and the Israel Standards Institute. Our facilities have also been granted the ISO 9001:200 quality standards award.
PRODUCTSAND SERVICES

We armor a variety of vehicles for both commercial and military markets.

In the military market, we armor:

•	The David, an Ultra Light Armored Vehicle based on a Land Rover or Mercedes platform;

•	Command vehicles (such as the Land Rover Defender 110); and

•	Pickup trucks such as the Defender 130.

In the commercial market, we armor:

•	Sports utility vehicles (such as the GM Suburban, the Toyota Land Cruiser and the Land Rover Defender);

•	Trucks, such as the Ford F550;

•	Passenger vans (such as the Chevrolet Express, the General Motors Savana and the Ford Econoline); and

•	Small buses (based on vehicles in the Mercedes-Benz Vario and Sprinter lines).

SALES, MARKETINGAND CUSTOMERS

Most of our vehicle armoring business has historically come from Israel, although we have armored vehicles under contracts from companies in Yugoslavia, Mexico, Colombia, South Africa, Nigeria and Singapore. Our principal customer at present is the Israeli Ministry of Defense. Other customers include Israeli and American government ministries and agencies, private companies, medical services and private clients. In the United States, we armor vehicles for U.S. operations in Iraq.

In Israel, we market our vehicle armoring through vehicle importers, both pursuant to marketing agreements and otherwise, and directly to private customers in the public and private sectors. Most sales are through vehicle importers. In the U.S., vehicles are sold to the Army or to businesses operating in Iraq.

We hold exclusive armoring contracts with Israel’s sole General Motors and Chevrolet distributors. This means that these distributors will continue to honor the original vehicle warranty on armored versions of vehicles sold by them only if the armoring was done by us.

We are also partners in a joint venture with two prominent Indian companies for the design and manufacture of armored vehicles in India. The joint venture, called Concord Safety Solutions Limited, will offer armored vehicles to the Indian military and paramilitary organizations.

COMPETITION

The global armored car industry is highly fragmented. Major suppliers include both vehicle manufacturers and aftermarket specialists. As a highly labor-intensive process, vehicle armoring is numerically dominated by relatively small businesses. Industry estimates place the number of companies doing vehicle armoring in the range of around 500 suppliers globally. While certain large companies may armor several hundred cars annually, most of these companies are smaller operations that may armor in the range of five to fifty cars per year.

Among vehicle manufacturers, we believe Mercedes-Benz to have the largest vehicle-armoring market share. Among aftermarket specialists, we believe the largest share of the vehicle-armoring market is held by O’Gara-Hess & Eisenhardt, a subsidiary of Armor Holdings, Inc. Other aftermarket specialists include International Armoring Corp., Lasco, Texas Armoring and Chicago Armor (Moloney). Many of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

We believe the key factor in our competing successfully in this field will be our ability to penetrate new military and paramilitary markets outside of Israel, particularly those operating in Iraq and Afghanistan.

Battery and Power Systems Division

We manufacture and sell lithium and Zinc-Air batteries for defense and security products and other military applications and we pioneer advancements in Zinc-Air technology for electric vehicles through our Battery and Power Systems Division. During 2005, 2004 and 2003 revenues from our Battery and Power Systems Division were approximately $9.9 million, $10.5 million and $5.9 million, respectively (on a pro forma basis, assuming we had owned all components of our Battery and Power Systems Division since January 1, 2003, revenues in 2005, 2004 and 2003 would have been approximately $9.9 million, $10.5 million and $10.8 million, respectively).

Lithium Batteries and Charging Systems for the Military
INTRODUCTION

We sell lithium batteries and charging systems to the military through our subsidiary Epsilor Electronic Industries, Ltd., an Israeli corporation established in 1985 that we purchased early in 2004.

We specialize in the design and manufacture of primary and rechargeable batteries, related electronic circuits and associated chargers for military applications. We have experience in working with government agencies, the military and large corporations. Our technical team has significant expertise in the fields of electrochemistry, electronics, software and battery design, production, packaging and testing.

We have opened a lithium battery production and marketing facility at our current Auburn premises. The goal is to penetrate the military lithium battery market in the United States, and also enable U.S.-produced lithium batteries and chargers to be sold using funding from the Foreign Military Sales (FMS) program to countries such as Israel and Turkey.

PRODUCTS

We currently produce over 50 different products in the following categories:

•	Primary batteries;

•	Rechargeable batteries;

•	Smart chargers;

•	State of charge indicators; and

•	Control and monitoring battery circuits

Our lithium batteries are based on commercially-available battery cells that we purchase from several leading suppliers, with proprietary energy management circuitry and software. Our battery packs are designed to withstand harsh environments, and have a track record of years of service in armies worldwide.

We produce a wide range of primary batteries based on the following chemistries: lithium sulfur dioxide, lithium manganese dioxide and alkaline. The rechargeable battery chemistries that we employ are: nickel cadmium, nickel metal hydride and lithium-ion.

We manufacture single and multi-channel smart chargers for nickel cadmium, nickel metal hydride and lithium-ion batteries.

We have designed a number of sophisticated state of charge indicators. These are employed in our Epsilor products and are also sold as components to other battery pack manufacturers. We also develop and manufacture control systems for high rate primary battery-packs and monitoring systems for rechargeable battery-packs.

MARKETS/APPLICATIONS

Our target markets for our lithium batteries are military and security entities seeking high-end solutions for their power source needs. By their nature, the sell-in cycles are long and the resultant entry barriers are high. This is due to the high cost of developing custom designs and the long period needed to qualify any product for military use.

Our present customers include:

•	Armed forces in the Middle East and Asia;

•	Military original equipment manufacturers (OEMs); and

•	Various battery manufacturers.

COMPETITION

The main competitors for our lithium battery products are Bren-tronics Inc. in the United States, which controls much of the U.S. rechargeable market, AEA Battery Systems (a wholly owned subsidiary of AEA Technology plc) in the United Kingdom, which has the majority of the English military market, and Ultralife Batteries, Inc. On the primary end of the market there are a host of players who include the cell manufacturers themselves, including Saft S.A. and Ultralife Batteries, Inc.

It should be noted that a number of OEMs, such as Motorola, have internal engineering groups that can develop competitive products in-house. Additionally, many of our competitors have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

MARKETING

We market to our existing customers through direct sales. To generate new customers and applications, we rely on our working relationship with a selection of OEMs, with the intent of having these OEMs design our products into their equipment, thereby creating a market with a high entry barrier. Another avenue for market entry is via strategic relationships with major cell manufacturers.

MANUFACTURING

Our battery production lines for military batteries and chargers have been ISO-9001 certified since 1994. We believe that Epsilor’s 19,000 square foot facility in Dimona, Israel has the necessary capabilities and operations to support our production cycle.

Zinc-Air Fuel Cells, Batteries and Chargers for the Military

INTRODUCTION

We base our strategy in the field of Zinc-Air military batteries on the development and commercialization of our Zinc-Air fuel cell technology, as applied in the batteries we produce for the U.S. Army’s Communications and Electronics Command (CECOM) through our subsidiary Electric Fuel Battery Corporation. We will continue to seek new applications for our technology in defense projects, wherever synergistic technology and business benefits may exist. We intend to continue to develop our battery products for defense agencies, and plan to sell our products either directly to such agencies or through prime contractors. We will also look to extend our reach to military markets outside the United States.

Since 1998 we have received and performed a series of contracts from CECOM to develop and evaluate advanced primary Zinc-Air fuel cell packs. Pursuant to these contracts, we developed and began selling in 2002 a 12/24 volt, 800 watt-hour battery pack for battlefield power, which is based on our Zinc-Air fuel cell technology, weighs only six pounds and has approximately twice the energy capacity per pound of the U.S. Army’s standard lithium-sulfur dioxide battery packs - the BA-8180/U battery.

In the second half of 2002, our five-year program with CECOM to develop a Zinc-Air battery for battlefield power culminated in the assignment of a National Stock Number and a $2.5 million delivery order for the newly designated BA-8180/U battery. Subsequent to this initial $2.5 million delivery order, we received additional follow-on orders from the Army.

Our batteries have been used in both Afghanistan (Operation Enduring Freedom) and in Iraq (Operation Iraqi Freedom). In June of 2004, our BA-8180 Zinc-Air battery was recognized by the U.S Army Research, Development and Engineering Command as one of the top ten inventions of 2003.

Our Zinc-Air batteries, rechargeable batteries and battery chargers for the military are manufactured through our Electric Fuel Battery Corporation subsidiary. In 2003, our EFB facilities were granted ISO 9001 “Top Quality Standard” certification.

PRODUCTS

Zinc-Air Power Packs

BA-8180/U

Electric Fuel Zinc-Air power packs are lightweight, low-cost primary Zinc-Air batteries with up to twice the energy capacity per pound of primary lithium (LiSO2) battery packs, which are the most popular batteries used in the US military today. Zinc-Air batteries are inherently safe in storage, transportation, use, and disposal.

The BA-8180/U is a 12/24 volt, 800 watt-hour battery pack approximately the size and weight of a notebook computer. The battery is based on a new generation of lightweight, 30 ampere-hour cells developed by us over the last five years with partial funding by CECOM. Each BA-8180/U battery pack contains 24 cells.

The battery has specific energy of up to 275 Wh/kg, which is substantially higher than that of any competing disposable battery available to the defense and security industries. By way of comparison, the BA-5590, a popular LiSO2 battery pack, has only 175 Wh/kg. Specific energy, or energy capacity per unit of weight, translates into longer operating times for battery-powered electronic equipment, and greater portability as well. Because of lower cost per watt-hour, the BA-8180/U can provide substantial cost savings to the Army when deployed for longer missions, even for applications that are not man-portable.

CECOM has assigned a National Stock Number (NSN) to our Zinc-Air battery, making it possible to order and stock the battery for use by the Armed Forces. CECOM also assigned the designation BA-8180/U to our Zinc-Air battery, the first time an official US Army battery designation was ever assigned to a Zinc-Air battery.

Based on extensive contacts with the US and foreign military agencies, we believe that a significant market exists for the BA-8180/U both in the US Armed Forces and abroad.

8140/U

The BA-8140/U is a new product that has recently been qualified and that has already generated initial sales of over 5,000 batteries from CECOM. The BA-8140/U is a smaller version of our 8180/U, which we developed at the request of CECOM. It is approximately half the size, weight and capacity of our 8180/U, and is appropriate for smaller hand-held communications devices.

Adapters

The BA-8180/U is a battery, but in order to connect it or the 8140/U to a specific piece of equipment, an adapter must be used. In order to provide compatibility between the battery and various items of military equipment, we supply various types of electrical interface adapters for the BA-8180/U and the 8140/U, including equipment-specific adapters for the AN/PRC-119 SINCGARS and SINCGARS ASIP tactical radio sets, and a generic interface for items of equipment that were designed to interface with a BA-5590 or equivalent battery. Each of the three interfaces was also assigned a national stock number (NSN) by CECOM. In addition, we are have recently qualified four more electrical interfaces. These address various applications, including other radios, night vision, missile launchers and chemical detectors.

Hybrids

We have also developed interface adapters for other items of equipment which require higher power than the BA-8180/U can provide by itself. For example, we have developed a hybrid battery system comprising a BA-8180/U battery pack and two small rechargeable lead-acid packs. Even with the weight of the lead-acid batteries, this hybrid system powers a satellite communications terminal for significantly longer than an equivalent weight of BA-5590 LiSO2 battery packs. We have also developed a hybrid system that incorporates ultracapacitors. We received our first orders for this man-portable hybrid power source from the U.S. Army late in 2005.

Forward Field Chargers

One of the initial goals to develop high energy density and power density Zinc-Air batteries was to deploy them as forward field chargers. It was envisioned that a man portable power pack would be required by the dismounted soldier to charge the range of rechargeable batteries now proliferating in the military. A high efficiency forward field charger has been developed which enables either a BB-390/U (NiMH) or a BB-2590/U (Li-ion) to receive multiple charges from a single BA-8180/U. We are also in the process of developing a forward field charger for the CSEL survival radio.

Other Zinc-Air Products

A fourth generation of Zinc-Air products is being developed for applications where volume is critical, and/or where the power to energy ratio needs to be significantly higher than that of the BA-8180/U. These “Gen4” Zinc-Air products consist of an air cathode folded around a zinc electrode. Gen4 was originally developed for the Marine Corps Dragon Eye UAV, which requires up to 200 W from a battery that fits into its sleek fuselage and which weighs less than one kilogram. Along the way, it was recognized that the Gen4 design could be applied to other battery missions requiring high power as well as energy density, such as Land Warrior and Objective Force Warrior soldier systems, where up to 500 Wh of energy are required of a 24 hour battery that must be worn conformably, at minimal weight. For these systems the battery currently limits functionality, and Gen4 zinc-air may be the enabling technology. During 2004 and 2005, we were awarded $1.65 million of congressional funds and CECOM funding for the first two phases of a three-phase BAA (Broad Agency Announcement, which is a simplified form of government solicitation for basic research and development) to develop this technology.

We are currently under a multi-year program with an Israeli security agency to demonstrate the feasibility of Zinc-Air batteries for both unmanned aerial vehicles (UAV) and micro-air vehicles (MAV) platforms, respectively. Flights have been demonstrated with a 50W, 200Wh/kg battery for a 500g MAV.

MARKETS/APPLICATIONS

As an external alternative to the popular lithium based BA-5590/U, the BA-8180 can be used in many applications operated by the 5590. The BA-8180/U can be used for a variety of military applications, including:

•	Tactical radios

•	SIGINT systems

•	Training systems

•	SATCOM radios

•	Nightscope power

•	Guidance systems

•	Surveillance systems

•	Sensors

CUSTOMERS

The principal customers for our Zinc-Air batteries during 2005 were the U.S. Army’s Communications-Electronics Command (CECOM) and the Defense Logistics Agency (DLA).

COMPETITION

The BA-8180/U is the only Zinc-Air battery to hold a US Army battery designation. It does, however, compete with other primary (disposable) batteries, and primarily lithium based batteries. In some cases, primarily in training missions, it will also compete with rechargeable batteries.

Zinc-Air batteries are inherently safer than primary lithium battery packs in storage, transportation, use, and disposal, and are more cost effective. They are lightweight, with up to twice the energy capacity per pound of primary lithium battery packs. Zinc-Air batteries for the military are also under development by Rayovac Corporation. Rayovac’s military Zinc-Air batteries utilize cylindrical cells, rather than the prismatic cells that we developed. While cylindrical cells may provide higher specific power than our prismatic cells, we believe they will generally have lower energy densities and be more difficult to manufacture.

The most popular competing primary battery in use by the US Armed Forces is the BA-5590/U, which uses lithium-sulfur dioxide (LiSO2) cells. The largest suppliers of LiSO2 batteries to the US military are believed to be Saft America Inc. and Eagle Picher Technologies LLC. The battery compartment of most military communications equipment, as well as other military equipment, is designed for the x90 family of batteries, of which the BA-5590 battery is the most commonly deployed. Another primary battery in this family is the BA-5390, which uses lithium-manganese dioxide (LiMnO2) cells. Suppliers of LiMnO2 batteries include Ultralife Batteries Inc., Saft and Eagle Picher.

Rechargeable batteries in the x90 family include lithium-ion and nickel-metal hydride batteries which may be used in training missions in order to save the higher costs associated with primary batteries. Because of the short usage time per charge cycle, rechargeable batteries are not considered suitable for use in combat.

Our BA-8180 does not fit inside the battery compartment of any military equipment, and therefore is connected externally using an interface adapter that we also sell to the Army. Our battery offers greatly extended mission time, along with lower total mission cost, and these significant advantages often greatly outweigh the slight inconvenience of fielding an external battery.

MANUFACTURING

We maintain a battery factory for EFB in Auburn, Alabama, where we have leased 15,000 square feet of light industrial space from the city of Auburn. We also have production capabilities for some battery components at the facility of EFL in Beit Shemesh, Israel. Both the facilities in Auburn and those in Beit Shemesh have received ISO 9001 “Top Quality Standard” certification.

Electric Vehicles

INTRODUCTION

We believe that electric buses represent a particularly important market for electric vehicles in the United States. An all-electric, full-size bus powered by the Electric Fuel system can provide to transit authorities a full day’s operating range for both heavy duty city and suburban routes in all weather conditions. We conduct our electric vehicle activities through our subsidiary Electric Fuel Ltd.

At this time the technical activity on our Electric Vehicle program is on hold while we seek funding to introduce this technology commercially.

THE ELECTRIC FUEL ZINC-AIR ENERGY SYSTEM FOR ELECTRIC VEHICLES

The Electric Fuel Zinc-Air Energy System consists of:

•	an in-vehicle, Zinc-Air fuel cell unit consisting of a series of Zinc-Air cells and refuelable zinc-fuel anode cassettes using commercially-available zinc;

•	a battery exchange unit for fast vehicle turn-around that is equivalent to the time needed to refuel a diesel bus;

•	an automated battery refueling system for mechanically replacing depleted zinc-fuel cassettes with charged cassettes; and

•	a regeneration system for electrochemical recycling and mechanical repacking of the discharged fuel cassettes.

With its proprietary high-power air cathode and zinc anode technologies, our Zinc-Air fuel cell delivers a unique combination of high-energy density and high-power density, which together power electric vehicles with speed, acceleration, driving range and driver convenience similar to that of conventionally powered vehicles.

THE DEPARTMENT OF TRANSPORTATION-FEDERAL TRANSIT ADMINISTRATION ZINC-AIR ALL ELECTRIC TRANSIT BUS PROGRAM

In the United States, our Zinc-Air technology is the focus of a Zinc-Air All Electric Bus demonstration program the costs and expenditures of which are 50% offset by subcontracting fees paid by the U.S. Department of Transportation’s Federal Transit Administration (FTA). The test program is designed to prove that an all-electric bus can meet these and all other Los Angeles and New York Municipal Transit Authority mass transit requirements including requirements relating to performance, speed, acceleration and hill climbing.

Phase IV of the program, which we began in October 2003 and which ended in 2005, was a $1.5 million cost-shared program (half of which was funded by the FTA and the remainder by the program partners, including us) that explored steps necessary for commercializing the all-electric zinc-air/ultracapacitor hybrid bus. It focused on continued optimization of the propulsion system developed in previous phases, on additional vehicle and system testing, including testing alternative advanced auxiliary battery technologies, and on evaluating alternative zinc anodes, which are more commercially available in North America.

COMPETITION

We believe that our products must be available at a price that is competitive with alternative technologies, particularly those intended for use in zero or low-emission vehicles. Besides other battery technologies, these include hydrogen fuel cells, “hybrid systems” that combine an internal combustion engine and battery technologies, and use of regular or low-pollution fuels such as gasoline, diesel, compressed natural gas, liquefied natural gas, ethanol and methanol. Other alternative technologies presently use costly components, including use of flywheels and catalytic removal of pollutants. These various technologies are at differing stages of development and any one of them, or a new technology, may prove to be more cost effective, or otherwise more readily acceptable by consumers, than the Electric Fuel Zinc-Air Energy System for electric vehicles. In addition, the California Air Resource Board has expressed to us concerns about the costs associated with the Zinc-Air regeneration infrastructure as compared to battery technologies that use electrical recharging.

Lifejacket Lights

PRODUCTS

In 1996, we began to produce and market lifejacket lights built with our patented magnesium-cuprous chloride batteries, which are activated by immersion in water (water-activated batteries), for the aviation and marine safety and emergency markets. Additionally, in 2004 we added two new models to our line of lifejacket light, based on lithium batteries. At present we have a product line consisting of seven lifejacket light models, five for use with marine life jackets and two for use with aviation life vests, all of which work in both freshwater and seawater. Each of our lifejacket lights is certified for use by relevant governmental agencies under various U.S. and international regulations. We manufacture, assemble and package all our lifejacket lights through EFL in our factory in Beit Shemesh, Israel.

MARKETING

We market our marine safety products through our own network of distributors in Europe, the United States, Asia and Oceania. We market our lights to the commercial aviation industry through The Burkett Company of Houston, Texas, which receives a commission on sales.

COMPETITION

Two of the largest manufacturers of aviation and marine safety products, including TSO and SOLAS-approved lifejacket lights, are ACR Electronics Inc. of Hollywood, Florida, and Pains Wessex McMurdo Ltd. of England. Other significant competitors in the marine market include Daniamant Aps of Denmark, and SIC of Italy.

Backlog

We generally sell our products under standard purchase orders. Orders constituting our backlog are subject to changes in delivery schedules and are typically cancelable by our customers until a specified time prior to the scheduled delivery date. Accordingly, our backlog is not necessarily an accurate indication of future sales. As of December 31, 2005 and 2004, our backlog for the following years was approximately $18.3 million and $25.0 million, respectively, divided among our divisions as follows:

Division	2005	2004
Simulation and Training Division	$9,379,000	$12,691,000
Battery and Power Systems Division	4,523,000	8,325,000
Armor Division	4,440,000	4,002,000
TOTAL:	$18,342,000	$25,018,000

Major Customers

During 2005, including all of our divisions, various branches of the United States military accounted for approximately 33% of our revenues.

Patents and Trade Secrets

We rely on certain proprietary technology and seek to protect our interests through a combination of patents, trademarks, copyrights, know-how, trade secrets and security measures, including confidentiality agreements. Our policy generally is to secure protection for significant innovations to the fullest extent practicable. Further, we seek to expand and improve the technological base and individual features of our products through ongoing research and development programs.

We rely on the laws of unfair competition and trade secrets to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through confidentiality and non-disclosure agreements with customers, suppliers, employees and consultants, and through other security measures. However, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Effective trade secret protection may not be available in every country in which we offer or intend to offer our products and services to the same extent as in the United States. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

Research and Development

During the years ended December 31, 2005, 2004 and 2003, our gross research and product development expenditures were approximately $1.3 million, $1.7 million and $1.1 million, respectively, including research and development in discontinued operations. During these periods, the Office of the Chief Scientist of the Israel Ministry of Industry and Trade (the “Chief Scientist”) participated in our research and development efforts relating to our consumer battery business, thereby reducing our gross research and product development expenditures in the amounts of approximately $0, $0 and $26,000 for the years 2005, 2004 and 2003, respectively.

EFL has certain contingent royalty obligations to Chief Scientist and the Israel-U.S. Binational Industrial Research and Development Foundation (BIRD, which apply (in respect of continuing operations) only to our Electric Vehicle program. As of December 31, 2005, our total outstanding contingent liability in this connection was approximately $11.0 million.

Employees

As of February 28, 2006, we had 277 full-time employees worldwide. Of these employees, 4 hold doctoral degrees and 21 hold other advanced degrees. Of the total, 70 employees were engaged in product research and development, 132 were engaged in production and operations, 17 were engaged in marketing and sales, and 58 were engaged in general and administrative functions. Our success will depend in large part on our ability to attract and retain skilled and experienced employees.

We and our employees are not parties to any collective bargaining agreements. However, as certain of our employees are located in Israel and employed by EFL, MDT or Epsilor, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) are applicable to EFL’s, MDT’s and Epsilor’s employees by order (the “Extension Order”) of the Israeli Ministry of Labor and Welfare. These provisions principally concern the length of the work day and the work week, minimum wages for workers, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment, including certain automatic salary adjustments based on changes in the Israeli CPI.

Israeli law generally requires severance pay upon the retirement or death of an employee or termination of employment without due cause; additionally, some of our senior employees have special severance arrangements, certain of which are described under “Executive Compensation - Employment Contracts,” below. We currently fund our ongoing severance obligations by making monthly payments to approved severance funds or insurance policies. In addition, Israeli employees and employers are required to pay specified sums to the National Insurance Institute, which is similar to the United States Social Security Administration. Since January 1, 1995, such amounts also include payments for national health insurance. The payments to the National Insurance Institute are approximately 15.6% of wages, of which the employee contributes approximately 62% and the employer contributes approximately 38%. The majority of the permanent employees of EFL, about a quarter of the permanent employees of MDT, and one of the permanent employees of Epsilor, are covered by “managers’ insurance,” which provides life and pension insurance coverage with customary benefits to employees, including retirement and severance benefits. We contribute 14.33% to 15.83% (depending on the employee) of base wages to such plans and the permanent employees contribute 5% of their base wages.

In 1993, an Israeli court held that companies that are subject to the Extension Order are required to make pension contributions exclusively through contributions to Mivtachim Social Institute of Employees Ltd., a pension fund managed by the Histadrut. We subsequently reached an agreement with Mivtachim with respect to providing coverage to certain production employees and bringing ourselves into conformity with the court decision. The agreement does not materially increase our pension costs or otherwise materially adversely affect its operations. Mivtachim has agreed not to assert any claim against us with respect to any of our past practices relating to this matter. Although the arrangement does not bind employees with respect to instituting claims relating to any nonconformity by us, we believe that the likelihood of the assertion of claims by employees is low and that any potential claims by employees against us, if successful, would not result in any material liability to us.

PROPERTIES

Our primary executive offices are located in FAAC’s offices, consisting of approximately 17,800 square feet of office and warehouse space in Ann Arbor, Michigan, pursuant to a lease expiring in January 2008. FAAC has also leased 10,900 square feet of office and warehouse space in Ann Arbor, Michigan pursuant to a lease beginning in June 2006 and expiring in January 2008, for use by IES.

EFB and MDT Armor both operate out of our Auburn, Alabama facilities, constituting approximately 30,000 square feet, which is leased from the City of Auburn through December 2008. We are in the process of moving the operations of AoA to Auburn as well.

Our management and administrative facilities and research, development and production facilities for the manufacture and assembly of our Survivor Locator Lights, constituting approximately 18,300 square feet, are located in Beit Shemesh, Israel, located between Jerusalem and Tel-Aviv (within Israel’s pre-1967 borders). The lease for these facilities in Israel expires on December 31, 2007; we have the ability to terminate the lease every two years upon three months’ written notice. Moreover, we may terminate the lease at any time upon twelve months written notice. Most of the members of our senior management, including our Chief Executive Officer and our Chief Operating Officer, work extensively out of our Beit Shemesh facility. Our Chief Financial Officer works out of our Ann Arbor, Michigan facility.

Our Epsilor subsidiary rents approximately 19,000 square feet of factory, office and warehouse space in Dimona, Israel, in Israel’s Negev desert (within Israel’s pre-1967 borders), on a month-to-month basis.

Our IES subsidiary rents approximately 8,900 square feet of office and warehouse space in Littleton, Colorado, approximately ten miles outside of Denver, pursuant to a lease expiring in September 2005. This lease is currently month-to-month, and is expected to end in May 2006.

Our MDT subsidiary rents approximately 20,000 square feet of office space in Lod, Israel, near Ben-Gurion International airport (within Israel’s pre-1967 borders) pursuant to a lease renewable on an annual basis.

We believe that our existing and currently planned facilities are adequate to meet our current and foreseeable future needs.

LEGAL PROCEEDINGS

As of the date of this filing, there were no material pending legal proceedings against us, except as follows:

In December 2004, AoA filed an action in the United States Court of Federal Claims against the United States Naval Air Systems Command (NAVAIR), seeking approximately $2.2 million in damages for NAVAIR’s alleged improper termination of a contract for the design, test and manufacture of a lightweight armor replacement system for the United States Marine Corps CH-46E rotor helicopter. NAVAIR, in its answer, counterclaimed for approximately $2.1 million in alleged reprocurement and administrative costs.

In connection with our acquisition of FAAC, we have a contingent earnout obligation in an amount equal to the net income realized by us from certain specific programs that were identified by us and the former shareholders of FAAC as appropriate targets for revenue increases in 2005. Through March 31, 2006, we had accrued an amount of $603,764 in respect of such earnout obligation against FAAC’s goodwill. In May 2006, the former shareholders of FAAC brought an arbitration action in Michigan against us alleging that the specific programs identified include more orders than those with respect to which we had made accrual in respect of this earnout obligation, and seeking an additional $3.1 million. We believe there is no basis for this claim, and intend to contest it vigorously.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Nasdaq Global Market (formerly known as the Nasdaq National Market). Our Nasdaq ticker symbol is “ARTX.” The following table sets forth, for the periods indicated, the range of high and low sales prices of our common stock on the Nasdaq Global/National Market System; such prices have been adjusted to reflect the one-for-fourteen reverse stock split effected on June 21, 2006:

Year Ended December 31, 2006	High	Low
Third Quarter (through July 21, 2006)	$3.92	$2.31
Second Quarter	$8.12	$2.30
First Quarter	$8.96	$5.18

Year Ended December 31, 2005	High	Low
Fourth Quarter	$10.64	$5.04
Third Quarter	$16.66	$9.80
Second Quarter	$20.44	$14.00
First Quarter	$24.92	$17.64

Year Ended December 31, 2004	High	Low
Fourth Quarter	$30.24	$21.00
Third Quarter	$29.96	$16.52
Second Quarter	$60.76	$26.60
First Quarter	$35.42	$23.10

As of April 21, 2006 we had approximately 322 holders of record of our common stock. The last sale price of our common stock as reported on the Nasdaq Global Market on July 21, 2006 was $3.21 per share.

Dividends

We have never paid any cash dividends on our common stock. The Board of Directors presently intends to retain all earnings for use in our business. Any future determination as to payment of dividends will depend upon our financial condition and results of operations and such other factors as the Board of Directors deems relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial information set forth below with respect to the consolidated statement of operations for each of the five fiscal years in the period ended December 31, 2005, and with respect to the balance sheets at the end of each such fiscal year has been derived from our consolidated financial statements.

The results of operations, including revenue, operating expenses, and financial income, of the consumer battery segment for the years ended December 31, 2003, 2002 and 2001 have been reclassified in the accompanying statements of operations as discontinued operations. Our accompanying consolidated balance sheets at December 31, 2003, 2002 and 2001 give effect to the assets of the consumer battery business as discontinued operations within current assets and liabilities. Thus, the financial information presented herein includes only continuing operations.

The Consolidated Financial Statements at December 31, 2003 and for the year then ended have been restated.

The financial information set forth below is qualified by and should be read in conjunction with the Consolidated Financial Statements incorporated by reference into this prospectus and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003**	2004	2005	2005	2006
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenues	$2,094	$6,407	$17,326	$49,954	$49,045	$10,387	$8,896
Cost of revenues	1,992	4,422	11,088	34,011	34,384	6,372	6,653
Research and development expenses	456	686	1,053	1,731	1,300	415	305
Selling, general and administrative expenses and their impairment and amortization of intangible assets	3,934	5,982	10,255	18,394	34,662	5,338	4,717
Operating loss	(4,288)	(4,683)	(5,070)	(4,182)	(21,301)	(1,737)	(2,778)
Other income	—	—	—	—	339	—	18
Financial income (expenses), net	263	100	4,039	4,229	(2,706)	(469)	(1,461)
Loss before minority interest in (loss) earnings of subsidiary and tax expenses	(4,026)	(4,583)	(9,109)	(8,411)	(23,668)	(2,206)	(4,221)
Taxes on income	—	—	(396)	(586)	(237)	(217)	(40)
Earnings (loss) from affiliated company	—	—	—	—	(75)	—	38
Minority interest in (loss) earnings of subsidiary	—	(355)	157	(45)	57	(33)	9
Loss from continuing operations	(4,026)	(4,938)	(9,348)	(9,042)	(23,923)	(2,457)	(4,213)
Income (loss) from discontinued operations	(13,261)	(13,566)	110	—	(120)	—	—
Net loss for the period	(17,287)	(18,504)	(9,238)	(9,042)	(24,043)	(2,457)	(4,213)
Deemed dividend to certain stockholders of common stock	(1,197)	—	(350)	(3,329)	—	—	(317)
Net loss attributable to stockholders of common stock	$(18,483)	$(18,504)	$(9,588)	$(12,371)	$(24,043)	$(2,457)	$(4,531)
Basic and diluted net loss per share from continuing operations	$(3.02)	$(2.13)	$(3.33)	$(1.81)	$(4.09)	$(0.43)	$(0.70)
Loss per share for combined operations	$(10.69)	$(8.00)	$(3.45)	$(2.48)	$(4.09)	$(0.43)	$(0.70)
Weighted average number of common shares used in computing basic and diluted net loss per share (in thousands)	1,729	2,313	2,778	4,995	5,872	5,722	6,480

	As at December 31,					As at March 31,
	2001	2002	2003**	2004	2005	2005	2006
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, investments in marketable debt securities and restricted collateral deposits	$12,672	$2,091	$14,391	$13,832	$10,084	$9,835	$12,157
Receivables and other assets*	11,515	7,895	8,898	25,746	29,758	25,945	25,339
Property and equipment, net of depreciation	2,221	2,555	2,293	4,601	4,290	4,492	3,990
Goodwill and other intangible assets, net	—	7,522	7,440	54,113	40,587	53,287	40,123
Total assets	$26,408	$20,063	$33,022	$98,292	$84,719	$93,559	$81,609
Current liabilities*	$3,874	$7,272	$6,710	$26,381	$26,167	$23,376	$21,588
Long-term liabilities***	3,126	3,753	4,686	6,438	12,287	6,954	12,467
Stockholders’ equity	19,408	9,038	21,626	65,473	46,265	63,229	47,554
Total liabilities and stockholders equity*	$26,408	$20,063	$33,022	$98,292	$84,719	$93,559	$81,609

*	Includes long-term restricted deposits and assets and liabilities, as applicable, from discontinued operations.
**	Restated.
***	Includes minority interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve inherent risks and uncertainties. When used in this discussion, the words “believes,” “anticipated,” “expects,” “estimates” and similar expressions are intended to identify such forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth elsewhere in this prospectus. Please see “Risk Factors,” above, and in our other filings with the Securities and Exchange Commission.

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements incorporated by reference into this prospectus, and the notes thereto. We have rounded amounts reported here to the nearest thousand, unless such amounts are more than 1.0 million, in which event we have rounded such amounts to the nearest hundred thousand.

General

We are a defense and security products and services company, engaged in three business areas: interactive simulation for military, law enforcement and commercial markets; batteries and charging systems for the military; and high-level armoring for military, paramilitary and commercial vehicles. We operate in three business units:

•
we develop, manufacture and market advanced high-tech multimedia and interactive digital solutions for use-of-force and driving training of military, law enforcement, security and other personnel (our Simulation and Training Division);

•	we manufacture aviation armor and we utilize sophisticated lightweight materials and advanced engineering processes to armor vehicles (our Armoring Division); and

•
we manufacture and sell Zinc-Air and lithium batteries for defense and security products and other military applications and we pioneer advancements in Zinc-Air battery technology for electric vehicles (our Battery and Power Systems Division).

During 2004, we acquired three new businesses: FAAC Corporation, located in Ann Arbor, Michigan, which provides simulators, systems engineering and software products to the United States military, government and private industry (which we have placed in our Simulation and Training Division); Epsilor Electronic Industries, Ltd., located in Dimona, Israel, which develops and sells rechargeable and primary lithium batteries and smart chargers to the military and to private industry in the Middle East, Europe and Asia (which we have placed in our Battery and Power Systems Division); and Armour of America, Incorporated, located in Los Angeles, California, which manufacturers aviation armor both for helicopters and for fixed wing aircraft, marine armor, personnel armor, armoring kits for military vehicles, fragmentation blankets and a unique ballistic/flotation vest (ArmourFloat) that is U.S. Coast Guard-certified, which we have placed in our Armor Division. Our financial results for 2004 do not include the activities of FAAC, Epsilor or AoA for the full year and therefore are not directly comparable to our financial results for 2005.

Critical Accounting Policies

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, allowance for bad debts, inventory, contingencies and warranty reserves, impairment of intangible assets and goodwill. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Under different assumptions or conditions, actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Significant management judgments and estimates must be made and used in connection with the recognition of revenue in any accounting period. Material differences in the amount of revenue in any given period may result if these judgments or estimates prove to be incorrect or if management’s estimates change on the basis of development of the business or market conditions. Management judgments and estimates have been applied consistently and have been reliable historically.

A portion of our revenue is derived from license agreements that entail the customization of FAAC’s simulators to the customer’s specific requirements. Revenues from initial license fees for such arrangements are recognized in accordance with Statement of Position 81-1 “Accounting for Performance of Construction - Type and Certain Production - Type Contracts” based on the percentage of completion method over the period from signing of the license through to customer acceptance, as such simulators require significant modification or customization that takes time to complete. The percentage of completion is measured by monitoring progress using records of actual time incurred to date in the project compared with the total estimated project requirement, which corresponds to the costs related to earned revenues. Estimates of total project requirements are based on prior experience of customization, delivery and acceptance of the same or similar technology and are reviewed and updated regularly by management.

We believe that the use of the percentage of completion method is appropriate as we have the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and terms of settlement. In all cases we expect to perform our contractual obligations and our licensees are expected to satisfy their obligations under the contract. The complexity of the estimation process and the issues related to the assumptions, risks and uncertainties inherent with the application of the percentage of completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and specification and testing requirement changes.

We account for our other revenues from IES simulators in accordance with the provisions of SOP 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants and as amended by SOP 98-4 and SOP 98-9 and related interpretations. We exercise judgment and use estimates in connection with the determination of the amount of software license and services revenues to be recognized in each accounting period.

We assess whether collection is probable at the time of the transaction based on a number of factors, including the customer’s past transaction history and credit worthiness. If we determine that the collection of the fee is not probable, we defer the fee and recognize revenue at the time collection becomes probable, which is generally upon the receipt of cash.

Allowance for Doubtful Accounts

We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding receivables. In determining the provision, we analyze our historical collection experience and current economic trends. We reassess these allowances each accounting period. Historically, our actual losses and credits have been consistent with these provisions. If actual payment experience with our customers is different than our estimates, adjustments to these allowances may be necessary resulting in additional charges to our statement of operations.

Accounting for Income Taxes

Significant judgment is required in determining our worldwide income tax expense provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of cost reimbursement arrangements among related entities, the process of identifying items of revenue and expense that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation. Although we believe that our estimates are reasonable, the final tax outcome of these matters may be different than that which is reflected in our historical income tax provisions and accruals. Such differences could have a material effect on our income tax provision and net income (loss) in the period in which such determination is made.

We have provided a valuation allowance on the majority of our net deferred tax assets, which includes federal and foreign net operating loss carryforwards, because of the uncertainty regarding their realization. Our accounting for deferred taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”), involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a valuation allowance was required, we primarily considered such factors as our history of operating losses and expected future losses in certain jurisdictions and the nature of our deferred tax assets. The Company and its subsidiaries provide valuation allowances in respect of deferred tax assets resulting principally from the carryforward of tax losses. Management currently believes that it is more likely than not that the deferred tax regarding the carryforward of losses and certain accrued expenses will not be realized in the foreseeable future. The company does not provide for US Federal Income taxes on the undistributed earnings of its foreign subsidiaries because such earnings are re-invested and, in the opinion of management, will continue to be re-invested indefinitely.

In addition, we operate within multiple taxing jurisdictions and may be subject to audits in these jurisdictions. These audits can involve complex issues that may require an extended period of time for resolution. In management’s opinion, adequate provisions for income taxes have been made.

Inventories

Our policy for valuation of inventory and commitments to purchase inventory, including the determination of obsolete or excess inventory, requires us to perform a detailed assessment of inventory at each balance sheet date, which includes a review of, among other factors, an estimate of future demand for products within specific time horizons, valuation of existing inventory, as well as product lifecycle and product development plans. The estimates of future demand that we use in the valuation of inventory are the basis for our revenue forecast, which is also used for our short-term manufacturing plans. Inventory reserves are also provided to cover risks arising from slow-moving items. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based on assumptions about future demand and market conditions. We may be required to record additional inventory write-down if actual market conditions are less favorable than those projected by our management. For fiscal 2005, no significant changes were made to the underlying assumptions related to estimates of inventory valuation or the methodology applied.

Goodwill

Under Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests based on estimated fair value in accordance with SFAS 142.

During 2005, we performed an impairment test of goodwill, based on management’s projections and using expected future discounted operating cash flows, as a response to several factors, including without limitation the reduced sales in AoA (a component of our Armor Division), the fact that AoA failed to meet its projections, the decision of the General Manager of AoA and his new supervisor to leave the employ of AoA and us, respectively, and general uncertainty about the market for AoA’s products in general and AoA’s business in particular - specifically, the delay or loss of several potential orders, decisions by customers to utilize methods of armor not produced by AoA (hard armor instead of soft armor), and the change in U.S. military priorities from acquiring new armor to funding the ground forces in Iraq and Afghanistan. Furthermore, following Hurricane Katrina, the appropriation of substantial funds earmarked for defense was delayed to provide funds for hurricane relief. As of December 31, 2005, as a result of this impairment test, we identified in AoA an impairment of goodwill in the amount of $11,757,812.

In connection with our acquisition of AoA, we have a contingent earnout obligation in an amount equal to the revenues realized by us from certain specific programs that were identified by us and the former shareholder of AoA as appropriate targets for revenue increases. The earnout provides that if AoA receives certain types of orders from certain specific customers prior to December 31, 2006 (“Additional Orders”), then upon shipment of goods in connection with such Additional Orders, the former shareholder of AoA will be paid an earnout based on revenues, up to a maximum of an additional $6 million. As of December 31, 2005, we have accrued a liability of $1,204,150 in respect of such earnout obligation.

We determine fair value using discounted cash flow analysis. This type of analysis requires us to make assumptions and estimates regarding industry economic factors and the profitability of future business strategies. It is our policy to conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations. In assessing the recoverability of our goodwill, we may be required to make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This process is subjective and requires judgment at many points throughout the analysis. If our estimates or their related assumptions change in subsequent periods or if actual cash flows are below our estimates, we may be required to record impairment charges for these assets not previously recorded.

Other Intangible Assets

Other intangible assets are amortized to the Statement of Operations over the period during which benefits are expected to accrue, currently estimated at two to ten years.

The determination of the value of such intangible assets requires us to make assumptions regarding future business conditions and operating results in order to estimate future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we could be required to record additional impairment charges. As of December 31, 2004, we identified an impairment of the technology previously purchased from Bristlecone and, as a result, we recorded an impairment loss in the amount of $320,279. As of December 31, 2005, we identified an impairment of backlog, trademarks and a covenant not to compete previously identified with respect to the AoA acquisition and, as a result, we recorded an impairment loss in the amount of $498,944.

Contingencies

We are from time to time involved in legal proceedings and other claims. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. We have not made any material changes in the accounting methodology used to establish our self-insured liabilities during the past three fiscal years.

A determination of the amount of reserves required, if any, for any contingencies are made after careful analysis of each individual issue. The required reserves may change due to future developments in each matter or changes in approach, such as a change in the settlement strategy in dealing with any contingencies, which may result in higher net loss.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.

Warranty Reserves

Upon shipment of products to our customers, we provide for the estimated cost to repair or replace products that may be returned under warranty. Our warranty period is typically twelve months from the date of shipment to the end user customer. For existing products, the reserve is estimated based on actual historical experience. For new products, the warranty reserve is based on historical experience of similar products until such time as sufficient historical data has been collected on the new product. Factors that may impact our warranty costs in the future include our reliance on our contract manufacturer to provide quality products and the fact that our products are complex and may contain undetected defects, errors or failures in either the hardware or the software.

Functional Currency

We consider the United States dollar to be the currency of the primary economic environment in which we and our Israeli subsidiary EFL operate and, therefore, both we and EFL have adopted and are using the United States dollar as our functional currency. Transactions and balances originally denominated in U.S. dollars are presented at the original amounts. Gains and losses arising from non-dollar transactions and balances are included in net income.

The majority of financial transactions of our Israeli subsidiaries MDT and Epsilor is in New Israel Shekels (“NIS”) and a substantial portion of MDT’s and Epsilor’s costs is incurred in NIS. Management believes that the NIS is the functional currency of MDT and Epsilor. Accordingly, the financial statements of MDT and Epsilor have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive loss in shareholders’ equity.

Recent Developments

Senior Secured Note Conversions and Warrant Exercises

In April 2006, with the agreement of the holders of our Senior Secured Convertible Notes, we prepaid the payments of September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008, as well as a small portion of the payment due July 31, 2007 - a total aggregate payment of $6,148,903.60 - in 1,098,019 shares of common stock by requiring the holders to convert a portion of their Notes. Additionally, during February, March and April of 2006, we amended certain of our existing warrants to lower the exercise price in exchange for immediate exercise and the granting of a lower number of new warrants. We are investigating the appropriate accounting treatment of these transactions, which will be reflected in our financial results during the first half of 2006.

Executive Summary

Divisions and Subsidiaries

We operate primarily as a holding company, through our various subsidiaries, which we have organized into three divisions. Our divisions and subsidiaries (all 100% owned, unless otherwise noted) are as follows:

•	Our Simulation and Training Division, consisting of:

•	FAAC Incorporated, located in Ann Arbor, Michigan, which provides simulators, systems engineering and software products to the United States military, government and private industry (“FAAC”); and

•	IES Interactive Training, Inc., located in Littleton, Colorado, which provides specialized “use of force” training for police, security personnel and the military (“IES”).

•	Our Armor Division, consisting of:

•
Armour of America, located in Los Angeles, California, which manufacturers ballistic and fragmentation armor kits for rotary and fixed wing aircraft, marine armor, personnel armor, military vehicles and architectural applications, including both the LEGUARD Tactical Leg Armor and the Armourfloat Ballistic Floatation Device, which is a unique vest that is certified by the U.S. Coast Guard (“AoA”);

•
MDT Protective Industries, Ltd., located in Lod, Israel, which specializes in using state-of-the-art lightweight ceramic materials, special ballistic glass and advanced engineering processes to fully armor vans and SUVs, and is a leading supplier to the Israeli military, Israeli special forces and special services (“MDT”) (75.5% owned); and

•	MDT Armor Corporation, located in Auburn, Alabama, which conducts MDT’s United States activities (“MDT Armor”) (88% owned).

•	Our Battery and Power Systems Division, consisting of:

•
Epsilor Electronic Industries, Ltd., located in Dimona, Israel (in Israel’s Negev desert area), which develops and sells rechargeable and primary lithium batteries and smart chargers to the military and to private industry in the Middle East, Europe and Asia (“Epsilor”);

•
Electric Fuel Battery Corporation, located in Auburn, Alabama, which manufactures and sells Zinc-Air fuel sells, batteries and chargers for the military, focusing on applications that demand high energy and light weight (“EFB”); and

•
Electric Fuel (E.F.L.) Ltd., located in Beit Shemesh, Israel, which produces water-activated lifejacket lights for commercial aviation and marine applications, and which conducts our Electric Vehicle effort, focusing on obtaining and implementing demonstration projects in the U.S. and Europe, and on building broad industry partnerships that can lead to eventual commercialization of our Zinc-Air energy system for electric vehicles (“EFL”).

We are in the process of relocating the operations of IES to Ann Arbor, Michigan (adjacent to FAAC), and the operations of AoA to Auburn, Alabama (adjacent to MDT Armor).

Overview of Results of Operations

We incurred significant operating losses for the years ended December 31, 2005, 2004 and 2003. While we expect to continue to derive revenues from the sale of products that we manufacture and the services that we provide, there can be no assurance that we will be able to achieve or maintain profitability on a consistent basis.

During 2003 and 2004, we substantially increased our revenues and reduced our net loss, from $18.5 million in 2002 to $9.2 million in 2003 to $9.0 million in 2004. This was achieved through a combination of cost-cutting measures and increased revenues, particularly from the sale of Zinc-Air batteries to the military and from sales of products manufactured by the subsidiaries we acquired in 2002 and 2004. However, in 2005 our net loss increased to $23.9 million on revenues of $49.0 million. About half of this loss was the result of impairments during 2005 of goodwill and other intangible assets in connection with our AoA subsidiary; the remainder of the increase in net loss was attributable to the factors cited below.

A portion of our operating loss during 2005, 2004 and 2003 arose as a result of non-cash charges. In addition to the charges in respect of write-offs of goodwill and other intangible assets described under “Critical Accounting Policies - Goodwill,” above, these charges were primarily related to our acquisitions, financings and issuances of restricted shares and options to employees. Because we anticipate continuing certain of these activities during 2006, we expect to continue to incur such non-cash charges in the future.

ACQUISITIONS

In acquisition of subsidiaries, part of the purchase price is allocated to intangible assets and goodwill, Amortization of intangible assets related to acquisition of subsidiaries is recorded based on the estimated expected life of the assets. Accordingly, for a period of time following an acquisition, we incur a non-cash charge related to amortization of intangible assets in the amount of a fraction (based on the useful life of the intangible assets) of the amount recorded as intangible assets. Such amortization charges will continue during 2006. We are required to review intangible assets for impairment whenever events or changes in circumstances indicate that carrying amount of the assets may not be recoverable. If we determine, through the impairment review process, that intangible asset has been impaired, we must record the impairment charge in our statement of operations.

In the case of goodwill, the assets recorded as goodwill are not amortized; instead, we are required to perform an annual impairment review. If we determine, through the impairment review process, that goodwill has been impaired, we must record the impairment charge in our statement of operations.

As a result of the application of the above accounting rule, we incurred non-cash charges for amortization of intangible assets in the amount of $3.1 million during 2005. In addition, we incurred non-cash charges for impairment of goodwill and other intangible assets in the amount of $12.3 million during 2005, primarily in respect of AoA. See “Critical Accounting Policies - Other Intangible Assets,” above.

FINANCINGS

The non-cash charges that relate to our financings occurred in connection with our issuance of convertible debentures with warrants, and in connection with our repricing of certain warrants and grants of new warrants. When we issue convertible debentures, we record a discount for a beneficial conversion feature that is amortized ratably over the life of the debenture. When a debenture is converted, however, the entire remaining unamortized beneficial conversion feature expense is immediately recognized in the quarter in which the debenture is converted. Similarly, when we issue warrants in connection with convertible debentures, we record debt discount for financial expenses that is amortized ratably over the term of the convertible debentures; when the convertible debentures are converted, the entire remaining unamortized debt discount is immediately recognized in the quarter in which the convertible debentures are converted. As and to the extent that our remaining convertible debentures are converted, we would incur similar non-cash charges going forward.

As a result of the application of the above accounting rule, we incurred non-cash charges related to amortization of debt discount attributable to beneficial conversion feature in the amount of $1.7 million during 2005.

ISSUANCES OF RESTRICTED SHARES, OPTIONS AND WARRANTS

During 2004 and 2005, we issued restricted shares to certain of our employees. These shares were issued as stock bonuses, and are restricted for a period of two years from the date of issuance. Relevant accounting rules provide that the aggregate amount of the difference between the purchase price of the restricted shares (in this case, generally zero) and the market price of the shares on the date of grant is taken as a general and administrative expense, amortized over the life of the period of the restriction.

As a result of the application of the above accounting rules, we incurred non-cash charges related to stock-based compensation in the amount of $521,000 during 2005.

As a result of options granted to employees, we incurred non-cash charges related to stock-based compensation in the amount of $154,000 during 2005.

As a result of shares granted to consultants and shares granted as a donation, we incurred non-cash charges related to stock-based compensation in the amount of $538,000 during 2005.

As part of our Securities Purchase Agreement dated September 29, 2005 (see Note 12.d. of the Notes to Consolidated Financial Statements), we issued warrants to purchase up to 375,000 shares of common stock. Because the terms of the warrants referred to above provided that upon exercise of a warrant we could issue only stock that had been registered with the SEC (which occurred in December 2005) and was therefore freely tradable, in accordance with Emerging Issues Task Force No 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the fair value of the warrants was recorded as a liability at the closing date. Such fair value was remeasured at each subsequent cut-off date. The fair value of these warrants was remeasured as at December 31, 2005 using the Black-Scholes pricing model assuming a risk free interest rate of 3.87%, a volatility factor of 64%, dividend yields of 0% and a contractual life of approximately one year. The change in the fair value of the warrants between the date of the grant and December 31, 2005 in the amount of $377,803 has been recorded as finance income.

Overview of Financial Condition and Operating Performance

We shut down our money-losing consumer battery operations and began acquiring new businesses in the defense and security field in 2002. Thereafter, we concentrated on eliminating our operating deficit and moving Arotech to positive EBITDA, a goal we achieved for the first time in our history in the second half of 2004, in part through the acquisition of businesses with strong revenues and profitable operations; however, we did not achieve such results in 2005.

In our Simulation and Training Division, revenues grew from approximately $21.5 million in 2004 to $26.8 million in 2005. We attribute this to the receipt by our FAAC subsidiary of a number of substantial orders from, for example, the United States Army. As of December 31, 2005, our funded backlog for our Simulation and Training Division totaled $9.4 million.

Our Armor Division had disappointing revenues during 2005, with revenues falling from approximately $18.0 million in 2004 to $12.3 million in 2005 (on a pro forma basis, assuming we had owned all components of our Armor Division since January 1, 2004, revenues would have fallen from approximately $29.2 million in 2004 to $12.3 million in 2005). We attribute this to the unsatisfactory results of our MDT Armor subsidiary. As of December 31, 2005, our backlog for our Armor Division totaled $9.4 million.

In our Battery and Power Systems Division, revenues fell from approximately $10.5 million in 2004 to $9.9 million in 2005. We attribute this to reduced equipment purchases by one of the customers of our Epsilor subsidiary. As of December 31, 2005, our backlog for our Battery and Power Systems Division totaled $4.5 million.

Recent Developments

Senior Secured Note Conversions

In April 2006, with the agreement of the holders of our Senior Secured Convertible Notes, we prepaid the payments of September 30, 2007, November 30, 2007, January 31, 2008, and March 31, 2008, as well as a small portion of the payment due July 31, 2007 - a total aggregate payment of $6,148,903.60 - in 1,098,019 shares of common stock by requiring the holders to convert a portion of their Notes. We are investigating the appropriate accounting treatment of this transaction, which will be reflected in our financial results during the second quarter of 2006.

Reverse Stock Split

In June 2006, our stockholders voted to effect a one-for-fourteen reverse stock split, which became effective at the opening of trade on June 21, 2006.

Results of Operations

Preliminary Note

SUMMARY

Results of operations for the years ended December 31, 2005 and 2004 include the results of FAAC and Epsilor from January 2004 and AoA from August 2004. However, the results of these subsidiaries were not included in our operating results for the year ended December 31, 2003. Additionally, AoA’s results are reflected in all of 2005 but only part of 2004. Accordingly, the following year-to-year comparisons should not necessarily be relied upon as indications of future performance.

Following is a table summarizing our results of operations for the years ended December 31, 2005, 2004 and 2003, after which we present a narrative discussion and analysis:

	Year Ended December 31,
	2005	2004	2003*
Revenues:
Simulation and Training Division	$26,805,772	$21,464,406	$8,022,026
Armor Division	12,322,678	17,988,687	3,435,716
Battery and Power Systems Division	9,916,145	10,500,753	5,868,899
	$49,044,595	$49,953,846	$17,326,641
Cost of revenues:
Simulation and Training Division	$15,835,735	$11,739,690	$3,944,701
Armor Division	11,206,442	15,449,084	2,621,550
Battery and Power Systems Division	7,341,559	6,822,320	4,521,589
	$34,383,736	$34,011,094	$11,087,840
Research and development expenses:
Simulation and Training Division	$209,554	$395,636	$132,615
Armor Division	139,514	17,065	84,186
Battery and Power Systems Division	951,361	1,318,678	836,607
	$1,300,429	$1,731,379	$1,053,408
Sales and marketing expenses:
Simulation and Training Division	$2,704,880	$3,185,001	$2,237,386
Armor Division	834,090	565,981	180,631
Battery and Power Systems Division	853,378	1,171,235	926,872
All Other	79,242	-	187,747
	$4,471,590	$4,922,217	$3,532,636
General and administrative expenses:
Simulation and Training Division	$3,849,881	$2,852,969	$1,001,404
Armor Division	2,181,355	1,323,982	518,053
Battery and Power Systems Division	974,704	965,058	188,655
All Other	7,856,495	5,514,857	4,149,764
	$14,862,435	$10,656,866	$5,857,876
Other income:
Simulation and Training Division	$338,900	$—	$—
Armor Division	—	—	—
Battery and Power Systems Division	—	—	—
All Other	—	—	—
	$338,900	$—	$—
Financial expense (income):
Simulation and Training Division	$22,294	$27,842	$(119,750)
Armor Division	(2,463)	13,503	(19,918)
Battery and Power Systems Division	122,236	54,511	7,936
All Other	2,563,622	4,133,109	4,170,441
	$2,705,689	$4,228,965	$4,038,709
Tax expenses:
Simulation and Training Division	$63,976	$77,811	$30,130
Armor Division	94,671	134,949	363,173
Battery and Power Systems Division	32,846	320,878	—
All Other	46,179	52,471	2,890
	$237,672	$586,109	$396,193
Amortization of intangible assets:
Simulation and Training Division	$1,213,261	$1,323,403	$720,410
Armor Division	1,348,248	661,914	144,500
Battery and Power Systems Division	509,239	509,239	—
	$3,070,748	$2,494,556	$864,910
Impairment of goodwill and other intangible assets:
Simulation and Training Division	$—	$320,279	$—
Armor Division	12,256,756	—	156,900
Battery and Power Systems Division	—	—	—
	$12,256,756	$320,279	$156,900
Loss from affiliated company:
Simulation and Training Division	$(75,000)	$—	$—
Armor Division	—	—	—
Battery and Power Systems Division	—	—	—
	$(75,000)	$—	$—
Minority interest in loss (profit) of subsidiaries:
Simulation and Training Division	$—	$—	$—
Armor Division	57,149	(44,694)	—
Battery and Power Systems Division	—	—	—
	$57,149	$(44,694)	$—
Income (loss) from continuing operations:
Simulation and Training Division	$3,170,091	$1,541,775	$75,130
Armor Division	(15,678,786)	(222,485)	(299,559)
Battery and Power Systems Division	(869,178)	(661,166)	(612,760)
All Other	(10,545,538)	(9,700,437)	(8,510,842)
	$(23,923,411)	$(9,042,313)	$(9,348,031)
Loss from discontinued operations:
Simulation and Training Division	$—	$—	$—
Armor Division	—	—	—
Battery and Power Systems Division	(120,000)	—	110,410
	$(120,000)	$—	$110,410
Net income (loss):
Simulation and Training Division	$3,170,091	$1,541,775	$75,130
Armor Division	(15,678,786)	(222,485)	(299,559)
Battery and Power Systems Division	(989,178)	(661,166)	(502,350)
All Other	(10,545,538)	(9,700,437)	(8,510,842)
	$(24,043,411)	$(9,042,313)	$(9,237,621)

* Restated.

Three months ended March 31, 2006 compared to the three months ended March 31, 2005.

Revenues. During the three months ended March 31, 2006, we (through our subsidiaries) recognized revenues as follows:

•	IES and FAAC recognized revenues from the sale of interactive use-of-force training systems and from the provision of maintenance services in connection with such systems.

•	MDT, MDT Armor and AoA recognized revenues from payments under vehicle armoring contracts, for service and repair of armored vehicles, and on sale of armoring products.

•	EFB and Epsilor recognized revenues from the sale of batteries, chargers and adapters to the military, and under certain development contracts with the U.S. Army.

•	EFL recognized revenues from the sale of water-activated battery (WAB) lifejacket lights.

Revenues for the three months ended March 31, 2006 totaled $8.9 million, compared to $10.4 million in the comparable period in 2005, a decrease of $1.5 million, or 14.4%. This decrease was primarily attributable to the following factors:

•	Decreased revenues from our Armor Division, particularly MDT and AoA ($1.3 million less in 2006 versus 2005).

•	Decreased revenues from our Battery and Power Systems Division, particularly Epsilor ($1.0 million less in 2006 versus 2005).

This decrease was offset to some extent by increased revenue from our Simulation and Training Division, particularly FAAC.

In the first quarter of 2006, revenues were $4.9 million for the Simulation and Security Division (compared to $4.1 million in the first quarter of 2005, an increase of $821,000, or 19.9%, due primarily to increased sales of FAAC); $2.0 million for the Battery and Power Systems Division (compared to $3.0 million in the first quarter of 2005, a decrease of $964,000, or 32.1%, due primarily to decreased sales of Epsilor, offset to some extent by increased WAB revenues from our EFL subsidiary); and $1.9 million for the Armor Division (compared to $3.3 million in the first quarter of 2005, a decrease of $1.3 million, or 41.3%, due primarily to decreased revenues from MDT and AoA).

Cost of revenues and gross profit. Cost of revenues totaled $6.7 million during the first quarter of 2006, compared to $6.4 million in the first quarter of 2005, an increase of $281,000, or 4.4%, due primarily to decreased sales in our Battery and Power Systems division and Armor Division and the decrease in margins due to change in the mix of products and customers in 2006 in comparison to 2005. In addition, we incurred substantial expenses in respect of production of a new product in our Armor Division.

Direct expenses for our three divisions during the first quarter of 2006 were $4.2 million for the Simulation and Security Division (compared to $3.5 million in the first quarter of 2005, an increase of $687,000, or 19.6%, due primarily to increased sales of FAAC); $2.2 million for the Battery and Power Systems Division (compared to $2.8 million in the first quarter of 2005, a decrease of $606,000, or 22.0%, due primarily to decreased sales of Epsilor, offset to some extent by increased WAB revenues from our EFL subsidiary; and $2.4 million for the Armor Division (compared to $3.3 million in the first quarter of 2005, a decrease of $960,000, or 28.9%, due primarily to decreased revenues from MDT and AoA)

Gross profit was $2.2 million during the first quarter of 2006, compared to $4.0 million during the first quarter of 2005, a decrease of $1.8 million, or 44.1%. This decrease was the direct result of all factors presented above, most notably the decrease in our Armor Division revenues, the decrease in our Battery and Power Systems Division revenue and the decrease in margins due to change in the mix of products and customers in 2006 in comparison to 2005.

Research and development expenses. Research and development expenses for the first quarter of 2006 were $305,000, compared to $415,000 during the first quarter of 2005, a decrease of $110,000, or 26.6%. This decrease was primarily attributable to the consolidation of IES’s and FAAC’s research and development operations, along with increases in capitalized research and development projects.

Selling and marketing expenses. Selling and marketing expenses for the first quarter of 2006 were $899,000, compared to $1.2 million the first quarter of 2005, a decrease of $260,000, or 22.4%. This decrease was primarily attributable to the overall decrease in revenues and their associated sales and marketing expenses.

General and administrative expenses. General and administrative expenses for the first quarter of 2006 were $3.1 million compared to $3.4 million in the first quarter of 2005, a decrease of $254,000, or 7.6%. This decrease was primarily attributable to the following factors:

•	Decreases in certain general and administrative expenses in comparison to 2005, such as auditing, legal expenses and travel expenses, as a result of cost-cutting programs implemented by management.

•	Decrease in general and administrative related to AoA (primarily legal and payroll expenses).

Financial expenses, net. Financial expenses totaled approximately $1.5 million in the first quarter of 2006 compared to $469,000 in the first quarter of 2005, an increase of $992,000, or 212%. The difference was due primarily to interest related to our convertible notes that were issued in September 30, 2005, and financial expenses related to repayment by forced conversion of our convertible notes at an 8% discount to average market price as provided under the terms of the convertible notes.

Income taxes. We and certain of our subsidiaries incurred net operating losses during the three months ended March 31, 2006 and, accordingly, we were not required to make any provision for income taxes. With respect to some of our subsidiaries that operated at a net profit during 2006, we were able to offset federal taxes against our accumulated loss carry forward. We recorded a total of $40,000 in tax expenses in the first quarter of 2006, mainly in respect of state taxes. We recorded a total of $217,000 in tax expenses in the first quarter of 2005 with respect to certain of our subsidiaries that operated at a net profit during 2005, and we were not able to offset their taxes against our loss carry forward and with respect to state taxes.

Amortization of intangible assets. Amortization of intangible assets totaled $511,000 in the first quarter of 2006, compared to $823,000 in the first quarter of 2005, a decrease of $312,000, or 38.0%, due primarily to a decrease in amortization of intangible assets related to our subsidiary AoA.

Impairment of goodwill. Current accounting standards require us to test goodwill for impairment at least annually, and between annual tests in certain circumstances; when we determine goodwill is impaired, it must be written down, rather than being amortized as previous accounting standards required. Goodwill is tested for impairment by comparing the fair value of our reportable units with their carrying value. Fair value is determined using discounted cash flows. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for the reportable units. During the first quarter of 2006, we recorded in our subsidiary AoA an impairment of goodwill in the amount of $204,000.

Net loss. Due to the factors cited above, net loss attributable to common stockholders increased from $2.5 million to $4.2 million, an increase of $1.8 million, or 71.5%.

Net loss attributable to common stockholders. Due to deemed dividend that was recorded in the amount of $317,000 in 2006 due to the repricing of existing warrants and the issuance of new warrants (see Note 6 to the financial statements), net loss attributable to common stockholders was $4.5 million in 2006, compared to $2.5 million in 2005, an increase of $2.1 million, or 84.4%.

Fiscal Year 2005 compared to Fiscal Year 2004

Revenues. During 2005, we recognized revenues as follows:

•	IES and FAAC recognized revenues from the sale of interactive use-of-force and driver operator training systems and from the provision of maintenance services in connection with such systems;

•	MDT, MDT Armor and AoA recognized revenues from payments under vehicle armoring contracts, for service and repair of armored vehicles, and on sale of armoring products;

•	EFB and Epsilor recognized revenues from the sale of batteries, chargers and adapters to the military, and under certain development contracts with the U.S. Army; and

•
EFL recognized revenues from the sale of lifejacket lights and from subcontracting fees received in connection with Phase IV of the United States Department of Transportation (DOT) electric bus program.

Revenues for the year ended December 31, 2005 totaled $49.0 million, compared to $50.0 million for 2004, a decrease of $909,000, or 2%. This decrease was primarily attributable to the decreased revenues of our Armor Division, specifically decreased revenues of MDT Armor ($5.1 million during 2005 compared to $13.4 million in 2004).

These decreased revenues were offset to some extent by increased revenues from our Simulation and Training Division ($26.8 million in 2005 compared to $21.5 million in 2004), due primarily to the increased revenues of FAAC.

In 2005, revenues were as follows:

•
$26.8 million for the Simulation and Training Division, compared to $21.5 million in 2004, an increase of $5.3 million, or 25%, due primarily to the increased revenues of FAAC (approximately $4.5 million).

•
$12.3 million for the Armor Division, compared to $18.0 million in 2004, a decrease of $5.7 million, or 32%, due primarily to the decreased revenues from MDT Armor (approximately $8.3 million) as a result of a slowdown in armoring orders related to the Iraq War. This decrease was partially offset by higher revenues recorded by us in 2005 from AoA in comparison to 2004, due to the fact that AoA’s revenues were included for all of 2005 but only for the last five months of 2004. On a pro forma basis, AoA’s revenues decreased in 2005 versus 2004, due to decisions by customers to utilize methods of armor not produced by AoA (hard armor instead of soft armor), the change in U.S. military priorities from acquiring new armor to funding the ground forces in Iraq and Afghanistan, and, following Hurricane Katrina, the fact that substantial funds earmarked for defense were delayed to provide funds for hurricane relief.

•
$9.9 million for the Battery and Power Systems Division, compared to $10.5 million in 2004, a decrease of $585,000, or 6%, due primarily to decreased sales of lithium batteries and chargers by our Epsilor subsidiary as a result of reduced equipment purchases by one of its customers, offset to some extent by increased revenues from our Zinc-Air military batteries.

Cost of revenues and gross profit. Cost of revenues totaled $34.4 million during 2005, compared to $34.0 million in 2004, an increase of $373,000, or 1%, due primarily to increased cost of goods sold related to the write off of inventory in the Armor Division in the amount of $1.1 million in 2005.

Direct expenses for our three divisions during 2005 were $22.0 million for the Simulation and Training Division, compared to $17.9 million in 2004, an increase of $4.1 million, or 23%, due primarily to the addition of expenses associated with increased sales of driver training systems through FAAC (approximately $4.5 million), offset to some extent by decreased expenses associated with the sales of use-of-force training systems; $14.0 million for the Armor Division, compared to $16.4 million in 2004, a decrease of $2.5 million, or 15%, due primarily to decreased revenues of MDT Armor ($5.1 million during 2005 compared to $13.4 million in 2004), offset to some extent by increased expenses associated with AoA, including inventory write-off; and $9.8 million for the Battery and Power Systems Division, compared to $10.0 million in 2004, a decrease of $217,000, or 2%, due primarily to decreased revenues from Epsilor.

Gross profit was $14.7 million during 2005, compared to $15.9 million during 2004, a decrease of $1.3 million, or 8%. This decrease was the direct result of all factors presented above, most notably the decrease in revenues and margins from MDT Armor and Epsilor and the inventory write-off in the amount of $1.1 million in our Armor Division, offset to some extent by an increase in gross profit from our Simulation and Training Division.

Research and development expenses. Research and development expenses for 2005 were $1.3 million, compared to $1.7 million in 2004, a decrease of $431,000, or 25%. This decrease was primarily attributable to allocating research and development expenses to the cost of revenues due to research and development contracts in the Battery and Power Systems Division and due to higher capitalization of software in the amount of $286,000 in 2005 compared to 2004.

Sales and marketing expenses. Sales and marketing expenses for 2005 were $4.5 million, compared to $4.9 million in 2004, a decrease of $451,000, or 9%. This decrease was primarily attributable to the decrease in sales commissions in the Battery and Power Systems Division.

General and administrative expenses. General and administrative expenses for 2005 were $14.9 million, compared to $10.7 million in 2004, an increase of $4.2 million, or 39%. This increase was primarily attributable to the following factors:

•	The inclusion of the general and administrative expenses of AoA in our results for all of 2005 but only five months of 2004 ($836,000);

•	Increases in general and administrative expenses in our FAAC subsidiary due to legal expenses, employee relocation, accounting, incentive pay accruals, and similar expenses ($809,000);

•	Increase in other corporate general and administrative expenses such as auditing, legal and travel expenses ($800,000); and

•	Increase in costs related to abandoned acquisition activities ($1.1 million).

Financial expenses, net. Financial expense, net of interest income and exchange differentials, totaled approximately $2.7 million in 2005, compared to $4.2 million in 2004, a decrease of $1.5 million, or 36%. This decrease was due primarily to the decreased amortization of compensation related to warrants issued to the holders of convertible debentures and related beneficial conversion feature.

Income taxes. We and certain of our subsidiaries incurred net operating losses during 2005 and, accordingly, we were not required to make any provision for income taxes. With respect to some of our subsidiaries that operated at a net profit during 2005, we were able to offset federal taxes against our net operating loss carry forwards. We recorded a total of $238,000 in tax expenses in 2005, with respect to certain of our subsidiaries that operated at a net profit during 2005 and we are not able to offset their taxes against our net operating loss carry forwards and with respect to state taxes. We recorded a total of $586,000 in tax expenses in 2004, with respect to certain of our subsidiaries that operated at a net profit during 2004 and we were not able to offset their taxes against our net operating loss carry forwards and with respect to state taxes.

Amortization of intangible assets. Amortization of intangible assets totaled $3.1 million in 2005, compared to $2.5 million in 2004, an increase of $576,000, or 23%, due primarily to amortization of intangible assets related to our AoA subsidiary that we acquired in August 2004.

Impairment of goodwill and other intangibles assets. Current accounting standards require us to test goodwill for impairment at least annually, and between annual tests in certain circumstances; when we determine goodwill is impaired, it must be written down, rather than being amortized as previous accounting standards required. Goodwill is tested for impairment by comparing the fair value of our reportable units with their carrying value. Fair value is determined using discounted cash flows. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for the reportable units.

During 2005, we performed an impairment test of goodwill, based on management’s projections and using expected future discounted operating cash flows, as a response to several factors, including without limitation the reduced sales in AoA (a component of our Armor Division), the fact that AoA failed to meet its projections, the decision of the General Manager of AoA and his new supervisor to leave the employ of AoA us, respectively, and general uncertainty about the market for AoA’s products in general and AoA’s business in particular - specifically, the delay or loss of several potential orders, decisions by customers to utilize methods of armor not produced by AoA (hard armor instead of soft armor), and the change in U.S. military priorities from acquiring new armor to funding the ground forces in Iraq and Afghanistan. Furthermore, following Hurricane Katrina, substantial funds earmarked for defense were delayed to provide funds for hurricane relief. As of December 31, 2005, as a result of this impairment test, we identified in AoA an impairment of goodwill in the amount of $11.8 million.

Our and our subsidiaries’ long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with current accounting standards whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2004, we identified an impairment of the technology previously purchased from Bristlecone and, as a result, we recorded an impairment loss in the amount of $320,000. As of December 31, 2005, we identified an impairment of backlog, trademarks and a covenant not to compete previously identified with respect to the AoA acquisition and, as a result, we recorded an impairment loss in the amount of $499,000.

Loss from continuing operations. Due to the factors cited above, we reported a loss from continuing operations of $23.9 million in 2005, compared to $9.0 million in 2004, an increase of $14.9 million, or 165%.

Loss from discontinued operations. Net loss from discontinued operations for 2005 was $120,000 compared to $0 in 2004. This is because during the second quarter of 2005 we took an accrual of $200,000 for a litigation contingency related to the discontinued operations; in March 2006, this litigation was settled for $120,000.

Net loss before deemed dividend of common stock to certain stockholders. Due to the factors cited above, we reported a net loss of $24.0 million in 2005, compared to a net loss of $9.0 million in 2004, an increase of $15.0 million, or 166%.

Net loss after deemed dividend of common stock to certain stockholders. In 2004 we had a deemed dividend of $3.3 million (see Notes 13.f.3. and 13.f.4. to the financial statements) that we did not have in 2005. Accordingly, net loss after deemed dividend of common stock to certain stockholders was $24.0 million in 2005, compared to $12.4 million in 2004, an increase of $11.7 million, or 94%.

Fiscal Year 2004 compared to Fiscal Year 2003

Revenues. During 2004, we recognized revenues as follows:

•	From the sale of interactive training systems and from the provision of warranty services in connection with such systems (FAAC and IES);

•	From payments under armor contracts and for service and repair of armored vehicles (AoA and MDT);

•	From the sale of batteries, chargers and adapters to the military, and under certain development contracts with the U.S. Army (EFB and Epsilor);

•	From the sale of lifejacket lights (EFL); and

•
From subcontracting fees received in connection with Phase III of the United States Department of Transportation (DOT) electric bus program, which began in October 2003 and was completed in March 2004. Phase IV of the DOT program, which began in October 2004, did not result in any revenues during 2004 (EFL).

Revenues from continuing operations for the year ended December 31, 2004 totaled $50.0 million, compared to $17.3 million for 2003, an increase of $32.6 million, or 188%. This increase was primarily attributable to the following factors:

•	Increased revenues from vehicle armoring; and

•	Revenues generated by FAAC, Epsilor and AoA in 2004 that were not present in 2003.

These increases were offset to some extent by decreased revenues from sales of interactive use-of-force training systems and decreased revenues from sales of our Zinc-Air military batteries.

In 2004, revenues were $21.5 million for the Simulation and Training Division (compared to $8.0 million in 2003, an increase of $13.4 million, or 168%, due primarily to the added revenues from sales of driver training systems since we acquired FAAC (approximately $16.5 million), offset to some extent by decreased revenues from use-of-force training systems); $18.0 million for the Armor Division (compared to $3.4 million in 2003, an increase of $14.6 million, or 424%, due primarily to increased revenues from vehicle armoring and to the added revenues from aircraft armoring since we acquired AoA); and $10.5 million for the Battery and Power Systems Division (compared to $5.9 million in 2003, an increase of $4.6 million, or 79%, due primarily to the added revenues from sales of lithium batteries and chargers since we acquired Epsilor (approximately $5.3 million), offset to some extent by decreased revenues from our Zinc-Air military batteries).

Cost of revenues and gross profit. Cost of revenues totaled $34.0 million during 2004, compared to $11.1 million in 2003, an increase of $22.9 million, or 207%, due to increased cost of goods sold, particularly in the Armor Division (partly as a result of our beginning to sell pre-armored vehicles in 2004, which requires us to purchase vehicles for pre-armoring) and in the Simulation and Training Division, as well as the inclusion of the cost of goods of FAAC, Epsilor and AoA in our results for 2004 but not 2003.

Direct expenses for our three divisions during 2004 were $17.9 million for the Simulation and Training Division (compared to $7.3 million in 2003, an increase of $10.6 million, or 145%, due primarily to the addition of expenses associated with sales of driver training systems through FAAC (approximately $12.0 million), offset to some extent by decreased expenses associated with the sales of use-of-force training systems); $16.4 million for the Armor Division (compared to $3.6 million in 2003, an increase of $12.9 million, or 359%, due primarily to increased expenses associated with sales of vehicle armoring (a $12.1 million increase in 2004, including the expenses of purchasing vehicles for pre-armoring in 2004, which was not present in 2003), and to the addition beginning in August 2004 of expenses associated with sales of aircraft armoring through our new subsidiary AoA); and $10.0 million for the Battery and Power Systems Division (compared to $5.9 million in 2003, an increase of $4.0 million, or 68%, due primarily to the addition of expenses associated with sales of lithium batteries and chargers through our new Epsilor subsidiary ($4.2 million), offset to some extent by decreased expenses associated with the sales of Zinc-Air military batteries).

Gross profit was $15.9 million during 2004, compared to $6.2 million during 2003, an increase of $9.7 million, or 155%. This increase was the direct result of all factors presented above, most notably the inclusion of FAAC, Epsilor and AoA in our results for 2004 ($10.2 million), as well as the increased revenues from vehicle armoring ($1.6 million), offset to some extent by a decrease of $2.0 million in gross profit from IES.

Research and development expenses. Research and development expenses for 2004 were $1.7 million, compared to $1.1 million in 2003, an increase of $678,000, or 64%. This increase was primarily the result of the inclusion of the research and development expenses of FAAC, Epsilor and AoA in our results in 2004 ($533,000) and increased research and development expenses of EFL and EFB.

Sales and marketing expenses. Sales and marketing expenses for 2004 were $4.9 million, compared to $3.5 million in 2003, an increase of $1.4 million, or 39%. This increase was primarily attributable to the inclusion of the sales and marketing expenses of FAAC, Epsilor and AoA in our results for 2004 ($2.0 million), offset to some extent by a decrease of $600,000 in expenses related to our military batteries and a decrease in sales and marketing expenses related to interactive use-of-force training.

General and administrative expenses. General and administrative expenses for 2004 were $10.7 million, compared to $5.9 million in 2003, an increase of $4.8 million, or 82%. This increase was primarily attributable to the following factors:

•	The inclusion of the general and administrative expenses of FAAC, Epsilor and AoA in our results for 2004 ($2.4 million);

•	Expenses in 2004 in connection with grant of options and shares to employees that were not present in 2003 ($830,000);

•	Costs associated with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 that were not present in 2003 ($150,000); and

•
Increases in other general and administrative expenses, such as employee salaries and bonuses, travel expenses, audit fees, director fees, legal fees, and expenses related to due diligence performed in connection with certain potential acquisitions, which were not present in 2003.

We are not anticipating a reduction in our general and administrative expenses in the coming year, and we expect that our travel expenses, audit fees, legal fees, and due diligence expenses will continue or increase to the extent that we continue to pursue acquisitions in the future.

These increases were offset to some extent by:

•	Expenses in 2003 in connection with a litigation settlement agreement that were not present in 2004 ($700,000); and

•	Amortization of legal and consulting expenses in 2003 in connection with our convertible debentures that were lower (by $260,000) than in 2004.

Financial expenses, net. Financial expense, net of interest income and exchange differentials, totaled approximately $4.2 million in 2004 compared to $4.0 million in 2003, an increase of $190,000, or 5%. This difference was due primarily to amortization of debt discount related to the issuance of convertible debentures and their conversion, as well as interest expenses related to those debentures.

Income taxes. We and certain of our subsidiaries incurred net operating losses during 2004 and, accordingly, we were not required to make any provision for income taxes. With respect to some of our subsidiaries that operated at a net profit during 2004, we were able to offset federal taxes against our net operating loss carry forwards. We recorded a total of $586,000 in tax expenses in 2004, with respect to certain of our subsidiaries that operated at a net profit during 2004 and we are not able to offset their taxes against our net operating loss carry forwards and with respect to state taxes. In 2003, tax expenses were recorded with respect to MDT’s taxable income. Out of the $586,000 tax expense that we recorded in 2004, $84,000 was related to prior years and $(37,000) represented income from deferred taxes, net.

Amortization of intangible assets and impairment. Amortization of intangible assets totaled $2.8 million in 2004, compared to $865,000 in 2003, an increase of $1.9 million, or 225%, resulting from the inclusion of the amortization of the intangible assets of FAAC, Epsilor and AoA in our results in 2004 and impairment in the amount of $320,000 of technology previously purchased by IES from Bristlecone Technologies.

Net loss before deemed dividend of common stock to certain stockholders. Due to the factors cited above, we reported a net loss of $9.0 million in 2004, compared to a net loss of $9.2 million in 2003, a decrease of $195,000, or 2%.

Net loss after deemed dividend of common stock to certain stockholders was $12.4 million due to a deemed dividend of $3.3 million (see Notes 13.f.3. and 13.f.4. to the financial statements) compared to $9.6 million in 2003, an increase of 2.8 million, or 29%.

Fiscal Year 2003 compared to Fiscal Year 2002

Revenues. During 2003, we (through our subsidiaries) recognized revenues as follows:

•	IES recognized revenues from the sale of interactive use-of-force training systems and from the provision of warranty services in connection with such systems;

•	MDT recognized revenues from payments under vehicle armoring contracts and for service and repair of armored vehicles;

•	EFB recognized revenues from the sale of batteries and adapters to the military, and under certain development contracts with the U.S. Army;

•	Arocon recognized revenues under consulting agreements; and

•
EFL recognized revenues from the sale of lifejacket lights and from subcontracting fees received in connection with Phase III of the United States Department of Transportation (DOT) electric bus program, which began in October 2002 and was completed in March 2004. Phase IV of the DOT program, which began in October 2003, did not result in any revenues during 2003.

Revenues from continuing operations for the year ended December 31, 2003 totaled $17.3 million, compared to $6.4 million for 2002, an increase of $10.9 million, or 170%. This increase was primarily the result of increased sales attributable to IES and EFB, as well as the inclusion of IES and MDT in our results for the full year of 2003 but only part of 2002.

In 2003, revenues were $8.0 million for the Simulation and Security Division (compared to $2.0 million in 2002, an increase of $6.0 million, or 305%, due primarily to the inclusion of IES in our results for the full year of 2003 but only part of 2002), $5.9 million for the Battery and Power Systems Division (compared to $1.7 million in the comparable period in 2002, an increase of $4.2 million, or 249%, due primarily to increased sales to the U.S. Army on the part of EFB), and $3.4 million for the Armor Division (compared to $2.7 million in 2002, an increase of $691,000, or 25%, due primarily to the inclusion of MDT in our results for the full year of 2003 but only part of 2002).

Cost of revenues and gross profit. Cost of revenues totaled $11.1 million during 2003, compared to $4.4 million in 2002, an increase of $6.7 million, or 151%, due to increased cost of goods sold, particularly by IES and EFB, as well as the inclusion of IES and MDT in our results for the full year of 2003 but only part of 2002.

Direct expenses for our three divisions during 2003 were $7.3 million for the Simulation and Security Division (compared to $2.0 million in 2002, an increase of $5.3 million, or 259%, due primarily to increased sales attributable to the inclusion of IES in our results for the full year of 2003 but only part of 2002), $5.9 million for the Battery and Power Systems Division (compared to $3.1 million in the comparable period in 2002, an increase of $2.9 million, or 94%, due primarily to increased sales on the part of EFB to the U.S. Army), and $3.6 million for the Armor Division (compared to $2.3 million in 2002, an increase of $1.3 million, or 55%, due primarily to the inclusion of MDT in our results for the full year of 2003 but only part of 2002).

Gross profit was $6.2 million during 2003, compared to $2.0 million during 2002, an increase of $4.3 million, or 214%. This increase was the direct result of all factors presented above, most notably the increased sales of IES and EFB, as well as the inclusion of IES and MDT in our results for the full year of 2003 but only part of 2002. In 2003, IES contributed $4.1 million to our gross profit, EFB contributed $1.6 million, and MDT contributed $833,000.

Research and development expenses. Research and development expenses for 2003 were $1.1 million, compared to $686,000 in 2002, an increase of $367,000, or 54%. This increase was primarily because certain research and development personnel who had worked on the discontinued consumer battery operations during 2002 (the expenses of which are not reflected in the 2002 number above) were reassigned to military battery research and development in 2003.

Sales and marketing expenses. Sales and marketing expenses for 2003 were $3.5 million, compared to $1.3 million in 2002, an increase of $2.2 million, or 170%. This increase was primarily attributable to the following factors:

•	The inclusion of the sales and marketing expenses of IES and MDT in our results for the full year of 2003 but only part of 2002;

•	An increase in IES’s sales activity during 2003, which resulted in both increased sales and increased sales and marketing expenses during 2003; and

•	We incurred expenses for consultants in the amount of $810,000 in connection with our CECOM battery program with the U.S. Army and $345,000 in connection with our security consulting business.

General and administrative expenses. General and administrative expenses for 2003 were $5.9 million, compared to $4.0 million in 2002, an increase of $1.8 million, or 46%. This increase was primarily attributable to the following factors:

•	The inclusion of the general and administrative expenses of IES and MDT in our results for the full year of 2003 but only part of 2002;

•	Expenses in 2003 in connection with a litigation settlement agreement, in the amount of $714,000, that were not present in 2002;

•	Expenses in 2003 in connection with warrant grants, in the amount of $199,500, that were not present in 2002;

•	Legal and consulting expenses in 2003 in connection with our convertible debentures, in the amount of $484,000, that were not present in 2002; and

•
Expenses in 2003 in connection with the start-up of our security consulting business in the United States and with the beginning of operations of MDT Armor, in the amount of $250,000, that were not present in 2002.

Financial income (expense). Financial expense totaled approximately $4.0 million in 2003 compared to financial income of $100,000 in 2002, an increase of $4.1 million. This increase was due primarily to amortization of compensation related to the issuance of convertible debentures issued in December 2002 and during 2003 in the amount of $3.9 million, and interest expenses related to those debentures in the amount of $376,000.

Tax expenses. We and our Israeli subsidiary EFL incurred net operating losses during 2003 and 2002 and, accordingly, we were not required to make any provision for income taxes. MDT and IES had taxable income, and accordingly we were required to make provision for income taxes in the amount of $396,000 in 2003. We were able to offset IES’s federal taxes against our loss carryforwards. In 2002 we did not accrue any tax expenses due to our belief that we would be able to utilize our loss carryforwards against MDT’s taxable income, estimation was revised in 2003. Of the amount accrued in 2003, approximately $352,000 was accrued on account of income in 2002.

Amortization of intangible assets and in-process research and development. Amortization of intangible assets totaled $865,000 in 2003, compared to $649,000 in 2002, an increase of $215,000, or 33%, resulting from amortization of these assets subsequent to our acquisition of IES and MDT in 2002. Of this $215,000 increase, $169,000 was attributable to IES and $46,000 was attributable to MDT.

Loss from continuing operations. Due to the factors cited above, we reported a net loss from continuing operations of $9.3 million in 2003, compared to a net loss of $4.9 million in 2002, an increase of $4.4 million, or 90%.

Profit (loss) from discontinued operations. In the third quarter of 2002, we decided to discontinue operations relating to the retail sales of our consumer battery products. Accordingly, all revenues and expenses related to this segment have been presented in our consolidated statements of operations for the years ended December 31, 2003 and 2002 in an item entitled “Loss from discontinued operations.”

Income from discontinued operations in 2003 was $110,000, compared to a loss of $13.6 million in 2002, a decrease of $13.7 million. This decrease was the result of the elimination of the losses from these discontinued operations beginning with the fourth quarter of 2002. The income from discontinued operations was primarily from cancellation of past accruals made unnecessary by the closing of the discontinued operations.

Net loss before deemed dividend. Due to the factors cited above, we reported a net loss before deemed dividend of $9.2 million in 2003, compared to a net loss of $18.5 million in 2002, a decrease of $9.3 million, or 50%.

Net loss after deemed dividend of common stock to certain stockholders. Due to the factors cited above, we reported a net loss after deemed dividend of $9.6 million in 2003, compared to a net loss of $18.5 million in 2002, a decrease of $8.9 million, or 48%.

Liquidity and Capital Resources

As of March 31, 2006, we had $5.3 million in cash, $6.8 million in restricted collateral securities and cash deposits due within one year, $525,000 in long-term restricted securities and deposits, and $36,000 in marketable securities, as compared to at December 31, 2005, when we had $6.2 million in cash, $3.9 million in restricted collateral securities and restricted held-to-maturity securities due within one year, $779,000 in long-term restricted deposits, and $36,000 in available-for-sale marketable securities. The increase in restricted collateral securities and cash deposits was primarily the result of warrant exercises in February and March of 2006 (see Note 6 to the financial statements).

We used available funds in the first quarter of 2006 primarily for sales and marketing, continued research and development expenditures, and other working capital needs. We increased our investment in fixed assets during the three months ended March 31, 2006 by $128,000 over the investment as at December 31, 2005, primarily in the Battery and Power Systems and Armor Divisions. Our net fixed assets amounted to $4.0 million at quarter end.

Net cash used in operating activities from continuing operations for the three months ended March 31, 2006 and 2005 was $591,000 and $3.5 million, respectively, a decrease of $2.9 million. This decrease was primarily the result of a decrease in trade receivables in comparison to the first quarter of 2005 and an increase in inventories in 2005 in comparison to the first quarter of 2006.

Net cash used in investing activities for the three months ended March 31, 2006 and 2005 was $3.2 million and $505,000, an increase of $2.7 million. This increase was primarily the result of warrant exercises during the first quarter of 2006, the proceeds of which were deposited in restricted accounts for the payment of our convertible debentures due in September 2006, resulting in an increase in restricted securities and deposits.

Net cash provided by (used in) financing activities for the three months ended March 31, 2006 and 2005 was $3.1 million and $(106,000), respectively. This increase was primarily the result of warrant exercises in February and March of 2006 (see Note 6 to the financial statements).

As of December 31, 2005, we had $6.2 million in cash, $3.9 million in restricted collateral securities and restricted held-to-maturity securities due within one year, $779,000 in long-term restricted deposits, and $36,000 in available-for-sale marketable securities, as compared to at December 31, 2004, when we had $6.7 million in cash, $7.0 million in restricted collateral securities and restricted held-to-maturity securities due within one year, $4.0 million in long-term restricted deposits, and $136,000 in available-for-sale marketable securities.

We used available funds in 2005 primarily for sales and marketing, continued research and development expenditures, expenses in connection with acquisitions and proposed acquisitions, and other working capital needs. We increased our investment in fixed assets by $1.2 million during the year ended December 31, 2005, primarily in the Battery and Power Systems Division and in the Simulation and Training Division. Our net fixed assets amounted to $4.3 million as at year end.

Net cash used in operating activities for 2005 and 2004 was $11.8 million and $852,000, respectively, an increase of $10.2 million. This increase was primarily the result of increased loss in 2005 and an increase in trade receivables and decrease in trade payables and other account payables.

Net cash used in investing activities for 2005 and 2004 was $11.8 million and $50.5 million, respectively, a decrease of $38.7 million. This decrease was primarily the result of our investment in the acquisition of FAAC, Epsilor and AoA in 2004.

Net cash provided by financing activities for 2005 and 2004 was $22.2 million and $44.4 million, respectively, a decrease of $22.1 million. This decrease was primarily the result of lower amounts of funds raised through sales of our securities in 2005 compared to 2004.

During 2005, certain of our employees exercised options under our registered employee stock option plan. The proceeds to us from the exercised options were approximately $17,000.

As of March 31, 2006, we had (based on the contractual amount of the debt and not on the accounting valuation of the debt, not taking into consideration trade payables, other accounts payables and accrued severance pay) approximately $8.8 million in long term bank and certificated debt outstanding, all of which was convertible debt, and approximately $12.7 million in short-term debt (which included short-term bank credit and convertible debentures in an amount of $12.3 million, and liability due to acquisition of subsidiary in the amount of $454,000).

Based on our internal forecasts, which are subject to all of the reservations regarding “forward-looking statements” set forth above, we believe that our present cash position, anticipated cash flows from operations, lines of credit and anticipated additions to paid-in capital should be sufficient to satisfy our current estimated cash requirements through the remainder of the year. This belief is based on certain earnout and other assumptions that our management and our subsidiaries managers believe to be reasonable, some of which are subject to the risk factors detailed under “Risk Factors” in Item IA of Part II, below, including without limitation (i) that we will be able to refinance, restructure or convert to equity our $10.3 million in convertible debt (debentures and notes) that is due in 2006 (which does not include $1.9 million short-term bank credit), (ii) that our dispute with the former shareholders of FAAC will ultimately be decided substantially in our favor, (iii) that the severance and retirement benefits that we owe to certain of our senior executives will not have to be paid ahead of their anticipated schedule, and (iv) that no other earnout payments to the former shareholder of AoA will be required in excess of the funds being held by him in escrow to secure such earnout obligations. In this connection, we note that we can require the holders of our senior secured convertible notes to convert a portion of their notes into shares of our common stock at the time principal payments are due only if such shares are registered for resale and certain other conditions are met. We do not have shares of our stock registered for resale in order to continue requiring the holders to convert a portion of their notes. We have accordingly filed this registration statement with the SEC to register for resale more shares of our common stock in order to continue requiring conversion of our notes upon principal payment becoming due. Any delay in the registration process, including through routine SEC review of our registration statement or other filings with the SEC, could result in our having to pay scheduled principal repayments on our notes in cash, which would negatively impact our cash position and, if we do not have sufficient cash to make such payments in cash, could cause us to default on our notes. We also note that from time to time our working capital needs are partially dependent on our subsidiaries’ lines of credit. In the event that we are unable to continue to make use of our subsidiaries’ lines of credit for working capital on economically feasible terms, our business, operating results and financial condition could be adversely affected.

Over the long term, we will need to become profitable, at least on a cash-flow basis, and maintain that profitability in order to avoid future capital requirements. Additionally, we would need to raise additional capital in order to fund any future acquisitions.

Effective Corporate Tax Rate

We and certain of our subsidiaries incurred net operating losses during the years ended December 31, 2005, 2004 and 2003, and accordingly no provision for income taxes was required. With respect to some of our U.S. subsidiaries that operated at a net profit during 2005, we were able to offset federal taxes against our net operating loss carryforward, which amounted to $26.0 million as of December 31, 2005. These subsidiaries are, however, subject to state taxes that cannot be offset against our net operating loss carryforward. With respect to certain of our Israeli subsidiaries that operated at a net profit during 2005, we were unable to offset their taxes against our net operating loss carryforward, and we are therefore exposed to Israeli taxes, at a rate of up to 34% in 2005 (less, in the case of companies that have “approved enterprise” status as discussed in Note 14 to the Notes to Financial Statements).

As of December 31, 2005, we had a U.S. net operating loss carryforward of approximately $26.0 million that is available to offset future taxable income under certain circumstances, expiring primarily from 2009 through 2025, and foreign net operating and capital loss carryforwards of approximately $82.0 million, which are available indefinitely to offset future taxable income under certain circumstances.

Contractual Obligations

The following table lists our contractual obligations and commitments as of December 31, 2005, not including trade payables and other accounts payable:

	Payment Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt*	$8,750,000	$—	$8,750,000	$—	$—
Short-term debt**	$15,474,448	$15,474,448	$—	$—	$—
Operating lease obligations***	$1,926,383	$826,367	$1,003,176	$96,840	$—
Severance obligations***	$1,732,955	$137,685	$1,595,269	$—	$—

*
Includes convertible debentures in the gross amount of $8,750,000. Unamortized financial expenses related to the beneficial conversion feature of these convertible debentures amounted to $160,000 at year end.

**
Includes sums owed in respect of an earn-out provision related to our acquisition of FAAC, in the amount of $604,000. Also includes $12.8 million short-term convertible note and $2.0 million in short-term bank debt

***	Includes operating lease obligations related to rent.
****
Includes obligations related to special severance pay arrangements in addition to the severance amounts due to certain employees pursuant to Israeli severance pay law (the amount shown in the table above with payment due during the next 1-3 years might not be paid in the period stated in the event the employment agreements to which such severance obligations relate are extended).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

It is our policy not to enter into interest rate derivative financial instruments, except for hedging of foreign currency exposures. We do not currently have any significant interest rate exposure.

Foreign Currency Exchange Rate Risk

Since a significant part of our sales and expenses are denominated in U.S. dollars, we have experienced only insignificant foreign exchange gains and losses to date, and do not expect to incur significant foreign exchange gains and losses in 2006. Our research, development and production activities are primarily carried out by our Israeli subsidiary, EFL, at its facility in Beit Shemesh, and accordingly we have sales and expenses in New Israeli Shekels. Additionally, our MDT and Epsilor subsidiaries operate primarily in New Israeli Shekels. However, the majority of our sales are made outside Israel in U.S. dollars, and a substantial portion of our costs are incurred in U.S. dollars. Therefore, our functional currency is the U.S. dollar. Please see Note 2.b. to the Notes to the Consolidated Financial Statements.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Directors and Significant Employees

Executive Officers and Directors

Our executive officers and directors and their ages as of February 28, 2006 were as follows:

Name	Age	Position
Robert S. Ehrlich	67	Chairman of the Board and Chief Executive Officer
Steven Esses	42	President, Chief Operating Officer and Director
Thomas J. Paup	57	Vice President - Finance and Chief Financial Officer
Dr. Jay M. Eastman	57	Director
Jack E. Rosenfeld	67	Director
Lawrence M. Miller	59	Director
Edward J. Borey	55	Director
Seymour Jones	74	Director

Our by-laws provide for a board of directors of one or more directors. There are currently seven directors. Under the terms of our certificate of incorporation, the board of directors is composed of three classes of similar size, each elected in a different year, so that only one-third of the board of directors is elected in any single year. Dr. Eastman and Mr. Esses are designated Class I directors and have been elected for a term expiring in 2006 and until their successors are elected and qualified; Messrs. Rosenfeld, Miller and Jones are designated Class II directors elected for a term expiring in 2008 and until their successors are elected and qualified; and Messrs. Ehrlich and Borey are designated Class III directors elected for a term that expires in 2007 and until their successors are elected and qualified. A majority of the Board is “independent” under relevant SEC and Nasdaq regulations.

Robert S. Ehrlich has been our Chairman of the Board since January 1993 and our President and Chief Executive Officer since October 2002. In December 2006 Mr. Ehrlich ceased to hold the title of President. From May 1991 until January 1993, Mr. Ehrlich was our Vice Chairman of the Board, and from May 1991 until October 2002 he was our Chief Financial Officer. Mr. Ehrlich was a director of Eldat, Ltd., an Israeli manufacturer of electronic shelf labels, from June 1999 to July 2003. From 1987 to June 2003, Mr. Ehrlich served as a director of PSC Inc. (“PSCX”), a manufacturer and marketer of laser diode bar code scanners, and, between April 1997 and June 2003, Mr. Ehrlich was the chairman of the board of PSCX. PSCX filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Mr. Ehrlich received a B.S. and J.D. from Columbia University in New York, New York.

Steven Esses has been a director since July 2002, our Executive Vice President since January 2003, our Chief Operating Officer since February 2003 and our President since December 2005. From 2000 until 2002, Mr. Esses was a principal with Stillwater Capital Partners, Inc., a New York-based investment research and advisory company (hedge fund) specializing in alternative investment strategies. During this time, Mr. Esses also acted as an independent consultant to new and existing businesses in the areas of finance and business development. From 1995 to 2000, Mr. Esses founded Dunkin’ Donuts in Israel and held the position of Managing Director and CEO. Prior thereto, he was Director of Retail Jewelry Franchises with Hamilton Jewelry, and before that he served as Executive Director of Operations for the Conway Organization, a major off-price retailer with 17 locations.

Thomas J. Paup has been our Vice President - Finance since December 2005 and our Chief Financial Officer since February 2006. Mr. Paup is currently also a Finance Lecturer at Eastern Michigan University. Mr. Paup was an Affiliated Partner with McMillan|Doolittle LLP from March 2002 until accepting this position with the Company, and prior thereto, he was an Executive in Residence and Finance Instructor at DePaul University’s Kellstadt Graduate School of Business. Prior to his teaching experience, Mr. Paup spent over 25 years in the retail industry. Most recently, between 1997 and 2000, Mr. Paup was the Executive Vice President and Chief Financial Officer and member of the Board of Directors of Montgomery Ward and Company. Mr. Paup brings a broad background of strategic and operational management experiences from the department store industry, where he served as CFO of Lord & Taylor and Kaufmann’s and Controller of Bloomingdale’s and Robinson-May. Mr. Paup holds an MBA in Finance and a BBS from Eastern Michigan University.

Dr. Jay M. Eastman has been one of our directors since October 1993. Since November 1991, Dr. Eastman has served as President and Chief Executive Officer of Lucid, Inc., which is developing laser technology applications for medical diagnosis and treatment. Dr. Eastman served as Senior Vice President of Strategic Planning of PSCX from December 1995 through October 1997. Dr. Eastman is also a director of Dimension Technologies, Inc., a developer and manufacturer of 3D displays for computer and video displays. From 1981 until January 1983, Dr. Eastman was Director of the University of Rochester’s Laboratory for Laser Energetics, where he was a member of the staff from September 1975 to 1981. Dr. Eastman holds a B.S. and a Ph.D. in Optics from the University of Rochester in New York.

Jack E. Rosenfeld has been one of our directors since October 1993. Mr. Rosenfeld was President and Chief Executive Officer of Potpourri Group Inc. (“Potpourri”), a specialty catalog direct marketer, from April 1998 until June 2003; from June 2003 until February 2005, Mr. Rosenfeld served as Chairman of Potpourri’s Board of Directors and as its CEO, and since February 2005, Mr. Rosenfeld has been Executive Chairman of the Potpourri Board of Directors. Mr. Rosenfeld was President and Chief Executive Officer of Hanover Direct, Inc., formerly Horn & Hardart Co., which operates a direct mail marketing business, from September 1990 until December 1995, and had been President and Chief Executive Officer of its direct marketing subsidiary, from May 1988 until September 1990. Mr. Rosenfeld holds a B.A. from Cornell University in Ithaca, New York and an LL.B. from Harvard University in Cambridge, Massachusetts.

Lawrence M. Miller was elected to the board of directors in November 1996. Mr. Miller has been a senior partner in the Washington D.C. law firm of Schwartz, Woods and Miller since 1990. He served from August 1993 through May 1996 as a member of the board of directors of The Phoenix Resource Companies, Inc., a publicly traded energy exploration and production company, and as a member of the Audit and Compensation Committee of that board. That company was merged into Apache Corporation in May 1996. Mr. Miller holds a B.A. from Dickinson College in Carlisle, Pennsylvania and a J.D. with honors from George Washington University in Washington, D.C. He is a member of the District of Columbia bar.

Edward J. Borey has served as a director since December 2003. Mr. Borey has been Chairman and Chief Executive Officer of WatchGuard Technologies, Inc., a leading provider of network security solutions (NasdaqNM: WGRD), since July 2004. From December 2000 to September 2003, Mr. Borey served as President, Chief Executive Officer and a director of PSCX. PSCX filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Prior to joining PSCX, Mr. Borey was President and CEO of TranSenda (May 2000 to December 2000). Previously, Mr. Borey held senior positions in the automated data collection industry. At Intermec Technologies Corporation (1995-1999), he was Executive Vice President and Chief Operating Officer and also Senior Vice President/General Manager of the Intermec Media subsidiary. Currently, Mr. Borey serves as a Board member at Mbrane (foremerly known as Centura Software), and he is on the Advisory Board of TranSenda Software and NextRx. Mr. Borey holds a B.S. in Economics from the State University of New York, College of Oswego; an M.A. in Public Administration from the University of Oklahoma; and an M.B.A. in Finance from Santa Clara University.

Seymour Jones has served as a director since July 2005. Mr. Jones is a clinical professor of accounting at New York University Stern School of Business. Professor Jones teaches courses in auditing, tax and legal aspects of entrepreneurism. He is also the Associate Director of Ross Institute of Accounting Research at Stern School of Business. Professor Jones has been with NYU Stern for ten years. His primary research areas include audit committees, auditing, entrepreneurship, financial reporting, and fraud. Professor Jones has been principal author of numerous books including Conflict of Interest, The Cooper & Lybrand Guide to Growing Your Business, The Emerging Business and The Bankers Guide to Audit Reports and Financial Statements. Before joining NYU Stern, Professor Jones was senior partner at Coopers & Lybrand and S.D. Leidesdorf & Co. Professor Jones is a certified public accountant in New York State. Professor Jones received a B.A. in economics from City College, City University of New York, and an M.B.A. from NYU Stern.

Committees of the Board of Directors

Our board of directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive and Finance Committee.

Created in December 1993, the purpose of the Audit Committee is to review with management and our independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of our financial statements, and any comments by the independent auditors on our policies and procedures with respect to internal accounting, auditing and financial controls. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In addition, the Audit Committee is charged with the responsibility for making decisions on the engagement of independent auditors. The Audit Committee consists of Prof. Jones (Chair) and Messrs. Miller and Rosenfeld. We have determined that Prof. Jones qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq regulations. Prof. Jones, as well as all the other members of the Audit Committee, is “independent,” as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and under Item 7(d)(3)(iv) of Schedule 14A of the proxy rules under the Securities Exchange Act of 1934.

The Compensation Committee, also created in December 1993, recommends annual compensation arrangements for the Chief Executive Officer and Chief Financial Officer and reviews annual compensation arrangements for all officers and significant employees. The Compensation Committee consists of Dr. Eastman (Chair) and Messrs. Rosenfeld and Borey, all of whom are independent non-employee directors.

The Executive and Finance Committee, created in July 2001, exercises the powers of the Board during the intervals between meetings of the Board, in the management of the property, business and affairs of the Company (except with respect to certain extraordinary transactions). The Executive and Finance Committee consists of Messrs. Ehrlich (Chair), Miller, Borey and Esses.

The Nominating Committee, created in March 2003, identifies and proposes candidates to serve as members of the Board of Directors. Proposed nominees for membership on the Board of Directors submitted in writing by stockholders to the Secretary of the Company will be brought to the attention of the Nominating Committee. The Nominating Committee consists of Mr. Rosenfeld (Chair), Mr. Miller and Dr. Eastman, all of whom are “independent,” as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and under Item 7(d)(3)(iv) of Schedule 14A of the proxy rules under the Securities Exchange Act of 1934. The Nominating Committee operates under a formal charter that governs its duties.

Director Compensation

Non-employee members of our board of directors are paid $2,500 (plus expenses) for each board of directors meeting attended, $2,000 (plus expenses) for each meeting of the audit committee of the board of directors attended, and $1,000 (plus expenses) for each meeting of all other committees of the board of directors attended. In addition, we have adopted a Non-Employee Director Stock Option Plan pursuant to which non-employee directors receive an initial grant of options to purchase 2,857 shares of our common stock upon the effective date of such plan or upon the date of his or her election as a director. Thereafter, non-employee directors will receive options to purchase 1,786 shares of our common stock for each year of service on the board. All such options are granted at fair market value and vest ratably over three years from the date of the grant. During 2005, our directors agreed to an interim reduction in their fees of 25% as part of our overall cost-cutting strategy.

EXECUTIVE COMPENSATION

Cash and Other Compensation

General

Our Chief Executive Officer and the other highest paid executive officers (of which there were two) who were compensated at a rate of more than $100,000 in salary and bonuses during the year ended December 31, 2005 (collectively, the “Named Executive Officers”) are Israeli residents, and thus certain elements of the compensation that we pay them is structured as is customary in Israel.

During 2005, 2004 and 2003, compensation to our Named Executive Officers took several forms:

●	cash salary;

●	bonus, some of which was paid in cash in the year in which it was earned and some of which was accrued in the year in which it was earned but paid in cash in a subsequent year;

●	cashreimbursement for taxes paid by the Named Executive Officer and reimbursed by us in accordance with Israeli tax regulations;

●	accruals (but not cash payments) in respect of contractual termination compensation in excess of the Israeli statutory minimum;

●
accruals (but not cash payments) in respect of pension plans, which consist of a savings plan, life insurance and statutory severance pay benefits, and a continuing education fund (as is customary in Israel);

●	stock options;

●
grants of restricted stock, where the sale of such stock is prohibited for a period of two years and such stock is forfeit to us should the Named Executive Officer’s employment be terminated for cause, as defined in such Executive’s employment agreement (e.g., fraud, reckless or willful misconduct, etc.); and

●	other benefits, primarily consisting of annual statutory holiday pay and redemption of unused vacation days and sick days.

The specific amounts of each form of compensation paid to each Named Executive Officer appear in the summary compensation table and the notes thereto appearing under “Summary Compensation Table,” below.

Summary Compensation Table

The following table, which should be read in conjunction with the explanations provided above, shows the compensation that we paid (or accrued), in connection with services rendered for 2005, 2004 and 2003, to our Named Executive Officers.

SUMMARY COMPENSATION TABLE(1)

		Annual Compensation			Long Term Compensation		All Other Compensation
					Awards
Name and Principal Position	Year	Salary	Bonus	Tax Reimbursement	Restricted Stock Awards (2)	Securities Underlying Options	Changes in Accruals for Sick Days, Vacation Days, and Termination Compensation	Payment to Pension and Education Funds	Others
Robert S. Ehrlich	2005	$275,362	$49,875	$26,340	$0	0(3)	$(51,363)(6)	$45,362	$112,41(5)
Chairman of the Board,	2004	$275,907	$175,000	$29,103	$626,350	3,571	$133,898(6)	$548,477(7)	$19,893
Executive Officer and director	2003	$259,989	$180,000(8)	$27,211	$0	145,357	$80,713(9)	$48,228	$678

Steven Esses	2005	$56,722(10)	$112,000(11)	$22,666	$0	8,204(12)	$228,403(13)	$12,446	$13,607
President, Chief Operating	2004	$65,506(14)	$106,000(15)	$25,273	$221,100	0	$3,759(16)	$12,116	$12,940
Officer and director	2003	$0	$0	$0	$0	73,929	$0	$0	$0

Avihai Shen	2005	$157,013	$0	$7,889	$0	0	$70,479(17)	$23,121	$39,476(18)
Vice President - Finance and	2004	$155,845	$97,000	$6,407	$54,900	1,339	$34,972(19)	$26,889	$476
Chief Financial Officer***	2003	$123,988	$0	$8,653	$0	43,482	$6,471(20)	$23,133	$463

*	Mr. Ehrlich ceased to hold the title of President in December 2005.
**
Mr. Esses became an executive officer in January 2003. His compensation as an officer during 2003 consisted solely of stock options. In December 2005, Mr. Esses became our President; prior thereto, he held the title of Executive Vice President.

***	Mr. Shen ceased to act as our Chief Financial Officer in February 2006, and his employment with us terminated on March 31, 2006.
(1)
We paid the amounts reported for each named executive officer in U.S. dollars and/or New Israeli Shekels (NIS). We have translated amounts paid in NIS into U.S. dollars at the exchange rate of NIS into U.S. dollars at the time of payment or accrual.

(2)
Based on the closing market price of our stock on the Nasdaq Stock Exchange on the date of grant multiplied by the number of shares awarded. As of December 31, 2004, our Named Executive Officers held 45,357 restricted shares. Of these shares, the restrictions on 37,857 shares are scheduled to expire on August 4, 2006, and the restrictions on 7,500 are scheduled to expire on December 8, 2006. The value of the restricted shares held by our Named Executive Officers on December 31, 2004, based on the closing price of our stock on the Nasdaq Stock Exchange on that date. was $902,350.

(3)
During 2005, no new options were granted to Mr. Ehrlich; however, 42,857 of Mr. Ehrlich’s options were repriced in 2005 from an average exercise price of $16.66 to a new exercise price of $5.46. Additionally, 56,012 of Mr. Ehrlich’s options expired or were cancelled during 2005.

(4)
Of this amount, $67,024 represents our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $(51,928) represents the decrease of the accrual for vacation days redeemable by Mr. Ehrlich; $(40,483) represents the decrease of the accrual for sick days redeemable by Mr. Ehrlich; and $(25,976) represents the decrease of our accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel if we were to terminate his employment.

(5)	Of this amount, $61,195 represents payment for redemption of accrued but unused vacation days, and $33,394 represents payment for redemption of accrued but unused sick days.
(6)
Of this amount, $76,766 represents our accrual for severance pay that would be payable to Mr. Ehrlich upon a “change of control” or upon the occurrence of certain other events; $28,603 represents the increase of the accrual for vacation days redeemable by Mr. Ehrlich; and $28,529 represents the increase of our accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel if we were to terminate his employment.

(7)
Of this amount, $500,000 was deposited by us in a Rabbi Trust for Mr. Ehrlich’s benefit. Pursuant to the terms of the Rabbi Trust, funds in the Rabbi Trust continue to be owned by us, and benefit from all gains and bear the risk of all losses resulting from investments of Rabbi Trust funds. See “Employment Contracts - Robert S. Ehrlich,” below.

(8)
We paid Mr. Ehrlich $180,000 during 2004 in satisfaction of his bonus from 2003 to which he was entitled according to his contract. Of this amount, we accrued $99,750 for Mr. Ehrlich in satisfaction of the 2003 bonus to which he was entitled according to his contract; the remainder was the result of the approval in 2004 by the Compensation Committee of a higher bonus for 2003 than Mr. Ehrlich’s contractual minimum.

(9)
Of this amount, $92,075 represents our accrual for severance pay that would be payable to Mr. Ehrlich upon a “change of control” or upon the occurrence of certain other events; $3,451 represents the increase of the accrual for sick leave and vacation days redeemable by Mr. Ehrlich; and $(14,813) represents the decrease of our accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel if we were to terminate his employment.

(10)
Does not include $178,176 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions - Consulting Agreement with Sampen Corporation,” below.

(11)
Includes a $100,000 signing bonus that was paid to Mr. Esses in 2005 and the $12,000 minimum bonus to which Mr. Esses is entitled pursuant to the terms of his employment contract. Does not include $30,720 that we paid as a bonus to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions - Consulting Agreement with Sampen Corporation,” below..

(12)	In addition to the grant of 8,204 new options during 2005, 63,224 of Mr. Esses’s options were repriced in 2005 from an average exercise price of $11.20 to a new exercise price of $5.46.
(13)
Of this amount, $186,707 represents the increase of our accrual for severance pay that would be payable to Mr. Esses if we were to terminate his employment; and $41,369 represents the increase of the accrual for sick leave and vacation days redeemable by Mr. Esses.

(14)
Does not include $208,100 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions - Consulting Agreement with Sampen Corporation,” below.

(15)
Does not include $110,000 that we paid as a bonus to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions - Consulting Agreement with Sampen Corporation,” below.

(16)	Represents the increase of the accrual for vacation days redeemable by Mr. Esses.
(17)
Of this amount, $104,602 represents the increase of our accrual for severance pay that would be payable to Mr. Shen if we were to terminate his employment; $(28,597) represents the decrease of the accrual for sick leave and vacation days redeemable by Mr. Shen; and $(5,526) represents the decrease in our accrual for severance pay that would be payable to Mr. Shen under the laws of the State of Israel if we were to terminate his employment. Mr. Shen left our employ effective March 31, 2006, and these amounts were accordingly paid to him.

(18)	Of this amount, $35,131 represents payment to Mr. Shen for redemption of accrued but unused vacation days.
(19)
Of this amount, $21,568 represents the increase in our accrual for vacation days redeemable by Mr. Shen; and $13,404 represents the increase of our accrual for severance pay that would be payable to Mr. Shen under the laws of the State of Israel if we were to terminate his employment.

(20)
Of this amount, $8,369 represents the increase of the accrual for vacation days redeemable by Mr. Shen; and $(1,628) represents the decrease of our accrual for severance pay that would be payable to Mr. Shen under the laws of the State of Israel if we were to terminate his employment.

Executive Loans

In 1999, 2000 and 2002, we extended certain loans to our Named Executive Officers. These loans are summarized in the following table, and are further described under “Certain Relationships and Related Transactions - Officer Loans,” below.

Name of Borrower	Date of Loan	Original Principal Amount of Loan	Amount Outstanding as of 12/31/05	Terms of Loan
Robert S. Ehrlich	12/28/99	$167,975	$201,570	Ten-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.
Robert S. Ehrlich	02/09/00	$789,991	$692,102	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.
Robert S. Ehrlich	06/10/02	$36,500	$40,343	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased.

Stock Options

The table below sets forth information with respect to stock options granted to the Named Executive Officers for the fiscal year 2005.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options granted to Employees in Fiscal Year	Exercise or Base Price (S/Sh)	Expiration Date	5% ($)	10% ($)
Steven Esses	8,204	6.8%	$5.46	12/29/10	$12,376	$27,348

(1)
The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the executive officer’s continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of the underlying shares of common stock. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of our stock. There can be no assurance that the amounts reflected in this table will be achieved, and unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

The table below sets forth information for the Named Executive Officers with respect to aggregated option exercises during fiscal 2005 and fiscal 2005 year-end option values.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert S. Ehrlich	—	$—	150,000	0	$0	$0
Steven Esses	—	$—	73,929	0	$0	$0
Avihai Shen	—	$—	44,261	0	$0	$0

(1)	Options that are “in-the-money” are options for which the fair market value of the underlying securities on December 31, 2005 ($5.18) exceeds the exercise or base price of the option.

Employment Contracts

Robert S. Ehrlich

Mr. Ehrlich is party to an employment agreement with us executed in May 2005, effective as of January 1, 2005. The term of this employment agreement expires on December 31, 2007, and is extended automatically for additional terms of one year each unless either Mr. Ehrlich or we terminate the agreement sooner.

The employment agreement provides for a base salary of $23,750 per month in 2005, $25,000 per month in 2006, and $26,500 per month in 2007, as adjusted annually for Israeli inflation and devaluation of the Israeli shekel against the U.S. dollar, if any. Additionally, the board may at its discretion raise Mr. Ehrlich’s base salary. Mr. Ehrlich is currently receiving, with his consent, a reduced salary in an effort on our part to cut costs.

The employment agreement provides that we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 35% of Mr. Ehrlich’s annual base salary then in effect, up to a maximum of 90% of his annual base salary then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year.

The employment agreement also contains various benefits customary in Israel for senior executives (please see “Business - Employees,” above), tax and financial planning expenses and an automobile, and contains confidentiality and non-competition covenants. Pursuant to the employment agreement, we granted Mr. Ehrlich demand and “piggyback” registration rights covering shares of our common stock held by him.

We can terminate Mr. Ehrlich’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Ehrlich has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Ehrlich may terminate his agreement for any reason upon 120 days’ notice. Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation, and (unless we have terminated the agreement for Cause or Mr. Ehrlich has terminated the agreement without Good Reason and without giving us 120 days’ notice of termination) bonuses due for the year in which employment is terminated (in an amount of not less than 35% of base salary) and severance pay in the amount of $1,625,400 and bonus at the minimum rate, except that in the event of termination of the agreement following a change of control, the amount payable is doubled. Furthermore, certain benefits will continue and all outstanding options will be fully vested.

Pursuant to the terms of our employment agreement Mr. Ehrlich, funds to secure payment of Mr. Ehrlich’s contractual severance are to be deposited in a Rabbi Trust for his benefit, with payments to the Rabbi Trust to be made pursuant to an agreed-upon schedule. As of December 31, 2005, a total of $454,859 had been deposited in this Rabbi Trust. Pursuant to the terms of the Rabbi Trust, funds in the Rabbi Trust continue to be owned by us, and benefit from all gains and bear the risk of all losses resulting from investments of Rabbi Trust funds.

Steven Esses

Mr. Esses is party to an employment agreement with us executed in May 2005, effective as of January 1, 2005. The term of this employment agreement expires on December 31, 2006, and is extended automatically for additional terms of two years each unless either Mr. Esses or we terminate the agreement sooner.

The employment agreement provides for a base salary of $5,000 per month, as adjusted annually for Israeli inflation and devaluation of the Israeli shekel against the U.S. dollar, if any. Additionally, the board may at its discretion raise Mr. Esses’s base salary.

The employment agreement provides that if the results we actually attain in a given year are at least 90% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 25% of Mr. Esses’s annual base salary then in effect, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year.

The employment agreement also contains various benefits customary in Israel for senior executives (please see “Business - Employees,” above), tax and financial planning expenses and an automobile, and contain confidentiality and non-competition covenants. Pursuant to the employment agreements, we granted Mr. Esses demand and “piggyback” registration rights covering shares of our common stock held by him.

We can terminate Mr. Esses’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Esses has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Esses may retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice. Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation, and (unless we have terminated the agreement for Cause or Mr. Esses has terminated the agreement without Good Reason and without giving us 150 days’ notice of termination) bonuses due for the year in which employment is terminated (in an amount of not less than 20% of base salary) and severance pay in the amount of $330,000, except that in the event of termination of the agreement following a change of control, the amount payable is doubled. Furthermore, certain benefits will continue (for a shorter period, in the event of early retirement) and all outstanding options will be fully vested.

Pursuant to the terms of our employment agreement Mr. Esses, funds to secure payment of Mr. Esses’s contractual severance are to be deposited in a Rabbi Trust for his benefit, with payments to the Rabbi Trust to be made pursuant to an agreed-upon schedule. As of December 31, 2005, no funds had been deposited in this Rabbi Trust. Pursuant to the terms of the Rabbi Trust, funds in the Rabbi Trust continue to be owned by us, and benefit from all gains and bear the risk of all losses resulting from investments of Rabbi Trust funds.

See also “Certain Relationships and Related Transactions - Consulting Agreement with Sampen Corporation,” below.

Thomas J. Paup

Mr. Paup is party to an employment agreement with us dated December 30, 2005. Under the terms of his employment agreement, Mr. Paup is entitled to receive a base salary of $135,000 per annum, and will be eligible for a bonus with a target equal to between 20% and 50% of the base salary. The actual bonus payout shall be determined based upon the Company’s achievement level against financial and performance objectives determined by the Compensation Committee of our Board of Directors.

Other employees have entered into individual employment agreements with us. These agreements govern the basic terms of the individual’s employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company’s right to relocate an employee to a work site farther than sixty kilometers from his or her regular work site, we have retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. All of these agreements also contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee’s tenure with us. Under the terms of these provisions, employees must keep confidential all information regarding our operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left our service. Further, intellectual property created during the course of the employment relationship belongs to us.

A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee’s rights to compete against us or work for an enterprise which competes against us. Such provisions remain in force for a period of two years after the employee has left our service.

Under the laws of Israel, an employee of ours who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month’s salary for each year of service, pro rata for partial years of service. We currently fund this obligation by making monthly payments to approved private provident funds and by its accrual for severance pay in the consolidated financial statements. See Note 2.s. of the Notes to the Consolidated Financial Statements.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors for the 2005 fiscal year consisted of Dr. Jay M. Eastman, Jack E. Rosenfeld and Edward J. Borey. None of the members has served as our officers or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the security ownership, as of June 26, 2006, of those persons owning of record or known by us to own beneficially more than 5% of our common stock and of each of our Named Executive Officers and directors, and the shares of common stock held by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)	Percentage of Total Shares Outstanding(3)
Robert S. Ehrlich	209,466(4)	3.0%
Steven Esses	85,714(5)	1.2%
Avihai Shen**	47,153(6)	*
Thomas J. Paup	3,571(7)	*
Dr. Jay M. Eastman	7,024(8)	*
Jack E. Rosenfeld	7,166(9)	*
Lawrence M. Miller	35,486(10)	*
Edward J. Borey	4,237(11)	*
Prof. Seymour Jones	0	*
All of our directors and executive officers as a group (9 persons)	399,817(12)	5.6%

*	Less than one percent.
**	Mr. Shen ceased to act as our Chief Financial Officer in February 2006, and his employment with us terminated on March 31, 2006.

(1)	The address of each named beneficial owner is in care of Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.
(2)
Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(3)
Based on 8,468,957 shares of common stock outstanding as of June 26, 2006. For purposes of determining beneficial ownership of our common stock, owners of options exercisable within sixty days are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable. The percentage ownership of the outstanding common stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has exercised his options for shares of common stock.

(4)
Consists of 44,154 shares held directly by Mr. Ehrlich, 3,571 shares held by Mr. Ehrlich’s wife (in which shares Mr. Ehrlich disclaims beneficial ownership), 11,527 shares held in Mr. Ehrlich’s pension plan, 214 shares held by children sharing the same household (in which shares Mr. Ehrlich disclaims beneficial ownership), and 150,000 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.

(5)	Consists of 11,785 shares held directly by Mr. Esses and 73,929 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(6)	Consists of 2,892 shares owned directly by Mr. Shen and 44,261 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(7)	Consists of 3,571 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(8)	Consists of 7,024 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(9)	Consists of 142 shares owned directly by Mr. Rosenfeld and 7,024 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(10)
Consists of 851 shares held directly by Mr. Miller, 26,897 shares held by Leon S. Gross and Lawrence M. Miller as co-trustees of the Rose Gross Charitable Foundation, and 7,738 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.

(11)	Consists of 1,142 shares owned directly by Mr. Borey and 3,095 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.
(12)	Includes 296,642 shares issuable upon exercise of options exercisable within 60 days of June 26, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Loans

On December 3, 1999, Robert S. Ehrlich purchased 8,928 shares of our common stock out of our treasury at the closing price of the common stock on December 2, 1999. Payment was rendered by Mr. Ehrlich in the form of non-recourse promissory notes due in 2009 in the amount of $167,975, bearing simple annual interest at a rate of 2%, secured by the shares of common stock purchased and other shares of common stock previously held by him. As of December 31, 2005, the aggregate amount outstanding pursuant to this promissory note was $201,570.

On February 9, 2000, Mr. Ehrlich exercised 9,404 stock options. Mr. Ehrlich paid the exercise price of the stock options and certain taxes that we paid on his behalf by giving us a non-recourse promissory note due in 2025 in the amount of $789,991, bearing annual interest (i) as to $329,163, at 1% over the then-current federal funds rate announced from time to time by the Wall Street Journal, and (ii) as to $460,828, at 4% over the then-current percentage increase in the Israeli consumer price index between the date of the loan and the date of the annual interest calculation, secured by the shares of our common stock acquired through the exercise of the options and certain compensation due to Mr. Ehrlich upon termination. As of December 31, 2005, the aggregate amount outstanding pursuant to this promissory note was $692,102.

On June 10, 2002, Mr. Ehrlich exercised 3,571 stock options. Mr. Ehrlich paid the exercise price of the stock options by giving us a non-recourse promissory note due in 2012 in the amount of $36,500, bearing simple annual interest at a rate equal to the lesser of (i) 5.75%, and (ii) 1% over the then-current federal funds rate announced from time to time, secured by the shares of our common stock acquired through the exercise of the options. As of December 31, 2005, the aggregate amount outstanding pursuant to this promissory note was $40,343.

Director Consulting Agreements

In January 2004, Mr. Edward J. Borey, who became one of our directors in December 2003, entered into a consulting agreement with us pursuant to which he agreed to aid us in identifying potential acquisition candidates in exchange for transaction fees in respect of acquisitions in which he plays a “critical role” (as determined by us in our sole and absolute discretion) in identifying and/or initiating and/or negotiating the transaction in the amount of (i) 1.5% of the value of the transaction up to $10,000,000, plus (ii) 1.0% of the value of the transaction in excess of $10,000,000 and up to $50,000,000, plus (iii) 0.5% of the value of the transaction in excess of $50,000,000. We also agreed to issue to Mr. Borey, at par value, a total of 2,284 shares of our common stock, the value of which is to be deducted from any transaction fees paid. 1,142 of these shares were earned and issued prior to termination of this agreement in August 2004.

Consulting Agreement with Sampen Corporation

We have a consulting agreement with Sampen Corporation that we executed in March 2005, effective as of January 1, 2005. Sampen is a New York corporation owned by members of Steven Esses’s immediate family, and Mr. Esses is an employee of Sampen. The term of this consulting agreement expires on December 31, 2006, and is extended automatically for additional terms of two years each unless either Sampen or we terminate the agreement sooner.

Pursuant to the terms of our agreement with Sampen, Sampen provides one of its employees to us for such employee to serve as our Executive Vice President and Chief Operating Officer. We pay Sampen $12,800 per month, plus an annual bonus, on a sliding scale, in an amount equal to a minimum of 20% of Sampen’s annual base compensation then in effect, up to a maximum of 75% of its annual base compensation then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. We also pay Sampen, to cover the cost of our use of Sampen’s offices as an ancillary New York office and the attendant expenses and insurance costs, an amount equal to 16% of each monthly payment of base compensation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a Form S-1 registration statement that we have filed with the Securities and Exchange Commission relating to the shares of our common stock being offered hereby. This prospectus does not contain all of the information in the Registration Statement and its exhibits. The Registration Statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the common stock. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Website.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at its regional offices, a list of which is available on the Internet at http://www.sec.gov/contact/addresses.htm. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Securities and Exchange Commission. Additionally, you may access our filings with the Securities and Exchange Commission through our website at http://www.arotech.com/compro/index.html. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the Securities and Exchange Commission, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Investor Relations Department
Arotech Corporation
c/o Victor Allgeier
TTC Group
100 Maiden Lane, Suite 921
New York, New York 10038
Telephone number: (646) 290-6400

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus certain of the information we have filed with them, which means that:

●	incorporated documents are considered part of this prospectus; and

●	we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below:

●	the description of our common stock contained in the Registration Statement on Form 8-A, Commission File No. 0-23336, as filed with the Securities and Exchange Commission on February 2, 1994;

●
our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2006, as amended by our Form 10-K/A filed with the Securities and Exchange Commission on June 16, 2006 and our Form 10-K/A filed with the Securities and Exchange Commission on July 24, 2006;

●
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the Securities and Exchange Commission on May 15, 2006, as amended by our Form 10-Q/A filed with the Securities and Exchange Commission on July 24, 2006;

●	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 7, 2006, April 12, 2006, May 18, 2006, June 19, 2006, June 26, 2006 and July 10, 2006; and

●	our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 10, 2006.

4,360,721 Shares
Common Stock

PROSPECTUS

, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Arotech in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$6,085.63
Legal Fees and Expenses	5,000.00
Accounting Fees and Expenses	5,000.00
Printing and Engraving	1,000.00
Miscellaneous	2,914.37
Total:	$20,000.00

Item 14. Indemnification of Directors and Officers

Arotech Corporation is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and By-Laws contain provisions eliminating the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article 10 of the Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Article 11 of the Company’s Certificate of Incorporation provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

The Company also maintains directors’ and officers’ insurance.

For the undertaking with respect to indemnification, see Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

The Company believes that the sale of securities in each of the transactions described below were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. The Company believes that each person to whom securities were sold as described below, at the time of the sale, was an “accredited investor” as defined in Regulation D and/or had such knowledge and experience in financial and business matters that such person was capable of evaluating the merits and risks of the prospective investment. No underwriter participated in any of the transactions described below.

The share amounts and prices below do not give effect to a one-for-fourteen reverse stock split effected in June 2006.

•
Pursuant to the terms of a Securities Purchase Agreement dated September 30, 2003 (the “Purchase Agreement”) by and between Arotech Corporation and six institutional investors (the “Debenture Holders”), we issued and sold to the Debenture Holders (i) an aggregate principal amount of $5,000,000 in 8% secured convertible debentures due September 30, 2006, convertible into shares of our common stock at any time after January 1, 2004 at a conversion price of $1.15 per share, and (ii) three-year warrants to purchase up to an aggregate of 1,250,000 shares of our common stock at any time after January 1, 2004 at an exercise price of $1.4375 per share.

The Debenture Holders also had the right, at their option, at any time prior to September 30, 2006, to purchase up to an additional $6,000,000 in debentures (the “Additional Debentures”) convertible into shares of our common stock at any time after January 1, 2004 at a conversion price of $1.45 per share, and to receive warrants to purchase up to an aggregate of 1,500,000 shares of our common stock at any time after January 1, 2004 (the “Additional Warrants”) at an exercise price of $1.8125 per share. The Debenture Holders exercised this right pursuant to Amendment and Exercise Agreements dated December 10, 2003.

We also granted to the Debenture Holders supplemental warrants to purchase up to an aggregate of 1,038,000 shares of our common stock (the “Supplemental Warrants” and, together with the Additional Warrants, the “Warrants”) at an exercise price of $2.20 per share (the closing price of our common stock on December 10, 2003 was $1.70 per share) and, on December 18, 2003, we issued to the Debenture Holders the Additional Debentures and the Warrants.

•
In September 2003, we increased our holdings in both of our vehicle armoring subsidiaries to 88% of MDT Armor Corporation and 75.5% in MDT Protective Industries Ltd. We acquired the additional stake from AGA Means of Protection and Commerce Ltd. in exchange for the issuance to AGA of 126,000 shares of our common stock.

•
Under the terms of an independent contractor agreement between us and InteSec Group LLC, we pay InteSec a commission in stock of 5% of the military battery sales that InteSec brings to us from U.S. and NATO defense, security and military entities and U.S. defense contractors. Pursuant to the terms of this agreement, in July 2003, we issued 215,294 shares to InteSec.

•
Pursuant to the terms of a Securities Purchase Agreement dated January 7, 2004 (the “SPA”) by and between us and several institutional investors (the “Investors”), we issued and sold to the Investors registered stock off of our effective shelf registration statement at a price of $1.88 per share, and three-year warrants to purchase up to an aggregate of 9,840,426 shares of our common stock at any time beginning six months after closing (the “Warrants”) at an exercise price per share equal to $1.88. The common stock underlying the Warrants was not registered.

•
Under the terms of an independent contractor agreement between us and InteSec Group LLC, we pay InteSec a commission in stock of 5% of the military battery sales that InteSec brings to us from U.S. and NATO defense, security and military entities and U.S. defense contractors. Pursuant to the terms of this agreement, in February 2004, we issued 74,215 shares to InteSec.

•
In November 2000 and May 2001, we issued a total of 916,667 warrants to an investor, which warrants contained certain antidilution provisions: a Series A warrant to purchase 666,667 shares of our common stock at a price of $3.22 per share, and a Series C warrant to purchase 250,000 shares at a price of $3.08 per share. Operation of the antidilution provisions provided that the Series A warrant should be adjusted to be a warrant to purchase 888,764 shares at a price of $2.48 per share, and the Series C warrant should be adjusted to be a warrant to purchase 333,286 shares at a price of $2.31 per share. After negotiations, the investor agreed to exercise its warrants immediately, in exchange for a lowering of the exercise price to $1.45 per share (which was paid in cash), and the issuance of a new six-month Series D warrant to purchase 1,222,050 shares at an exercise price of $2.10 per share. The new Series D warrant does not have similar antidilution provisions.

•	In June 2004, we issued at par value a total of 40,000 shares of our stock to the general manager of one of our subsidiaries, as a special stock bonus.

•
In July 2004, warrants to purchase 8,814,235 shares of common stock, having an aggregate exercise price of $16,494,194, were exercised. In connection with this exercise, we issued to those exercising warrants an aggregate of 8,717,265 new five-year warrants to purchase shares of common stock at an exercise price of $1.38 per share.

•
In October 2004, we granted a total of 430,000 shares of our common stock as stock bonuses to two employees. Under the terms of this grant, the sale or other transfer of these shares is restricted for a period of two years from the date of grant, and such shares automatically return to us if the employee leaves our employ during such two-year period under circumstances that would not entitle the employee to statutory severance under Israeli law (generally, resignation without good cause or dismissal with good cause).

•
In December 2004, we granted a total of 310,000 shares of our common stock as stock bonuses to five employees. Under the terms of this grant, the sale or other transfer of these shares is restricted for a period of two years from the date of grant, and such shares automatically return to us if the employee leaves our employ during such two-year period under circumstances that would not entitle the employee to statutory severance under Israeli law (generally, resignation without good cause or dismissal with good cause).

•
In December 2004, we donated 40,000 shares of our common stock to a charitable organization recognized by the Internal Revenue Service as tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

•
In January 2005, we granted 10,000 shares of our common stock as a stock bonus to an employee. Under the terms of this grant, the sale or other transfer of these shares is restricted for a period of two years from the date of grant, and such shares automatically return to us if the employee leaves our employ during such two-year period under circumstances that would not entitle the employee to statutory severance under Israeli law (generally, resignation without good cause or dismissal with good cause).

•
On May 17, 2005, we issued an aggregate of 8,264,463 shares of our common stock to the two former shareholders (the “Former Shareholders”) of FAAC Incorporated (“FAAC”) as part of the earnout consideration for our purchase of FAAC. Of these shares, 3,479,464 shares were sold by the Former Shareholders. The remaining 4,784,999 shares were returned to us for cancellation in 2005.

•
In June 2005, we granted a total of 50,000 shares of our common stock as stock bonuses to two employees of FAAC. Under the terms of this grant, the sale or other transfer of these shares is restricted, 50% for a period of one year from the date of grant and 50% for a period of two years from the date of grant, and such shares automatically return to us if the employees leave our employ during such restricted periods under certain circumstances (generally, resignation without good cause or dismissal with good cause).

•
In August 2005, pursuant to the terms of agreements between us and Artemis Equity LLC, we issued an aggregate of 425,000 shares of our common stock as part of the fee arrangements in connection with investment banking and financial consulting services that Artemis rendered to us.

•
In August 2005, pursuant to the terms of an agreement between us and RK Equity Advisors, LLC, we issued 9,600 shares of our common stock as part of the fee arrangements in connection with investor relations services that RK Equity rendered to us.

•
Pursuant to the terms of a Securities Purchase Agreement dated September 29, 2005 (the “Purchase Agreement”) by and between Arotech Corporation and five institutional investors (the “Investors”), we issued and sold to the Investors (i) an aggregate of $17.5 million principal amount of senior secured notes (the “Notes”), and (ii) one year warrants (“Warrants”), which are not exercisable for the six month period following closing, to purchase up to 5,250,000 shares of common stock (30% warrant coverage) at an exercise price of $1.10 per share.

•
Pursuant to the terms of our senior secured notes due March 31, 2008 (the “Notes”), we are obligated to repay the principal amount of the Notes over the term of the Notes, with the principal amount being amortized in twelve payments payable at our option in cash and/or by requiring the conversion of a portion of the Notes into shares of our common stock, provided certain conditions are met. In this connection, we elected on December 23, 2005 to make the first payment of $1,458,333.34, which was due on January 31, 2006, by requiring the conversion of a portion of the Notes into shares of our common stock. Pursuant to the terms of the Notes, the price used to determine the number of shares to be issued upon such conversion was calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the installment payment date. This calculation resulted in a volume weighted average price of $0.4199, which after application of the 8% discount resulted in a discounted price of $0.3863 per share (a total of 3,775,134 shares of our common stock after rounding). The Notes further provide that within two trading days after we send notice of an election to convert a portion of the Notes into shares of our common stock, we must issue to the holders of our Notes a number of shares of our common stock equal to the quotient of (x) the amount of the Note being paid in stock, divided by (y) the conversion price of $1.00 per share, rounded up to the nearest whole share of common stock. Accordingly, on December 29, 2005, we issued an aggregate of 1,458,335 shares of our common stock to the holders of the Notes. The remaining shares issuable upon such conversion were required to be issued by the installment payment date of January 31, 2006. Accordingly, on January 31, 2006, we issued an aggregate of 2,316,799 additional shares of our common stock to the holders of the Notes.

•
Pursuant to the terms of our senior secured notes due March 31, 2008 (the “Notes”), we are obligated to repay the principal amount of the Notes over the term of the Notes, with the principal amount being amortized in twelve payments payable at our option in cash and/or by requiring the conversion of a portion of the Notes into shares of our common stock, provided certain conditions are met. In this connection, we elected on March 1, 2006 to make the second payment of $1,458,333.34, which is due on March 31, 2006, by requiring the conversion of a portion of the Notes into shares of our common stock. Pursuant to the terms of the Notes, the price used to determine the number of shares to be issued upon such conversion will be calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the installment payment date. This calculation resulted in a volume weighted average price of $0.44, which after application of the 8% discount resulted in a discounted price of $0.4048 per share (a total of 3,602,604 shares of our common stock after rounding). The Notes further provide that within two trading days after we send notice of an election to convert a portion of the Notes into shares of our common stock, we must issue to the holders of our Notes a number of shares of our common stock equal to the quotient of (x) the amount of the Note being paid in stock, divided by (y) the conversion price of $1.00 per share, rounded up to the nearest whole share of common stock. Accordingly, on March 1, 2005, we issued an aggregate of 1,458,335 shares of our common stock to the holders of the Notes. The remaining shares issuable upon such conversion were required to be issued by the installment payment date of March 31, 2006. Accordingly, on March 31, 2006, we issued an aggregate of 2,144,269 additional shares of our common stock to the holders of the Notes.

•
Pursuant to the terms of Amendment Agreements dated March 27, 2006 and March 28, 2006, we and certain of our existing warrant holders (“Investors”) agreed to amend certain of the Investors’ existing warrants (consisting of 415,200 warrants to purchase common stock at a price of $2.20 per share, 797,872 warrants to purchase common stock at a price of $1.88 per share, 274,748 warrants to purchase common stock at a price of $1.45 per share, 125,000 warrants to purchase common stock at a price of $1.4375 per share, and 2,502,658 warrants to purchase common stock at a price of $1.38 per share - a total of 4,115,478 warrants) to provide for an exercise price equal to $0.40, in exchange for (i) immediate exercise by the Investors of all such warrants, with the exercise price being deposited in a collateral account to secure our obligation to repay its 8% secured convertible debentures due in September 2006, and (ii) the issuance to the Investors of a total of 1,646,192 warrants, expiring on March 31, 2008, with an exercise price equal to $0.594 per share.

•
On April 7, 2006, we and each holder (each, an “Investor” and collectively, the “Investors”) of our Senior Secured Convertible Notes due 2008 (the “Notes”) entered into a Conversion Agreement dated April 7, 2006 (collectively, the “Conversion Agreements”) pursuant to which an aggregate of $6,148,903.60 principal amount of the Notes was converted into 15,372,259 shares of our common stock. The amount converted will eliminate our obligation to make the installment payments under the Notes on each of March 31, 2008, January 31, 2008, November 30, 2007 and September 30, 2007 (aggregating a total of $5,833,333.33). In addition, an additional $315,570.27 as a result of the conversion was applied against part of the installment payment due July 31, 2007. As a result of the conversion, $8,434,429.73 of principal remains outstanding under the Notes. Each Investor also agreed, among other things, to defer the installment payment due on May 31, 2006 to July 31, 2006.

Item 16. Exhibits

Exhibit No.		Description
(1)	3.1	Amended and Restated Certificate of Incorporation
(4)	3.1.1	Amendment to our Amended and Restated Certificate of Incorporation
(13)	3.1.2	Amendment to our Amended and Restated Certificate of Incorporation
(14)	3.1.3	Amendment to our Amended and Restated Certificate of Incorporation
*	3.1.4	Amendment to our Amended and Restated Certificate of Incorporation
(2)	3.2	Amended and Restated By-Laws
(14)	4.1	Specimen Certificate for shares of common stock, $.01 par value
*	5.1	Legal Opinion of Lowenstein Sandler PC
†(1)	10.1.1	Form of Management Employment Agreements
†**(1)	10.1.2	General Employee Agreements
**(1)	10.2	Office of Chief Scientist documents
(2)	10.2.1	Letter from the Office of Chief Scientist to us dated January 4, 1995
(20)	10.3	Promissory Note dated December 3, 1999, from Robert S. Ehrlich to us
(20)	10.4	Promissory Note dated February 9, 2000, from Robert S. Ehrlich to us
(20)	10.5	Promissory Note dated January 12, 2001, from Robert S. Ehrlich to us
(3)	10.6	Form of Common Stock Purchase Warrant dated May 8, 2001
(4)	10.7	Securities Purchase Agreement dated December 31, 2002 between us and the Investors
(4)	10.8	Form of 9% Secured Convertible Debenture due June 30, 2005
(4)	10.9	Form of Warrant dated December 31, 2002
(4)	10.10	Form of Security Agreement dated December 31, 2002
(4)	10.11	Form of Intellectual Property Security Agreement dated December 31, 2002

Exhibit No.		Description
†(5)	10.12	Settlement Agreement and Release between us and Yehuda Harats dated December 31, 2002
(5)	10.13	Commercial lease agreement between Commerce Square Associates L.L.C. and I.E.S. Electronics Industries U.S.A., Inc. dated September 24, 1997
(5)	10.14	Amendment to Commercial lease agreement between Commerce Square Associates L.L.C. and I.E.S. Electronics Industries U.S.A., Inc. dated as of May 1, 2000
(5)	10.15	Agreement of Lease dated December 6, 2000 between Janet Nissim et al. and M.D.T. Protection (2000) Ltd. [English summary of Hebrew original]
(5)	10.16	Agreement of Lease dated August 22, 2001 between Aviod Building and Earthworks Company Ltd. et al. and M.D.T. Protective Industries Ltd. [English summary of Hebrew original]
(6)	10.17	Securities Purchase Agreement dated September 30, 2003 between us and the Investors named therein
(19)	10.17.1	Amendment Agreement dated February 15, 2006 between us and Smithfield Fiduciary LLC
(21)	10.17.2	Amendment Agreement dated March 27/28, 2006 between us and the Investors named therein
(6)	10.18	Form of 8% Secured Convertible Debenture due September 30, 2006
(6)	10.19	Form of Warrant dated September 30, 2003
(6)	10.20	Form of Security Agreement dated September 30, 2003
(6)	10.21	Form of Intellectual Property Security Agreement dated September 30, 2003
(7)	10.22	Form of Amendment and Exercise Agreement dated December 10, 2003
(7)	10.23	Form of Supplemental Warrant dated December 18, 2003
(8)	10.24	Stock Purchase and Sale Agreement dated January 7, 2004 between us and the shareholders of FAAC Incorporated
(8)	10.25	Securities Purchase Agreement dated January 7, 2004 between us and the Investors named therein
(8)	10.26	Registration Rights Agreement dated January 7, 2004 between us and the Investors named therein
(8)	10.27	Form of Warrant dated January __, 2004
(9)	10.28	Share Purchase Agreement dated January __, 2004 between us and the shareholders of Epsilor Electronics Industries, Ltd.
(9)	10.29	Management Agreement dated January __, 2004 among us, Office Line Ltd. and Hezy Aspis
**(10)	10.30	Settlement Agreement between us and I.E.S. Electronics Industries, Ltd. dated February 4, 2004
†(11)	10.31	Consulting agreement dated January 1, 2004 between us and Edward J. Borey
(11)	10.32	Promissory Note dated July 1, 2002 from Robert S. Ehrlich to us
(11)	10.33	Lease dated April 8, 1997, between AMR Holdings, L.L.C. and FAAC Incorporated
(11)	10.34	Lease dated as of March 22, 2004 between us and Fisk Building Associates L.L.C.
(12)	10.35	Stock Purchase Agreement dated as of July 15, 2004 between us and Armour of America, Incorporated and its sole shareholder
(13)	10.36	Securities Purchase Agreement dated as of July 15, 2004, by and among us and various investors
†(14)	10.37	Consulting Agreement, effective as of January 1, 2005, between us and Sampen Corporation
†(15)	10.38	Third Amended and Restated Employment Agreement, effective as of January 1, 2005 between us, EFL and Robert S. Ehrlich
†(15)	10.39	Employment Agreement, effective as of January 1, 2005 between EFL and Steven Esses
(16)	10.40	Stock Purchase Agreement dated as of May 17, 2005, by and among us and various purchasers
(17)	10.41	Securities Purchase Agreement dated September 29, 2005 between us and the Investors named therein
(17)	10.42	Form of Senior Secured Convertible Note due March 31, 2008
(17)	10.43	Form of Warrant dated September 29, 2005
(17)	10.44	Form of Security Agreement dated September 29, 2005
(17)	10.45	Form of Intellectual Property Security Agreement dated September 29, 2005
†(18)	10.46	Employment Agreement between the Company and Thomas J. Paup dated December 30, 2005

Exhibit No.		Description
†(18)	10.47	Separation Agreement and Release of Claims among the Company, EFL and Avihai Shen dated January 5, 2006
(19)	10.48	Form of Warrant dated February 15, 2006
(20)	10.49	Lease dated February 10, 2006 between Arbor Development Company LLC and FAAC Incorporated
(21)	10.50	Form of Warrant dated March 28/29, 2006
(22)	10.51	Conversion Agreement dated April 7, 2006 between us and the Investors named therein
(14)	21.1	List of Subsidiaries of the Registrant
*	23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global
*	23.2	Consent of Stark Winter Schenkein & Co., LLP
*	23.3	Consent of Lowenstein Sandler PC (contained in the opinion filed as Exhibit 5.1)
*	24.1	Power of Attorney (included as part of the signature page filed herewith)

*	Filed herewith
**	English translation or summary from original Hebrew
†	Includes management contracts and compensation plans and arrangements
(1)	Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 33-73256), which became effective on February 23, 1994
(2)	Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 33-97944), which became effective on February 5, 1996
(3)	Incorporated by reference to our Current Report on Form 8-K filed May 7, 2001 (EDGAR Film No. 1623989)
(4)	Incorporated by reference to our Current Report on Form 8-K filed January 6, 2003
(5)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002
(6)	Incorporated by reference to our Current Report on Form 8-K filed October 3, 2003
(7)	Incorporated by reference to our Current Report on Form 8-K filed December 23, 2003
(8)	Incorporated by reference to our Current Report on Form 8-K filed January 9, 2004
(9)	Incorporated by reference to our Current Report on Form 8-K filed February 4, 2004
(10)	Incorporated by reference to our Current Report on Form 8-K filed February 5, 2004
(11)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2003
(12)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004
(13)	Incorporated by reference to our Current Report on Form 8-K filed July 15, 2004
(15)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004
(16)	Incorporated by reference to our Current Report on Form 8-K filed May 17, 2005
(17)	Incorporated by reference to our Current Report on Form 8-K filed September 30, 2005
(18)	Incorporated by reference to our Current Report on Form 8-K filed January 5, 2006
(19)	Incorporated by reference to our Current Report on Form 8-K filed February 16, 2006
(20)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2005
(21)	Incorporated by reference to our Current Report on Form 8-K filed March 30, 2006
(22)	Incorporated by reference to our Current Report on Form 8-K filed April 7, 2006

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 24th day of July, 2006.

AROTECH CORPORATION

By:	/s/ Robert S. Ehrlich
Name: Robert S. Ehrlich
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Ehrlich	Chairman, Chief Executive Officer and Director	July 24, 2006
Robert S. Ehrlich	(Principal Executive Officer)

*	Vice President - Finance and Chief Financial Officer	July 24, 2006
Thomas J. Paup	(Principal Financial Officer)

*	Controller	July 24, 2006
Danny Waldner	(Principal Accounting Officer)

*	President, Chief Operating Officer and Director	July 24, 2006
Steven Esses

Dr. Jay M. Eastman	Director	July _, 2006

*	Director	July 24, 2006
Lawrence M. Miller

*	Director	July 24, 2006
Jack E. Rosenfeld

Edward J. Borey	Director	July _, 2006

*	Director	July 24, 2006
Seymour Jones

 *
By:	/s/ Robert S. Ehrlich	July 24, 2006
Robert S. Ehrlich, Attorney-In-Fact